   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1996
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             SUIZA FOODS CORPORATION
             (Exact name of registrant as specified in its charter)

        DELAWARE                          2026                  75-2559681
(State or other jurisdiction       (Primary Standard         (I.R.S. Employer
    of incorporation or        Industrial Classification    Identification No.)
       organization)                  Code Number)


                             3811 TURTLE CREEK BLVD.
                                   SUITE 1300
                               DALLAS, TEXAS 75219
                                 (214) 528-0939
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  GREGG L. ENGLES                             COPIES TO:
 CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER       WILLIAM A. MCCORMACK
              3811 TURTLE CREEK BLVD.                       JON L. MOSLE
                     SUITE 1300                          HUGHES & LUCE, L.L.P.
                DALLAS, TEXAS 75219                        1717 MAIN STREET
                  (214) 528-0939                              SUITE 2800
 (Name, address, including zip code, and telephone        DALLAS, TEXAS 75201
 number, including area code, of agent for service)          (214) 939-5500


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             -------------------

                       CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS         AMOUNT          PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
       OF SECURITIES            TO BE            OFFERING PRICE            AGGREGATE         REGISTRATION
     TO BE REGISTERED         REGISTERED          PER SHARE(1)         OFFERING PRICE(1)          FEE
-----------------------------------------------------------------------------------------------------------
      Common Stock,
      $.01 par value           625,000                17.75               $11,093,750          $3825.43
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low price paid per share of Common Stock, as reported on the Nasdaq National Market on Wednesday, September 25, 1996, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUIZA FOODS CORPORATION

                              CROSS REFERENCE SHEET


            ITEM OF FORM S-1                 PROSPECTUS CAPTION OR LOCATION
            ----------------                 ------------------------------
 1. Forepart of the Registration
    Statement and Outside Front Cover
    Page of Prospectus  . . . . . . . .   Forepart of the Registration
                                          Statement and Outside Front Cover
                                          Page of the Prospectus

 2. Inside Front and Outside Back Cover
    Pages of Prospectus . . . . . . . .   Inside Front and Outside Back Cover
                                          Pages of the Prospectus; Additional
                                          Information

 3. Summary Information, Risk Factors .   Prospectus Summary; Risk Factors
 4. Use of Proceeds . . . . . . . . . .   Not Applicable
 5. Determination of Offering Price . .   Not Applicable
 6. Dilution  . . . . . . . . . . . . .   Not Applicable
 7. Selling Security Holders  . . . . .   Principal and Selling Stockholders
 8. Plan of Distribution  . . . . . . .   Outside Front Cover Page of the
                                          Prospectus
 9. Description of Securities to be
    Registered  . . . . . . . . . . . .   Description of Capital Stock
10. Interests of Named Experts and
    Counsel . . . . . . . . . . . . . .   Not Applicable
11. Information with Respect to the
    Registrant  . . . . . . . . . . . .   Outside Front Cover Page; Prospectus
                                          Summary; Risk Factors; Price Range
                                          of  Common Stock; Dividend Policy;
                                          Unaudited Pro Forma Consolidated
                                          Financial Data; Selected
                                          Consolidated Financial Data;
                                          Selected Pre-Acquisition Historical
                                          Financial Data; Management's
                                          Discussion and Analysis of Financial
                                          Condition and Results of Operations;
                                          Business; Management; Certain
                                          Relationships and Related
                                          Transactions; Principal and Selling
                                          Stockholders; Description of Capital
                                          Stock; Shares Eligible for Future
                                          Sale; Consolidated Financial
                                          Statements of Suiza Foods
                                          Corporation; Condensed Consolidated
                                          Financial Statements of Suiza Foods
                                          Corporation; Combined Financial
                                          Statements of Pre-Acquisition
                                          Suiza-Puerto Rico; Financial
                                          Statements of Pre-Acquisition Velda
                                          Farms; Consolidated Financial
                                          Statements of Garrido; Financial
                                          Statements of Swiss Dairy
12. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities . . . . . . . . . . . .   Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED             , 1996

PROSPECTUS


                                 625,000 Shares


                                  SUIZA FOODS


                                  Common Stock


                              --------------------

     All of the 625,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Offering") are being sold by a stockholder of Suiza Foods Corporation ("Suiza Foods" or the "Company"). See "Principal and Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares offered hereby.

     The Common Stock is traded on the Nasdaq National Market under the symbol "SWZA". On September 25, 1996, the closing sale price of the Common Stock on the Nasdaq National Market was $17.75 per share. See "Price Range of Common Stock".

     ANY INVESTMENT IN THE SECURITIES OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                              --------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              --------------------








                                               , 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of reports, registration statements, proxy and information statements filed electronically by the Company and other information regarding the Company can be obtained from the Commission's address on the world-wide web:
"http://www.sec.gov".

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in said Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by and subject to such reference in all respects.

                               PROSPECTUS SUMMARY

     AS USED IN THIS PROSPECTUS, EXCEPT AS OTHERWISE STATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "SUIZA FOODS" AND THE "COMPANY" REFER
TO SUIZA FOODS CORPORATION AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS AND
THE HISTORICAL OPERATIONS AND ACTIVITIES OF CERTAIN ENTITIES (THE "COMBINED ENTITIES") THAT BECAME SUBSIDIARIES OF THE COMPANY IN MARCH 1995 PURSUANT TO
A CORPORATE COMBINATION ACCOUNTED FOR AS A POOLING OF INTERESTS (THE "COMBINATION"). SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS --HISTORIC RELATIONSHIPS AND RELATED TRANSACTIONS -- THE COMBINATION". THE COMPANY'S OPERATING SUBSIDIARIES ARE REFERRED TO INDIVIDUALLY HEREIN AS "SUIZA-PUERTO RICO", "SWISS DAIRY", "VELDA FARMS" AND "REDDY ICE". UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE COMBINATION AND TO A 69-FOR-1 COMMON STOCK SPLIT THAT WAS EFFECTED ON FEBRUARY 29, 1996. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE HEREIN.

                                   THE COMPANY

     Suiza Foods is a leading manufacturer and distributor of fresh milk products, refrigerated ready-to-serve fruit drinks and coffee in Puerto Rico, fresh milk and related dairy products in California and Florida, and packaged ice in Florida and the southwestern United States. The Company has grown primarily through strategic and consolidating acquisitions. Through these acquisitions, the Company has realized regional economies of scale and operating efficiencies by consolidating manufacturing, distribution and/or purchasing and administrative operations in each of its core businesses. The Company conducts its dairy operations primarily through Suiza-Puerto Rico, Swiss Dairy and Velda Farms and its ice operations through Reddy Ice. Each of these subsidiaries is a strong regional competitor with an established reputation for customer service and product quality. These subsidiaries market their products through extensive distribution networks to a diverse group of customers, including convenience stores, grocery stores, schools and institutional food service customers.

     Through its Suiza-Puerto Rico subsidiary, the Company manufactures and distributes approximately 66% of the fresh milk sold in Puerto Rico and manufactures and markets a line of refrigerated ready-to-serve fruit drinks under its Suiza Fruit-TM- name, a leading brand in Puerto Rico. The Company is the largest of two fresh milk processors in Puerto Rico and distributes its products to grocery stores, retail outlets and schools, and also distributes third party brand name ice cream and other refrigerated and frozen foods principally to medium-sized and large grocery stores. In June 1994, the Company acquired Mayaguez Dairy, Inc. ("Mayaguez Dairy"), formerly the third largest dairy manufacturer and distributor in Puerto Rico. Since that acquisition, the Company has consolidated Mayaguez Dairy's production into its existing Puerto Rico facilities and has eliminated the fixed costs of Mayaguez Dairy's former manufacturing facility and duplicative administrative expenses. In July 1996, the Company acquired Garrido y Compania, Inc. ("Garrido"), a Puerto Rico processor and distributor of coffee and coffee related products. Garrido is also the largest provider of in-room gourmet coffee service in Puerto Rico, serving a majority of the hotels located in Puerto Rico. The acquisition of Garrido extends the Company's branded product line and management believes that it will be able to improve Garrido's operations by leveraging its existing distribution and administrative systems in Puerto Rico. Management also believes that Garrido's premium coffee export business offers additional opportunities for growth.

     Through Swiss Dairy, which was acquired by the Company in September 1996, the Company manufactures and distributes fresh milk and certain related products in Southern California and Nevada. Swiss Dairy's strategy is to focus its efforts on manufacturing and distributing a limited product line to high volume retailers, including grocery and club stores, which allows it to improve efficiencies and reduce costs. Swiss Dairy's manufacturing operation is conducted from a single facility located in Riverside, California.

     Through Velda Farms, the Company manufactures and distributes fresh milk, ice cream and related products throughout peninsular Florida under its own brand names and under brands licensed from third parties. The Company serves approximately 10,000 customers and focuses its distribution efforts on food service accounts, convenience stores, club stores and schools. Approximately one-half of the Company's net sales in Florida are to food service accounts, such as cruise ships, theme parks, hotels, restaurants and healthcare facilities. Management believes that the Company's long-standing client relationships, focus on service-intensive accounts and extensive distribution network provide it with a competitive advantage. In November 1994, the Company acquired the Florida Division of Flav-O-Rich, Inc., a subsidiary of Mid-America Dairymen, Inc. ("Flav-O-Rich"). Located in St. Petersburg, Florida, Flav-O-Rich manufactured and distributed fresh dairy products in peninsular Florida. Since the acquisition, the Company has re-allocated production among its Florida facilities, consolidated Flav-O-Rich's distribution operations with its own and reduced Flav-O-Rich's personnel expenses. In January 1996, the Company acquired Skinners' Dairy, Inc. ("Skinners'") in Jacksonville, Florida. Skinners' manufactured and distributed fresh dairy products in peninsular Florida, primarily in the Jacksonville area. Since the acquisition, the Company has closed the Skinners' manufacturing plant, transferred Skinners' volume to the Company's Winter Haven facility, consolidated Skinners' distribution with its own and reduced Skinners' personnel expenses.

     The Company manufactures and distributes ice products for retail, commercial and industrial uses through its Reddy Ice subsidiary. The Company currently manufactures ice at 21 facilities and serves approximately 20,000 retail locations in Texas, Florida, Arizona, New Mexico, Nevada, Oklahoma and Utah. Since May 1988, the Company has acquired 27 ice manufacturing or distribution operations, including 14 acquired since January 1, 1995. Management believes that the Company is one of the largest manufacturers and distributors of packaged ice in the United States and that it has significant market share in each of the markets in which it operates.

     In April 1996, the Company completed an initial public offering of 3,795,000 shares of Common Stock at a price of $14.00 per share (the "IPO"). The net proceeds to the Company from the IPO were approximately $49.5 million, after deducting underwriting discounts and commissions and offering expenses. The Company used the net proceeds from the IPO to repay a portion of its outstanding senior and subordinated indebtedness.

     On August 7, 1996, the Company completed a private placement of 625,000 shares of Common Stock to T. Rowe Price Small-Cap Value Fund ("T. Rowe Price" or the "Selling Stockholder") for net proceeds of approximately $9.5 million. The Company utilized the proceeds from this private placement to retire outstanding indebtedness under the revolving credit portion of its Senior Credit Facility (as defined herein). All of the shares of Common Stock sold to T. Rowe Price are offered for sale to the public by the Selling Stockholder in this Offering.

     The Company was formed to become a holding company for Suiza-Puerto Rico, Velda Farms and Reddy Ice pursuant to the Combination. In the Combination, which was completed on March 31, 1995, all of the equity interests in the Combined Entities were converted into shares of Common Stock, or options to acquire shares of Common Stock, in a transaction accounted for as a pooling of interests. See "Certain Relationships and Related Transactions -- Historic Relationships and Related Transactions -- The Combination". The Company is a Delaware corporation with its principal offices located at 3811 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219 (telephone number 214-528-0939).

                                BUSINESS STRATEGY

     The Company's strategy is to continue to expand its dairy and ice operations primarily through consolidating acquisitions within its existing markets and through strategic acquisitions in new geographic markets. Management believes that the Company can continue to realize economies of scale and efficiencies from acquisitions through better utilization of production facilities, establishment of shorter and more dense distribution routes, consolidation of acquired brand names and more efficient human resource allocation. The Company has implemented its consolidation and acquisition strategy through the acquisition and integration of Mayaguez
Dairy into Suiza-Puerto Rico, Flav-O-Rich and Skinners' into Velda Farms and a number of ice companies into Reddy Ice and through the acquisitions of Garrido and Swiss Dairy. Management believes that both the dairy and ice industries will continue to provide strategic acquisition and consolidation opportunities. The Company will also seek to expand its existing operations by adding new customers, extending its product lines and securing distribution rights for additional branded product lines.

                SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT SHARE DATA)

     The following summary consolidated financial data for the three years ended December 31, 1995 has been derived from the audited consolidated financial statements of the Company. The summary consolidated financial data for the six-month periods ended June 30, 1995 and 1996 were derived from the unaudited financial statements of the Company, and include, in management's opinion, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the results for such periods. The summary financial data do not purport to indicate results of operations as of any future date or for any future period. Effective with the Combination, the Company became the holding company for the operations of Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Combination was accounted for using the pooling of interests method of accounting. Results of operations of Suiza-Puerto Rico and Velda Farms are included from the dates such operations were acquired in purchase business combinations (December 16, 1993 and April 10, 1994, respectively). The pro forma financial data give effect to the Swiss Dairy and Garrido acquisitions as if such transactions had been consummated as of January 1, 1995. The pro forma balance sheet data give effect to the Swiss Dairy and Garrido acquisitions as if such transactions had occurred as of June 30, 1996. See "Unaudited Pro Forma Financial Data".

                                                    YEAR ENDED DECEMBER 31,           UNAUDITED SIX MONTHS ENDED JUNE 30,
                                       ---------------------------------------------- --------------------------------------
                                                                            UNAUDITED
                                                                            PRO FORMA                              PRO FORMA
                                          1993         1994        1995        1995          1995         1996        1996
                                       ----------  ----------  ----------  ----------    ----------   ----------   ----------
OPERATING DATA :
  Net sales .........................  $   51,675  $  341,108  $  430,466  $  583,339    $  214,905   $  225,307   $  288,363
  Gross profit ......................      31,263     100,640     117,833     142,540        57,253       59,390       70,706
  Operating income ..................       8,702      25,760      30,564      40,030        13,642       14,943       19,058
  Interest expense, net .............       7,697      19,279      19,921      25,401        10,437        8,488       10,978
  Income (loss) before extraordinary
    loss ............................       1,420       4,245      (1,576)      1,661        (7,557)       4,936        6,104
  Net income (loss) (1) .............       1,420       4,048     (10,038)      1,661       (16,019)       2,721        6,104
  Weighted average shares
    outstanding .....................   2,487,174   6,156,387   6,109,398   7,407,907     5,905,000    8,455,332    9,080,332
  Earnings (loss) per share:
  Income (loss) before extraordinary
    loss ............................  $      .57  $      .69  $     (.26) $      .22    $    (1.28)  $      .58   $      .67
Extraordinary loss ..................          --        (.03)      (1.38)         --         (1.43)        (.26)          --
                                       ----------  ----------  ----------  ----------    ----------   ----------   ----------
Net income (loss) (1) ...............  $      .57  $      .66  $    (1.64) $      .22    $    (2.71)  $      .32   $      .67
                                       ----------  ----------  ----------  ----------    ----------   ----------   ----------
                                       ----------  ----------  ----------  ----------    ----------   ----------   ----------

                                                                                                     AS OF JUNE 30, 1996
                                                                                                --------------------------
                                                                                                  ACTUAL         PRO FORMA
                                                                                                ------------   -----------
                                                                                                         (UNAUDITED)
BALANCE SHEET DATA:
  Working capital (2) ........................................................................   $  9,748        $ 23,637
  Total assets ...............................................................................    237,973         333,841
  Total debt .................................................................................    143,890         223,646
  Total stockholders' equity .................................................................     60,789          70,289

----------------
(1) Net income and the related per share amounts for 1994 reflect $1,857 ($1,799 net of associated income taxes) of nonrecurring and extraordinary charges consisting of $1,660 in nonrecurring costs related to the Combination and an uncompleted public offering of Common Stock and $197 of extraordinary losses from the early extinguishment of debt. Net loss and the related per share amounts for 1995 reflect $18,700 ($18,016 net of associated income taxes) of nonrecurring and extraordinary charges consisting of $8,838 in nonrecurring costs related to the Combination, $1,400 in nonrecurring costs related to an uncompleted debt offering and uncompleted acquisitions and $8,462 in extraordinary losses from the early extinguishment of debt.
(2)  Working capital means total current assets minus total current liabilities.

                                  RISK FACTORS

     ANY INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY AND SHOULD CONSIDER, AMONG OTHER THINGS, THE RISKS AND THE SPECULATIVE FACTORS INHERENT IN AND AFFECTING THE COMPANY'S BUSINESS DESCRIBED BELOW AND THROUGHOUT THIS PROSPECTUS.

POTENTIAL LIMITATIONS ON EXPANSION

     The Company intends to grow principally through acquisitions of dairy and ice operations or other food related businesses. The Company will evaluate specific acquisition opportunities based on market conditions and economic factors existing at the time and intends to pursue favorable opportunities as they arise. There can be no assurance that the Company will find suitable acquisition candidates or succeed in integrating any acquired business into the Company's existing business or in retaining key customers of acquired businesses. There can also be no assurance that the Company will have sufficient available capital resources to realize its acquisition strategy. See " --Substantial Indebtedness", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Business Strategy".

COMPETITION

     The Company's dairy and ice businesses are subject to significant competition from regional dairy operations and large national food service distributors that operate in the Company's markets. Competition in the dairy processing, fruit drink and food distribution businesses is based primarily on service, price, brand recognition, quality and breadth of product line. Many of the Company's competitors are larger, better capitalized and have greater financial, operational and marketing resources than the Company. See
"Business -- Competition -- Dairy".

     The dairy industry has excess capacity and has been in the process of consolidation for many years. Excess capacity has resulted from the development of more efficient manufacturing techniques, the establishment of captive dairy manufacturing operations by large grocery retailers and relatively little growth in the demand for fresh milk products. The increased use of captive dairy manufacturing operations by the Company's customers could have an adverse effect on the Company's operations. See "Business -- Industry Overview -- Dairy".

     The packaged ice business is also highly competitive. The Company faces a number of competitors in the packaged ice business, including smaller independent ice manufacturers, convenience and grocery retailers that operate captive commercial ice plants and retailers that manufacture and package ice at store locations. Competition exists primarily on a regional basis, with service, price and quality as the principal competitive factors. A significant increase in the utilization of captive commercial ice plants or on-site manufacturing by operators of large retail chains served by the Company could have an adverse effect on the Company's operations. See "Business -- Competition -- Ice".

SUBSTANTIAL INDEBTEDNESS

     On June 30, 1996, the Company's total indebtedness and long-term debt (excluding current portion) were $143.9 million and $134.3 million, respectively. The Company's long-term debt (excluding current portion) represented 68.8% of the Company's total capitalization at June 30, 1996. On a pro forma basis after giving effect to the borrowings to fund the acquisitions of Garrido and Swiss Dairy and the repayment of outstanding indebtedness from the net proceeds of the private placement of Common Stock to the Selling Stockholder as if each such transaction had occurred on June 30, 1996, the Company would have had total indebtedness and long-term indebtedness (excluding current portion) of $223.6 million and $213.1 million, respectively. The Company's Senior Credit Facility, Subordinated Notes and related debt service obligations (i) limit the Company's ability to obtain additional financing in the future; (ii) require the Company to dedicate a significant portion of the Company's cash flow to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) limit the Company's flexibility in planning for, or reacting to, changes in its business and market conditions; and (iv) impose additional financial and operational restrictions on the Company, including restrictions on dividends.

     The Company's ability to make scheduled payments on its indebtedness depends on its financial and operating performance, which is subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond the Company's control. The Company has pledged substantially all its assets, including the stock of its operating subsidiaries (except for 35% of the capital stock of Garrido), to secure the Company's indebtedness under the Senior Credit Facility. The failure of the Company to comply with the financial and other restrictive covenants under the Senior Credit Facility or Subordinated Notes may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.
The Company has entered into various interest rate agreements to reduce its exposure to interest rate fluctuations under the Senior Credit Facility. These agreements have the effect of fixing the Company's interest rate with respect to a portion of its indebtedness under the Senior Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

GOVERNMENT REGULATION; RAW MATERIAL COSTS

     The supply and price of milk in Puerto Rico are regulated under Puerto Rico
law.   The government of Puerto Rico establishes an industry-wide production ceiling and sets the prices that may be charged for milk at the dairy farm level and the maximum prices that may be charged at the processor and retail levels. These prices are reviewed on an annual basis and remain fixed unless changed by the government. The price controls in Puerto Rico make the Company vulnerable to increases in the costs of manufacturing, packaging and distributing its products. There can be no assurance that the Company's operating results will not be adversely affected by price levels set by the government. See
"Business -- Raw Materials and Supply -- Dairy" and "Business -- Government Regulation -- Puerto Rico Milk Industry Regulation".

     The price of raw milk in the mainland United States fluctuates based on supply and demand, with minimum support prices established monthly on a regional basis by federal and/or state government agencies. Congress has recently passed legislation to phase out support prices over a specified period. There can be no assurance that a material increase in milk prices in the mainland United States will not occur or that any such increase would not reduce the profitability of the Company's operations. See "Business -- Raw Materials and Supply -- Dairy" and "Business -- Government Regulation -- U.S. Dairy Support Program".

     The Company's operations are also subject to other federal, Puerto Rico, state and local governmental regulation. See "Business -- Government Regulation".

SEASONALITY OF ICE BUSINESS

     The Company's ice business is seasonal, with its highest sales occurring during the second and third calendar quarters. Over the past two calendar years, the Company has recorded an average of approximately 69% of its annual net sales of ice during these two quarters. Because the Company's results of operations for its ice business depend significantly on sales during its peak season, adverse weather during this season (such as an unusually mild or rainy period) could have a disproportionate impact on the Company's results of operations for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality".

DEPENDENCE ON KEY PERSONNEL

     The future success of the Company's business operations is dependent in part on the efforts and skills of certain key members of management. These persons include Gregg L. Engles, Chairman and Chief Executive Officer of the Company; Cletes O. Beshears, President of the Company; and William P. Brick, Chief Operating Officer of the Company. The loss of any of these persons could have an adverse effect on the Company. The Company has entered into employment agreements with each of Messrs. Engles and C.O. Beshears which extend until March 31, 1999 and which include certain compensation arrangements and non-compete provisions. The Company has not obtained key man life insurance with respect to any of its key members of management. See "Management -- Executive Compensation -- Employment Agreements and Other Arrangements".

LIMITATIONS ON FAVORABLE TAX TREATMENT

     Under Section 936 of the Internal Revenue Code of 1986, as amended, a portion of the Company's income derived from its dairy, fruit drink and plastic bottle operations in Puerto Rico qualifies for a tax credit that has the effect of reducing or eliminating United States income taxes on income derived from these operations. In the Revenue Reconciliation Act of 1993, the United States Congress imposed certain limitations on the availability of the Section 936 credit. In August 1996, Congress passed the Small Business Job Protection Act of 1996 which contains further restrictions on the availability of Section 936 credits and eliminates Section 936 altogether by December 31, 2005. These limitations, combined with certain other provisions in the tax code that govern the allocation among affiliated corporations of credits derived under
Section 936, may limit the amount of the tax credit available to the Company prior to the expiration of Section 936. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Tax Benefits".

CONTROL OF THE COMPANY

     As of August 31, 1996 the Company's executive officers and directors and their affiliates and related parties who are existing stockholders beneficially owned 34.0% of the outstanding shares of Common Stock. The Company's executive officers and directors acting in concert can influence the business, policies and affairs of the Company and may, together with their affiliates and related parties, be able to block approval of any proposed merger, combination or sale of substantially all the Company's assets. Such ownership may also make a tender offer or proxy contest involving the Company less likely. See "Principal and Selling Stockholders" and "Description of Capital Stock -- Certain Provisions Relating to Changes in Control".

ANTITAKEOVER PROVISIONS

     The Company's charter and bylaws contain provisions that may delay, defer or prevent a change in control of the Company. Among other things, these provisions: (i) authorize the Board of Directors to issue preferred stock in series with the terms of each series to be fixed by the Board of Directors;
(ii) divide the Board of Directors into three classes so that only approximately one-third of the total number of directors will be elected each year;
(iii) permit directors to be removed only for cause; and (iv) specify advance notice requirements for stockholder proposals and director nominations. See "Description of Capital Stock -- Certain Provisions Relating to Changes in Control".

SHARES ELIGIBLE FOR FUTURE SALE

     As of August 31, 1996, the Company had 10,739,729 shares of Common Stock outstanding. Of these shares, the 3,795,000 shares sold in the IPO are, and the 625,000 shares offered hereby will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares purchased by affiliates of the Company. Of the remaining shares, 6,313,479 shares, which were issued in the Combination, and 6,250 shares of restricted stock, which were issued under the Company's Option and Restricted Stock Plan (as defined herein), will be eligible for sale in the public market upon expiration of the applicable holding periods, or sooner if registered under the Securities Act.

     The stockholders who received Common Stock in the Combination have three demand registration rights and unlimited incidental (or piggyback) registration rights, subject to certain limitations and conditions relating to the timing and size of the registrations and similar matters. The first two demand registration rights will be exercisable commencing six months and expiring three years and three months after completion of the IPO, but no demand registration right may be exercised less than one year after completion of the IPO unless the market price of the Common Stock at the time of exercise is at least $16.80 per share (120% of the IPO price). The third demand registration right may be exercised beginning three years and three months following completion of the IPO. The Company's officers and directors and the existing stockholders have agreed for a period of 180 days after April 17, 1996, the date of the final prospectus used in the IPO, not to offer, sell, agree to sell, grant any option to purchase or make any other disposition (excluding certain pledges) of any shares owned by them without the prior written consent of the representatives of the underwriters in the IPO. This agreement may be released by the representatives of the underwriters without notice to persons purchasing shares in the IPO or in this Offering and without notice to any market on which the Common Stock is traded. Sales of substantial amounts of shares in the public market following the Offering could adversely affect the market price of the Common Stock. See "Certain Relationships and Related Transactions -- Historic Relationships and Related Transactions -- The Combination -- Registration Rights", "Shares Eligible for Future Sale".

                           PRICE RANGE OF COMMON STOCK

     The Common Stock began trading in the Nasdaq National Market on April 17, 1996. The following table sets forth, for the periods from April 17, 1996 to June 30, 1996, the high and low sales prices of the Common Stock as quoted on the Nasdaq National Market. On September 25, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $17.75 per share. At September 26, 1996, there were approximately 34 record holders of Common Stock.

                                                             PRICE RANGE OF
                                                              COMMON STOCK
                                                            ----------------
                                                             HIGH      LOW
                                                            ------    ------
Year Ended December 31, 1996:

     Second Quarter.....................................    $18.75    $14.00


                                 DIVIDEND POLICY

     The Company has never declared or paid a cash dividend on the Common Stock. Management intends to retain all earnings to cover working capital fluctuations and to fund capital expenditures, scheduled debt repayments and acquisitions and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The Company's Senior Credit Facility and Subordinated Notes prohibit the payment of dividends by the Company on any shares of Common Stock, other than dividends payable solely in Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma financial data have been derived by the application of pro forma adjustments to the financial statements of the Company. The pro forma statement of operations data represent income from continuing operations for the year ended December 31, 1995 and for the six months ended June 30, 1996 and give effect to: (i) the acquisition of Garrido; (ii) the acquisition of Swiss Dairy; (iii) the related borrowings to fund such acquisitions; and (iv) the sale of Common Stock to the Selling Stockholder in the private placement and the related repayment of indebtedness, as if such transactions had been consummated as of January 1, 1995. The pro forma balance sheet data give effect to: (i) the acquisition of Garrido; (ii) the acquisition of Swiss Dairy; (iii) the related borrowings to fund such acquisitions; and (iv) the sale of Common Stock to the Selling Stockholder in the private placement and the related repayment of indebtedness, as if such transactions had been consummated as of June 30, 1996. The pro forma adjustments, which are described in the accompanying notes, are based on available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data should not be considered indicative of actual results that would have been achieved if the transactions given pro forma effect had been consummated on the dates or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. Because the fiscal year for Garrido ends on June 30 of each year, the financial data for the year ended December 31, 1995 was derived from the aggregation of the unaudited financial information of Garrido for the six month period ended June 30, 1995 in Garrido's 1995 fiscal year and the six month period ended December 31, 1995 in Garrido's 1996 fiscal year; and the financial data for the six months ended June 30, 1996 was derived from unaudited financial information for this six month period in Garrido's 1996 fiscal year. The unaudited pro forma financial data should be read in conjunction with the financial statements of the Company, Swiss Dairy and Garrido and the related notes appearing elsewhere herein.


          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             HISTORICAL
                                               -----------------------------------
                                                   The                     Swiss        Pro Forma
                                                 Company      Garrido      Dairy       Adjustments      Pro Forma
                                               ----------     -------     --------     -----------      ---------
Net sales................................      $  430,466     $26,226     $126,647       $    -         $ 583,339
Cost of sales............................         312,633      17,242      111,798         (874)(a),(b)   440,799
                                               ----------     -------     --------                      ---------
  Gross profit...........................         117,833       8,984       14,849                        142,540
Operating expenses:
  Selling and distribution...............          64,289       2,506        7,852         (409)(a),(b)    74,238
  General and administrative.............          19,277       2,041        2,483         (731)(a),(b)    23,070
  Amortization of intangibles and other..           3,703          --           --        1,499 (c)         5,202
                                               ----------     -------     --------                      ---------
    Total operating costs and expenses...          87,269       4,547       10,335                        102,510
                                               ----------     -------     --------                      ---------
Income from operations...................          30,564       4,437        4,514                         40,030
Other (income) expense:
  Interest expense, net..................          19,921         349           --        5,820 (d)        25,401
                                                                                           (689)(e)
  Merger and other costs.................          10,238          --           --                         10,238
  Other income, net......................            (469)       (110)        (270)                          (849)
                                               ----------     -------     --------                      ---------
    Total other (income) expense.........          29,690         239         (270)                        34,790
                                               ----------     -------     --------                      ---------
Income (loss) before income taxes........             874       4,198        4,784                          5,240
Income taxes.............................           2,450         589           65          213 (f)         3,579
                                                                                            262 (g)
                                               ----------     -------     --------                      ---------
Income (loss) from continuing operations.       $  (1,576)    $ 3,609     $  4,719                      $   1,661
                                               ----------     -------     --------                      ---------
                                               ----------     -------     --------                      ---------

Income (loss) per share from continuing
 operations..............................       $   (0.26)                                              $    0.22
                                               ----------                                               ---------
                                               ----------                                               ---------

Weighted average shares outstanding......       6,109,398                                               7,407,907
                                               ----------                                               ---------
                                               ----------                                               ---------

---------------------
(a) Excess of historical depreciation expense over the depreciation of the fair value of property and equipment acquired, as follows:


                                            Garrido   Swiss Dairy    Total
                                            -------   -----------    ------
      Cost of sales                          $ (84)     $(170)       $(254)
      Selling and distribution                 (15)      (149)        (164)
      General and administration               (13)       (16)         (29)
                                             -----      -----        -----
                                             $(112)     $(335)       $(447)
                                             -----      -----        -----
                                             -----      -----        -----


(b) Elimination of salaries and benefits paid primarily to former shareholders of Swiss Dairy whose employment was terminated as part of the purchase agreement, resulting in a pro forma reduction of historical costs of sales, selling and distribution and general and administrative costs of $620, $245 and $702, respectively.
(c)  Amortization of goodwill over 40 years.
(d) Pro forma interest expense on the average outstanding balance of new borrowings used to fund the acquisitions at an assumed annual interest rate of 7.25%, net of the reduction of historical interest expense related to the historical debt repaid.
(e) Pro forma reduction of interest expense related to the use of the net proceeds of $9.5 million from the sale of Common Stock to the Selling Stockholder in the private placement to repay outstanding indebtedness, at an assumed annual interest rate of 7.25%.
(f) Estimated pro forma adjustment to reflect income taxes on pro forma pre-tax income for Garrido and Swiss Dairy at the Company's estimated effective tax rate of 4% for Garrido and 40% for Swiss Dairy.
(g) Estimated pro forma increase in income taxes at the Company's effective tax rate of 38% for increased pro forma pre-tax income related to the reduced interest expense from the repayment of indebtedness using the net proceeds of the sale of Common Stock to the Selling Stockholder in the private placement.

          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             HISTORICAL
                                               -----------------------------------
                                                   The                     Swiss        Pro Forma
                                                 Company      Garrido      Dairy       Adjustments      Pro Forma
                                               ----------     -------     --------     -----------      ---------
Net sales................................      $  225,307     $13,228      $49,828       $   --         $ 288,363
Cost of sales............................         165,917       8,982       43,285         (527)(a),(b)   217,657
                                               ----------     -------      -------                      ---------
  Gross profit...........................          59,390       4,246        6,543                         70,706
Operating expenses:
  Selling and distribution...............          32,682       1,428        3,454         (279)(a),(b)    37,285
  General and administrative.............           9,805       1,163          954         (270)(a),(b)    11,652
  Amortization of intangibles and other..           1,960          --           --          751 (c)         2,711
                                               ----------     -------      -------                      ---------
    Total operating costs and expenses...          44,447       2,591        4,408                         51,648
                                               ----------     -------      -------                      ---------
Income from operations...................          14,943       1,655        2,135                         19,058
Other (income) expense:
  Interest expense, net..................           8,488        131            16        2,687 (d)        10,978
                                                                                           (344)(e)
  Merger and other costs.................                         --            --                             --
  Other income, net......................            (252)       (237)        (195)                          (684)
                                               ----------     -------      -------                      ---------
    Total other (income) expense.........           8,236        (106)        (179)                        10,294
                                               ----------     -------      -------                      ---------
Income before income taxes...............           6,707       1,761        2,314                          8,764
Income taxes (benefit)...................           1,771        (478)          36        1,200 (f)         2,660
                                                                                            131 (g)
                                               ----------     -------      -------                      ---------
Income from continuing operations........      $    4,936     $ 2,239      $ 2,278                      $   6,104
                                               ----------     -------      -------                      ---------
                                               ----------     -------      -------                      ---------
Income per share from continuing
 operations..............................      $     0.58                                               $    0.67
                                               ----------                                               ---------
                                               ----------                                               ---------
Weighted average shares outstanding......       8,455,332                                               9,080,332
                                               ----------                                               ---------
                                               ----------                                               ---------

---------------------
(a) Excess of historical depreciation expense over the depreciation of the fair value of property and equipment acquired, as follows:


                                       Garrido   Swiss Dairy    Total
                                       -------   -----------    ------
      Cost of sales                     $(42)      $ (87)       $(129)
      Selling and distribution            (8)        (75)         (83)

      General and administration          (6)         (8)         (14)
                                        ----       -----        -----
                                        $(56)      $(170)       $(226)
                                        ----       -----        -----
                                        ----       -----        -----

(b) Elimination of salaries and benefits paid primarily to former shareholders of Swiss Dairy whose employment was terminated as part of the purchase agreement, resulting in a pro forma reduction of historical costs of sales, selling and distribution and general and administrative costs of $398, $196 and $256, respectively.
(c)  Amortization of goodwill over 40 years.
(d) Pro forma interest expense on the average outstanding balance of new borrowings used to fund the acquisitions at an assumed annual interest rate of 7.25%, net of the reduction of historical interest expense related to the historical debt repaid.
(e) Pro forma reduction of interest expense related to the use of the net proceeds of $9.5 million from the sale of Common Stock to the Selling Stockholder in the private placement to repay outstanding indebtedness, at an assumed annual interest rate of 7.25%.
(f) Estimated pro forma adjustment to reflect income taxes on pro forma pre-tax income for Garrido and Swiss Dairy at the Company's estimated effective tax rate of 4% for Garrido and 40% for Swiss Dairy.
(g) Estimated pro forma increase in income taxes at the Company's effective tax rate of 38% for increased pro forma pre-tax income related to the reduced interest expense from the repayment of indebtedness using the net proceeds of the sale of Common Stock to the Selling Stockholder in the private placement.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF JUNE 30, 1996
                               (IN THOUSANDS)


                                                             HISTORICAL
                                               -----------------------------------
                                                   The                     Swiss        Pro Forma
                                                 Company      Garrido      Dairy       Adjustments      Pro Forma
                                               ----------     -------     --------     -----------      ---------
Current assets:
  Cash and cash equivalents..............       $  1,179      $10,737      $   972     $ (1,750)(a)     $ 11,138
  Accounts receivable, net...............         33,670        2,351        5,923                        41,944
  Inventories............................         12,245        1,894          528          500 (b)       15,167
  Prepaid expenses and other current
   assets................................          1,644           29          259                         1,932
  Deferred income taxes..................          1,587           --           --                         1,587
                                                --------      -------      -------                      --------
    Total current assets.................         50,325       15,011        7,682                        71,768
Property and equipment...................         95,955        1,528        8,069        5,028 (b)      110,580
Intangible and other assets..............         91,693          132           --       59,668 (b)      151,493
                                                --------      -------      -------                      --------
Total assets.............................       $237,973      $16,671      $15,751                      $333,841
                                                --------      -------      -------                      --------
                                                --------      -------      -------                      --------
Current liabilities:
  Accounts payable and accrued
   expenses..............................       $ 29,998      $ 1,083      $ 5,206     $     --         $ 36,287
  Income taxes payable...................          1,023          265           --                         1,288
  Current portion of long-term debt......          9,556        3,015           --       (2,015)(a)       10,556
                                                --------      -------      -------                      --------
    Total current liabilities............         40,577        4,363        5,206                        48,131
Long-term debt...........................        134,334        1,968           --       86,288 (a)      213,090
                                                                                         (9,500)(c)
Deferred income taxes....................          2,273           34           --           24 (b)        2,331
Stockholders' equity:
  Common stock...........................            101           59           65         (124)(b)          107
                                                                                              6 (c)
  Additional paid-in capital.............         79,593           --            6           (6)(b)       89,087
                                                                                          9,494 (c)
  Retained earnings (deficit)............        (18,905)      10,247       10,474      (20,721)(b)      (18,905)
                                                --------      -------      -------                      --------
    Total stockholders equity............         60,789       10,306       10,545                        70,289
                                                --------      -------      -------                      --------
Total liabilities and equity.............       $237,973      $16,671      $15,751                      $333,841
                                                --------      -------      -------                      --------
                                                --------      -------      -------                      --------

---------------------
(a) On July 19, 1996, the Company completed the acquisition of all the outstanding Common Stock of Garrido for a total purchase price of approximately $31.0 million, including expenses and acquired cash, net of debt repaid; and on September 9, 1996, the Company completed the acquisition of substantially all the net assets of Swiss Dairy for a total purchase price of approximately $55.0 million, including expenses and acquired cash, as follows (in thousands):



                                              Garrido   Swiss Dairy    Total
                                              -------   -----------   -------
     Cash                                     $   600     $ 1,150     $ 1,750
     Credit agreement borrowings
       Current portion                          1,000                   1,000
       Long-term portion                       34,356      53,900      88,256
     Repayment of existing indebtedness
       Current portion                         (3,015)                 (3,015)
       Long-term portion                       (1,968)         --      (1,968)
                                              -------     -------     -------
         Net purchase price                   $30,973     $55,050     $86,023
                                              -------     -------     -------
                                              -------     -------     -------

(b) The above purchases resulted in an excess of the purchase price over the historical net assets acquired which was allocated to the net assets acquired as follows:


                                                 Garrido   Swiss Dairy   Total
                                                 -------   -----------  -------
      Net purchase price                         $30,973     $55,050    $86,023
      Historical carrying value of net assets
       acquired                                   10,306      10,545     20,851
                                                 -------     -------    -------
      Excess of purchase price over historical
       carrying value                            $20,667     $44,505    $65,172
                                                 -------     -------    -------
                                                 -------     -------    -------
      Allocation of excess purchase price:
      Excess fair value of inventory             $    --     $   500    $   500
      Excess fair value of property and
       equipment                                     861       4,167      5,028
      Intangible assets, primarily goodwill       19,830      39,838     59,668
      Deferred tax liabilities                       (24)         --        (24)
                                                 -------     -------    -------
                                                 $20,667     $44,505    $65,172
                                                 -------     -------    -------
                                                 -------     -------    -------

(c) On August 7, 1996 the Company sold 625,000 shares of Common Stock to the Selling Stockholder in a private placement, providing net proceeds to the Company of $9.5 million which was used to repay indebtedness.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT SHARE DATA)
     The following table presents selected consolidated financial data of the Company for the five years ended December 31, 1995 derived from the Company's audited consolidated financial statements. The selected consolidated financial data for the six-month periods ended June 30, 1995 and 1996 are unaudited, and in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) that are necessary to present fairly the financial results for such periods. The selected financial data do not purport to indicate results of operations as of any future date or for any future period. Effective with the Combination, the Company became the holding company for the operations of Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Combination has been accounted for using the pooling of interests method of accounting. Results of operations of Suiza-Puerto Rico and Velda Farms are included from the dates such operations were acquired in purchase business combinations (December 16, 1993 and April 10, 1994, respectively). The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related notes of the Company included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                                                                SIX MONTHS
                                                           YEAR ENDED DECEMBER 31,                            ENDED JUNE 30,
                                         -------------------------------------------------------------    -----------------------
                                           1991         1992        1993         1994          1995          1995        1996
                                         ----------  ----------  ----------   ----------    ----------    ----------   ----------
                                                                                                                 (Unaudited)
OPERATING DATA:
    Net sales .......................... $   45,513  $   44,452  $   51,675   $  341,108    $  430,466    $  214,905   $  225,307
    Costs of sales .....................     15,016      14,586      20,412      240,468       312,633       157,652      165,917
                                         ----------  ----------  ----------   ----------    ----------    ----------   ----------
    Gross profit .......................     30,497      29,866      31,263      100,640       117,833        57,253       59,390
  Operating costs and expenses:
    Selling and distribution ...........     14,806      14,483      15,434       54,248        64,289        31,391       32,682
    General and administrative .........      6,699       6,110       6,305       16,935        19,277        10,271        9,805
    Amortization of intangibles
      and other ........................        720       1,911 (1)     822        3,697         3,703         1,949        1,960
                                         ----------  ----------  ----------   ----------    ----------    ----------   ----------
        Total operating costs and
         expenses ......................     22,225      22,504      22,561       74,880        87,269        43,611       44,447
                                         ----------  ----------  ----------   ----------    ----------    ----------   ----------
  Income from operations ...............      8,272       7,362       8,702       25,760        30,564        13,642       14,943
Other (income) expense:
  Interest expense, net ................      9,212       8,495       7,697       19,279        19,921        10,437        8,488
  Merger and other costs ...............        467       1,199                    1,660        10,238 (2)    10,304
  Other income, net ....................       (245)       (408)       (419)        (268)         (469)         (273)        (252)
                                         ----------  ----------  ----------   ----------    ----------    ----------   ----------
      Total other (income) expense .....     (1,162)      9,286       7,278       20,671        29,690        20,468        8,236
                                         ----------  ----------  ----------   ----------    ----------    ----------   ----------
  Income (loss) before income taxes
    and extraordinary loss .............                 (1,924)      1,424        5,089           874        (6,826)       6,707
  Income taxes .........................         --          --           4          844         2,450           731        1,771
                                         ----------  ----------  ----------   ----------    ----------    ----------   ----------
  Income (loss) before extraordinary
    loss ...............................     (1,162)     (1,924)      1,420        4,245        (1,576)       (7,557)       4,936
  Extraordinary loss from early
    extinguishment of debt .............      1,272       2,491          --          197         8,462         8,462        2,215
                                         ----------  ----------  ----------   ----------    ----------    ----------   ----------
  Net income (loss) .................... $   (2,434) $   (4,415) $    1,420   $    4,048    $  (10,038)   $  (16,019)  $    2,721
                                         ----------  ----------  ----------   ----------    ----------    ----------   ----------
  Weighted average shares
    outstanding ........................  1,763,502   1,763,502   2,487,174    6,156,387     6,109,398     5,905,000    8,455,332
  Income (loss) before extraordinary
    loss per share ..................... $     (.66) $    (1.09) $      .57   $      .69    $     (.26)   $    (1.28)  $     0.58
  Extraordinary loss per share .........       (.72)      (1.41)         --         (.03)        (1.38)        (1.43)       (0.26)
                                         ----------  ----------  ----------   ----------    ----------    ----------   ----------
  Net income (loss) per share .......... $    (1.38) $    (2.50) $      .57   $      .66    $    (1.64)   $    (2.71)  $     0.32
                                         ----------  ----------  ----------   ----------    -----------   ----------   ----------

BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital (deficit) (3) ........ $   (3,851) $      616  $   (3,609)  $   (2,099)   $    (1,554)  $   (1,002)  $    9,748
  Total assets .........................     52,103      46,991     167,948      238,952        232,522      237,306      237,973
  Long-term debt, net of current portion.    51,588      54,739     132,123      173,327        171,745      179,891      134,334
  Total stockholders' equity (deficit) ..    (9,469)    (15,408)        162        9,887          9,460        3,735       60,789

-----------
(1) Includes a noncash restructuring charge of $1,141 to write down the carrying value of certain property, plant and equipment to market value.
(2) Includes $8,838 in nonrecurring costs related to the Combination and $1,400 in nonrecurring costs related to an uncompleted debt offering and uncompleted acquisitions.
(3)  Working capital means total current assets minus total current liabilities.

               SELECTED PRE-ACQUISITION HISTORICAL FINANCIAL DATA
                                 (IN THOUSANDS)

     The following tables set forth selected historical financial data for Pre-Acquisition Suiza-Puerto Rico and Pre-Acquisition Velda Farms as of and for the periods indicated. The historical financial data for Pre-Acquisition Suiza-Puerto Rico and Pre-Acquisition Velda Farms is presented for periods prior to December 16, 1993 and April 10, 1994, respectively, their respective dates of acquisition. This information should be read in conjunction with the financial statements and related notes for Pre-Acquisition Suiza-Puerto Rico and Pre-Acquisition Velda Farms included elsewhere herein.

                        PRE-ACQUISITION SUIZA-PUERTO RICO


                                                                   PERIOD ENDED
                                          YEAR ENDED DECEMBER 31,  DECEMBER 15,
                                          -----------------------     1993
                                              1991       1992       (50 WEEKS)
                                           --------    --------     ----------
OPERATING DATA:
  Net sales .............................  $172,347    $184,022      $174,771
  Operating income ......................    12,438      14,178        11,720
  Income from continuing operations (1)..     8,538      10,288        12,893
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets ..........................    68,139      65,110        68,357
  Long-term debt ........................    16,431      12,514            --
OTHER DATA:
  Cash dividends paid ...................     3,247      14,251        14,994


                           PRE-ACQUISITION VELDA FARMS


                                                                              PERIOD FROM
                                                YEAR ENDED DECEMBER 31,     JANUARY 1, 1994
                                           -------------------------------         TO
                                             1991       1992        1993     APRIL 9, 1994
                                           --------    --------   --------  ---------------
OPERATING DATA:
  Net Sales .............................  $115,688    $123,774   $125,908       $38,269
  Operating income (2) ..................     4,443       2,977      3,422         1,460
  Income from continuing operations (2)..     1,274         379        910           730
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets ..........................    43,599      39,337     38,215        39,867
  Long-term debt ........................    30,556      30,506     30,497        30,517
OTHER DATA:
  Cash dividends paid ...................        --          --         --            --

----------------
(1) Includes a deferred tax benefit in 1993 of $2,734 from the settlement of deferred tax liabilities with the Department of Treasury of the Commonwealth of Puerto Rico.
(2) Includes non-recurring expenses for restructuring costs allocated by Velda Farms' former parent of $1,048 in 1992 and $1,023 in 1993.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Suiza Foods is a leading manufacturer and distributor of fresh milk products, refrigerated ready-to-serve fruit drinks and coffee in Puerto Rico, fresh milk and related dairy products in California and Florida, and packaged ice in Florida and the southwestern United States. The Company has grown primarily through strategic and consolidating acquisitions. Through these acquisitions, the Company has realized regional economies of scale and operating efficiencies by consolidating manufacturing, distribution and/or purchasing and administrative operations in each of its core businesses. The Company conducts its dairy operations primarily through Suiza-Puerto Rico, Swiss Dairy and Velda Farms and conducts its ice operations through Reddy Ice. Each of these subsidiaries is a strong regional competitor with an established reputation for customer service and product quality. These subsidiaries market their products through extensive distribution networks to a diverse group of customers, including convenience stores, grocery stores, other retail outlets, schools and institutional food service customers.

RESULTS OF OPERATIONS

     Effective with the Combination, the Company became the holding company for the operations of Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Combination has been accounted for using the pooling of interests method of accounting. Results of operations of Suiza-Puerto Rico and Velda Farms are included from the dates such operations were acquired in purchase business combinations
(December 16, 1993 and April 10, 1994, respectively). These transactions and other consolidating acquisitions made throughout the periods presented increased the Company's combined sales from $51.7 million for the year ended December 31, 1993 to $430.5 million for the year ended December 31, 1995.

     The following table presents certain information concerning the Company's results of operations, including information presented as a percentage of net sales (dollars in thousands):

                                             YEAR ENDED DECEMBER 31,                               SIX MONTHS ENDED JUNE 30,
                              --------------------------------------------------------    ---------------------------------------
                                    1993               1994                 1995                 1995                 1996
                              ----------------  ------------------   -----------------    ------------------  -------------------
                              DOLLARS  PERCENT   DOLLARS   PERCENT    DOLLARS   PERCENT    DOLLARS   PERCENT   DOLLARS    PERCENT
                              -------  -------  --------  --------   ---------  -------   ---------  -------  ---------   -------
Net Sales:
  Dairy ....................  $ 6,587           $ 293,407            $ 379,959            $ 193,657           $ 202,090
  Ice ......................   45,088              47,701               50,507               21,248              23,217
                              -------           ---------            ---------            ---------           ---------
    Net Sales ..............   51,675   100.0%    341,108   100.0%     430,466   100.0%     214,905   100.0%    225,307     100.0%
Cost of Sales ..............   20,412    39.5     240,468    70.5      312,633    72.6      157,652    73.4     165,917      73.6
                              -------   -----   ---------    -----   ---------    -----   ---------    -----  ---------     ------
  Gross profit .............   31,263    60.5     100,640    29.5      117,833    27.4       57,253    26.6      59,390      26.4
Operating expenses:
  Selling and distribution..   15,434    29.9      54,248    15.9       64,289    14.9       31,391    14.6      32,682      14.5
  General and
    administrative .........    6,305    12.2      16,935     5.0       19,277     4.5       10,271     4.8       9,805       4.4
  Amortization of
    intangibles ............      822     1.6       3,697     1.1        3,703     0.9        1,949     0.9       1,960       0.9
                              -------   -----   ---------    -----   ---------    -----   ---------    -----  ---------     ------
    Total operating
    expenses ...............   22,561    43.7      74,880    22.0       87,269    20.3       43,611    20.3      44,447      19.8
Operating income:
  Dairy ....................       92              17,122               22,386               12,387              12,375
  Ice ......................    8,610               8,638                9,218                2,479               4,188
  Corporate Office .........       --                  --               (1,040)              (1,224)             (1,620)
                              -------   -----   ---------    -----   ---------    -----   ---------    -----  ---------      -----
    Operating income .......  $ 8,702    16.8%  $  25,760     7.6%   $  30,564     7.1%   $  13,642     6.3%  $  14,943       6.6%
                              -------   -----   ---------    -----   ---------    -----   ---------    -----  ---------      -----
                              -------   -----   ---------    -----   ---------    -----   ---------    -----  ---------      -----

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     NET SALES. The Company's net sales increased by 4.8% for the first six months of 1996 when compared to the first six months of 1995. Net sales for the Company's dairy operations increased by 4.3% for the first six months of 1996 when compared to the same period in 1995, primarily due to (i) an increase in prices charged for milk to recoup increases in raw milk costs in the U.S. and
(ii) the acquisition of Skinner's Dairy in January 1996. Net sales for the Company's ice operations increased by 9.3% for the first six months of 1996 when compared to the first six months of 1995 due to the addition of new customers and the acquisition of twelve small ice businesses during 1995 and the first six months of 1996.

     COST OF SALES. The Company's cost of sales margin was 73.6% for the first six months of 1996 compared to 73.4% for the same period in 1995. Cost of sales margins for dairy increased primarily due to higher raw milk costs. Cost of sales margins for ice decreased reflecting additional efficiencies realized from acquired business and increased volumes processed when compared to the same period in 1995.

     OPERATING EXPENSES. The operating expense ratio was 19.8% for the first six months of 1996 compared to 20.3% for the same period in 1995. Operating expense increases were experienced in both dairy and ice as the result of acquisitions made during the past eighteen months. Operating expense margins decreased in the six-month comparison because of increased dairy net sales resulting from higher milk costs, which had little impact on operating expense levels.

     OPERATING INCOME. The Company's operating income increased 9.5% to $14.9 million in the first six months of 1996 from $13.6 million in the first six months of 1995 as a result of increased sales levels and improved gross margins, primarily in the ice business. The Company's operating income margin increased to 6.6% in the first six months of 1996 from 6.3% in the first six months of 1995, due primarily to growth in the Company's ice business.

     OTHER (INCOME) EXPENSE. Interest expenses declined to $8.5 million during the first six months of 1996 from $10.4 million during the first six months of 1995 primarily due to lower debt levels following the IPO, which was completed in April 1996. The Company incurred $8.8 million in non-recurring merger expenses related to the Combination, and $1.4 million in other non-operating expenses related to several uncompleted acquisitions and to an uncompleted debt offering in the first six months of 1995.

     EXTRAORDINARY ITEMS. During the first six months of 1996, the Company incurred $2.2 million in extraordinary costs (net of a $0.9 million tax benefit) as a result of the early extinguishment of debt from the net cash proceeds of the IPO. These costs included $1.3 million for the write-off of deferred financing costs and $1.8 million in prepayment penalties. During the first six months of 1995, the Company incurred $8.5 million in extraordinary costs (net of $0.7 million tax benefit) to refinance the Company's debt in conjunction with the Combination, including the write-off of deferred financing costs and certain prepayment penalties.

     NET INCOME (LOSS). The Company reported net income of $2.7 million for the first six months of 1996 compared to a loss of $16.0 million for the first six months of 1995. The 1996 net income was impacted by higher income taxes and by a charge of $2.2 million for the extraordinary item mentioned above. The 1995 loss resulted from the $10.2 million in one-time non-operating charges related to the Combination and uncompleted acquisitions and to the $8.5 million extraordinary loss on early extinguishment of debt mentioned above.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     NET SALES. The Company's net sales increased 26.2% to $430.5 million in 1995 from $341.1 million in 1994. Net sales for the Company's dairy operations increased 29.5%, or $86.6 million, primarily due to (i) the acquisition of Velda Farms in April 1994, (ii) the acquisition of Mayaguez Dairy in June 1994, and
(iii) the acquisition of Flav-O-Rich in November 1994. Net sales for the Company's ice operations increased 5.9%, or $2.8 million. Unit volumes of ice increased 5.2% from the addition of new customers and from four small acquisitions made during 1995. During the pre-acquisition periods during 1994, Velda Farms, Mayaguez Dairy and Flav-O-Rich reported sales of $38.3 million, $8.5 million and $32.7 million, respectively.

     COST OF SALES. The cost of sales margin for the dairy business substantially exceeds that of its ice business because of higher raw material cost for dairy products compared to ice. The Company's cost of sales increased $72.2 million, resulting in an increase in the cost of sales margin to 72.6% in 1995 from 70.5% in 1994. The increase in cost of sales was due to (i) the inclusion of the operating results of Velda Farms, Flav-O-Rich and Mayaguez Dairy for the full year of 1995, (ii) an increase in dairy cost of sales of $1.3 million due to higher plastic resin costs and $4.7 million in higher milk costs, and (iii) an increase of $0.9 million in plastic bag costs in the ice business. Velda Farms, Flav-O-Rich and Mayaguez Dairy reported an aggregate of $62.7 million in cost of sales for their respective pre-acquisition periods in 1994.

     OPERATING EXPENSES.  The Company's operating expenses increased
$12.4 million in 1995, while the operating expense margin decreased to 20.3% in 1995 from 22.0% in 1994. The operating expense increase was due to the inclusion of a full year of operating expenses of Velda Farms, Flav-O-Rich and Mayaguez Dairy, which reported aggregate operating expenses of $16.3 million for their respective pre-acquisition periods in 1994. The operating expense margin declined primarily because the ice business, which has higher operating expense margins than the dairy business, became a smaller component of the Company.

     OPERATING INCOME. The Company's operating income increased 18.6% to $30.6 million in 1995 from $25.8 million in 1994 primarily as a result of the dairy acquisitions discussed above. The Company's operating income margin decreased from 7.6% in 1994 to 7.1% in 1995 primarily due to an increased proportion of net sales attributable to its dairy business.

     OTHER (INCOME) EXPENSE. Interest expense rose to $19.9 million in 1995 from $19.3 million in 1994 primarily due to the additional indebtedness incurred to finance the dairy acquisitions. The Company incurred $8.8 million in nonrecurring expenses in 1995 related to the Combination and $1.4 million related to negotiation and due diligence in connection with uncompleted acquisitions and an uncompleted debt offering. The Company incurred
$1.7 million in nonrecurring costs in 1994 related to the Combination and to an uncompleted initial public offering.

     EXTRAORDINARY ITEMS. The Company incurred $8.5 million in extraordinary costs (net of a $0.7 million tax benefit) in 1995 to refinance the Company's debt in conjunction with the Combination, which costs included the write-off of deferred financing costs and certain prepayment penalties. The Company incurred $0.2 million in extraordinary costs in 1994 for the early retirement of debt related to its ice business.

     NET INCOME (LOSS). The Company reported a net loss of $10.0 million in 1995 compared to net income of $4.0 million in 1994. The primary causes of the 1995 net loss were $10.2 million in non-recurring merger and other costs and $8.5 million in extraordinary losses from the early retirement of debt. The Company incurred a $2.5 million income tax expense in 1995 on pre-tax income of $0.9 million due to the non-deductibility of certain nonrecurring merger costs.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     NET SALES. The Company's net sales increased to $341.1 million in 1994 from $51.7 million in 1993 due to the acquisitions of Suiza-Puerto Rico in December 1993 and Velda Farms in April 1994. The Company reported
$293.4 million of dairy net sales during 1994, as compared to $6.6 million in 1993. Net sales of ice increased 5.8%, or $2.6 million. Unit volumes in the Company's ice business increased 6.6% as a result of generally warmer weather conditions and four small acquisitions completed during 1993 and 1994.

     COST OF SALES. The cost of sales margin for the Company's dairy business substantially exceeds that of its ice business because of the higher raw material cost for dairy products compared to ice. The Company's cost of sales increased $220.1 million, primarily due to the acquisitions of Suiza-Puerto Rico in December 1993 and Velda Farms in April 1994. The Company reported
$224.3 million in dairy cost of sales in 1994, as compared to $5.3 million of dairy cost of sales in 1993. The cost of sales margin rose to 70.5% in 1994 from 39.5% in 1993, primarily due to the Company's increased dairy activity.

     OPERATING EXPENSES. The Company's operating expenses increased $52.3 million, while the operating expense margin decreased to 22.0% in 1994 from 43.7% in 1993. The operating expense increase was due to the inclusion of $52.0 million of operating expenses for the Suiza-Puerto Rico and Velda Farms dairy operations acquired in December 1993 and April 1994, respectively, as compared to $1.2 million of operating expenses in 1993. The operating expense margin declined primarily because the Company's ice business, which has a higher operating expense margin than the dairy business, became a smaller component of the Company.

     OPERATING INCOME. The Company's operating income increased to $25.8 million in 1994 from $8.7 million in 1993 primarily due to the acquisitions discussed above. The Company's operating income margin decreased from 16.8% in 1993 to 7.6% in 1994 primarily due to an increased proportion of net sales attributable to its dairy business.

     OTHER (INCOME) EXPENSE. Interest expense rose to $19.3 million in 1994 from $7.7 million in 1993 primarily due to the additional indebtedness incurred to finance the acquisitions discussed above. The Company also expensed
$1.7 million in nonrecurring costs in 1994 related to the Combination and to an uncompleted initial public offering.

     NET INCOME. Net income increased to $4.0 million in 1994 from $1.4 million in 1993 primarily due to increased operating income from the dairy business. Increased interest expense resulting from the acquisitions discussed above, income taxes and an extraordinary loss on the early retirement of refinanced debt partially offset this increased operating income.

SEASONALITY

     The Company's ice business is seasonal with peak demand for its products occurring during the second and third calendar quarters. Over the past two calendar years, the Company has recorded an average of approximately 69% of its annual net sales of ice during these two quarters. While this percentage for the second and third quarters has remained relatively constant over recent years, the timing of the hottest summer weather can impact the distribution of sales between these two quarters. Because the Company's results of operations for its ice business depend significantly on sales generated during its peak season, adverse weather during this season (such as an unusually mild or rainy period) could have a disproportionate impact on the Company's results of operations for the full year. Management believes, however, that the geographic diversity of its ice business helps mitigate the potential for a significant impact from such adverse weather conditions.

     The Company's dairy operations are not subject to large seasonal sales fluctuations. The Company sells milk to schools, most of which are closed during the summer months. Approximately 8% of the Company's dairy sales were made to schools during 1995. The Company experiences a decrease in sales to schools during months when schools close for vacation. In addition, the Company has traditionally experienced slight shortages in its milk supply during the months of September and October each year. Management estimates that these shortages reduce dairy sales by less than 2% during these months.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1996, the Company had total stockholders' equity of $60.8 million and total indebtedness of $143.9 million (including long-term debt and the current portion of long-term debt). Substantially all of the Company's indebtedness was incurred or assumed in connection with the recent refinancing to effect the Combination. The Company is currently in compliance with all covenants and financial ratios contained in its debt agreements.

     CASH FLOW. The working capital needs of the Company historically have been met with cash flow from operations along with borrowings under revolving credit facilities. Net cash provided by operating activities was $23.0 million for 1995 and $24.9 million for 1994. Investing activities in 1995 included $10.4 million in capital expenditures, of which $6.7 million was spent on the Company's dairy operations and $3.6 million was spent on its ice operations. These capital expenditures included an expansion of the production capacity of the Company's Aguadilla, Puerto Rico milk facility, initial expenditures on the expansion of the Winter Haven, Florida milk distribution facility and expansions of the Albuquerque, New Mexico and Davie, Florida ice manufacturing facilities. Investing activities also included four ice acquisitions completed during the last seven months of 1995 totaling $2.4 million. Financing activities for 1995 included financing incurred to effect the Combination on March 31, 1995. See "Certain Relationships and Related Transactions -- Historic Relationships and Related Transactions --The Combination". Net cash provided by operating activities was $6.8 million for the first six months of 1996 as contrasted with net cash provided by operations of $8.0 million for the first six months of 1995. Investing activities in the first six months of 1996 included $8.0 million in capital expenditures, of which $6.3 million was spent on the Company's dairy manufacturing and distribution facilities, $1.7 million was spent on the Company's ice facilities, and an additional $4.2 million was spent on acquisitions of small dairy and small ice operations.

     In April 1996, the Company completed the IPO, which provided net cash proceeds to the Company of approximately $49.5 million. Of this amount, $5.0 million was used to repay amounts outstanding under the revolving credit portion of the Senior Credit Facility, an aggregate of $26.5 million was used to repay current and long-term maturities under the term portion of the Senior Credit Facility, $15.7 million was used to repay the Company's 15% Subordinated Notes and $1.8 million was used to pay prepayment penalties related to the early extinguishment of the 15% Subordinated Notes.

     In July 1996, the Company purchased the stock of Garrido, a Puerto Rico processor and distributor of coffee and coffee related products, for approximately $35.0 million in cash, plus an earnout of up to an additional
$5.5 million in cash. Funding for this purchase was provided by the Company's senior lending group through an amendment to its existing Senior Credit Facility. On August 7, 1996, the Company completed a private placement of 625,000 shares of Common Stock to the Selling Stockholder for net proceeds of approximately $9.5 million. The net proceeds from this sale were used to retire outstanding indebtedness under the revolving credit portion of the Senior Credit Facility. On September 9, 1996, the Company purchased the assets of Swiss Dairy, a regional dairy based in Riverside, California, for approximately
$54 million in cash. Funding for this purchase was provided primarily by a new $90 million acquisition facility under the Senior Credit Facility.

     In September 1996, the Company sold certain tax credits generated pursuant to provisions of the Puerto Rico Agricultural Tax Incentives Act of 1995 for net proceeds of approximately $3.2 million, before provision for income taxes. See "--Tax Benefits." Management used the net proceeds from this sale to repay amounts outstanding under the acquisition facility of the Senior Credit Facility.

     In September 1996, hurricane Hortense struck Puerto Rico and caused a power outage that affected a portion of the island. As a result of the power outage, the Company's San Juan dairy manufacturing facility was shut down for approximately one week, resulting in the spoilage of inventory and a loss of sales that will impact the Company's results of operations for the third quarter of 1996. The Company is pursuing a claim under its business interruption insurance policy.

     FUTURE CAPITAL REQUIREMENTS. The Company intends to invest approximately $13.0 million in its manufacturing facilities and distribution capabilities during 1996, of which $8.0 million was spent during the first six months of 1996. Of this amount, the Company intends to spend approximately $10.8 million to expand and maintain its dairy manufacturing and distribution facilities and for fleet replacement and approximately $2.2 million to maintain and increase the production capacity of its ice facilities.

     The Company expects that cash flow from operations will be sufficient to meet the Company's requirements for the remainder of 1996 and for the foreseeable future. During the remainder of 1996 and in the future, the Company intends to pursue additional acquisitions in its existing regional markets and to seek strategic acquisition opportunities that are compatible with its core businesses. Management believes that the Company has the ability to secure additional financing to pursue its acquisition and consolidation strategy. There can be no assurance, however, that the Company will have sufficient available capital resources to realize its acquisition and consolidation strategy.

     CURRENT DEBT OBLIGATIONS. In September 1996, the Company amended its existing credit facility and entered into a supplemental credit facility with a group of lenders, including First Union National Bank of North Carolina, as agent, and The First National Bank of Chicago, as syndication agent, which provide for an aggregate senior credit facility (the "Senior Credit Facility") of $250.0 million comprised of: (i) a $130.0 million term loan; (ii) a $30.0 million revolving credit facility; and (iii) a $90.0 million acquisition facility. Under the terms of the Senior Credit Facility, the term loan is amortized over five and one-half years and the revolving credit facility expires on March 31, 2000. Any amounts drawn under the acquisition facility that are outstanding on September 30, 1998 will be amortized in fifteen quarterly installments. Amounts outstanding under the Senior Credit Facility bear interest at a rate per annum equal to one of the following rates, at the Company's option: (i) the sum of a base rate equal to the higher of the Federal Funds rate plus 50 basis points or First Union National Bank of North Carolina's prime commercial lending rate, plus a margin that varies from 0 to 75 basis points depending on the Company's ratio of defined indebtedness to EBITDA (as defined in the Senior Credit Facility); or (ii) a LIBOR rate plus a margin that varies from 75 to 200 basis points depending on the Company's ratio of defined indebtedness to EBITDA. The Company pays a commitment fee on unused amounts of the revolving facility and the acquisition facility that ranges from 20 basis points to 37.5 basis points, based on the Company's ratio of defined indebtedness to EBITDA.

     As of September 10, 1996, the Company had $185.0 million of indebtedness outstanding at a blended interest rate of 7.1% and $65.0 million in unused borrowing capacity under the Senior Credit Facility. The Company may prepay loans outstanding under the Senior Credit Facility at any time in increments of $100,000 or, in the case of a LIBOR loan, $1 million (subject to a $500,000 minimum or, in the case of a LIBOR loan, a $2 million minimum), in whole or in part, without penalty. In addition, the Senior Credit Facility requires mandatory prepayments, subject to certain limitations, from the defined net proceeds of certain casualty events, certain sales of assets, equity issuances and from excess cash flow.

     The Company's Senior Credit Facility requires the Company to comply with the following financial covenants at all times: (i) the leverage ratio (defined as the ratio of aggregate debt to EBITDA) will not exceed 4.25 to 1 through June 29, 1997, declining thereafter to 2.75 to 1 by June 30, 1999; (ii) the leverage ratio for senior debt will not exceed 3.75 to 1 through June 29, 1997, declining thereafter to 2.25 to 1 by June 30, 1999; (iii) net worth will not be less than $63.0 million after September 10, 1996, plus 50% of net income for each quarter commencing on or after January 1, 1997, plus certain additional amounts as a result of public or private offerings of Common Stock by the Company; (iv) the fixed charges ratio will not be less than 1.05 to 1; (v) the interest coverage ratio will not be less than 2.20 to 1 through June 29, 1997, increasing thereafter to 3.75 to 1 by June 30, 2000; and (vi) the interest coverage ratio for senior debt will not be less than 3.50 to 1 through June 29, 1997, increasing thereafter to 5.00 to 1 by June 30, 2000.

     Without the consent of the lender, the Senior Credit Facility also:
(i) prohibits the payment of cash dividends; (ii) prohibits capital expenditures in excess of specified amounts; (iii) prohibits acquisitions exceeding $30.0 million in a single transaction and limits the use of the revolving credit facility to fund acquisitions not exceeding $1.0 million in a single transaction or $5.0 million in the aggregate for any year; (iv) limits the incurrence of additional debt; and (v) limits transactions with affiliates.

     The Company has pledged all the capital stock of its subsidiaries (except for 35% of the capital stock of Garrido) to secure the Senior Credit Facility. Each of the Company's subsidiaries (other than Garrido) has guaranteed, and pledged substantially all its assets, and the proceeds therefrom, to secure the indebtedness under the term loans, revolving facility and/or the acquisition facility of the Senior Credit Facility. A default with respect to any loan under the Senior Credit Facility is a default with respect to all other loans under the Senior Credit Facility. The Senior Credit Facility includes various events of default customary for similar senior credit facilities, including defaults resulting from nonpayment of principal when due, nonpayment of interest and fees, material misrepresentations, default in the performance of any covenant and the expiration of any applicable grace period, bankruptcy or insolvency, certain judgments and a change in control of the Company (including certain changes in the board of directors, certain acquisitions of Common Stock by third parties or any reduction in Mr. Engles' beneficial ownership of Common Stock below 75% of the Common Stock he owned on June 1, 1996).

     The Company has six interest rate derivative agreements currently in place, which have been designated as hedges against the Company's variable interest rate exposure on its loans under the Senior Credit Facility. The first agreement, which has a notional amount of $40.0 million, matures in December 1996 and caps interest on LIBOR loans at 6.0%, plus the applicable LIBOR margin. The second agreement, which has a notional amount of $14.0 million, matures in May 1997 and caps interest on LIBOR loans at 7.5%, plus the applicable LIBOR margin. The third and fourth agreements, each of which has a notional amount of $27.5 million and matures in June 1998, fixes the interest rate on LIBOR loans at 6.0%, plus the applicable LIBOR margin. In the fifth agreement, which has a notional amount of $40.0 million and matures in December 1996, the Company established an interest rate floor at 6.0% LIBOR fixed for a premium of $250,000. The sixth agreement, which has a notional amount of $50.0 million and matures in December 1997, fixes the interest rate on LIBOR loans at 6.01%, plus the applicable LIBOR margin. These derivative agreements provide hedges for the term loans and the acquisition facility under the Senior Credit Facility by limiting or fixing the LIBOR loan rates on the amounts stated in the agreements until the indicated expiration dates. The original costs and premiums of these derivative agreements are being amortized on a straight-line basis as a component of interest expense. There was no material income or expense attributable to the amortization or periodic settlements of the derivative agreements in 1995 or 1996.

     On March 31, 1995, the Company issued certain subordinated notes (collectively, the "Subordinated Notes") to replace certain of the existing subordinated notes of each of Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Subordinated Notes that remain outstanding bear interest at rates of 12% and 13.5% (12.5% on a weighted average basis), payable semiannually in March and September of each year. The Subordinated Notes require semiannual principal payments in varying amounts commencing in 2001, with the remaining unpaid principal balances due at maturity on March 31, 2004. The Subordinated Notes are junior in right of payment to the loans under the Senior Credit Facility. The Subordinated Notes place restrictions on the Company similar to, but generally less stringent than, those imposed under the Senior Credit Facility. During the first six months of 1996, the Company used $15.7 million of the net proceeds from the IPO to repay the Company's 15% Subordinated Notes and $1.8 million to pay prepayment penalties related to the early extinguishment of the 15% Subordinated Notes.

     Concurrently with the consummation of the IPO and the application of the net proceeds therefrom, the Company expensed approximately $1.3 million during the first six months of 1996 to write off previously incurred deferred financing costs related to the indebtedness repaid with the proceeds from the IPO. This expense combined with the $1.8 million in prepayment penalties related to the 15% Subordinated Notes have been accounted for as an extraordinary loss on the early extinguishment of debt, which, net of income tax benefit, is approximately $2.2 million. In September 1996, the Company expensed approximately $570,000 for amendment fees in connection with the amendment of the Senior Credit Facility.

TAX BENEFITS

     Management believes that the Company's effective tax rate will range from 25% to 35% for the next several years. The Company's effective tax rate is significantly affected by various tax advantages applicable to the Company's Puerto Rico based operations. Any additional acquisitions could affect this tax rate.

     The Company's Puerto Rico fruit drink and plastic bottle operations are 90% exempt from Puerto Rico income and property taxes. These operations are also 60% exempt from Puerto Rico municipal taxes. These exemptions were granted through ten-year exemption decrees issued pursuant to the Puerto Rico Tax Incentives Act. The decrees have eight and six years remaining for the fruit drink and plastic bottle entities, respectively. These types of grants are typically renewable beyond their initial ten-year terms at reduced rates of exemption. The Company's Puerto Rico dairy and coffee processing, sales and distribution operations are 90% exempt from Puerto Rico income taxes and 100% exempt from property, municipal, certain excise and other taxes and fees pursuant to the Puerto Rico Agricultural Tax Incentives Act of 1995. Dividends to the Company from Suiza-Puerto Rico will generally be subject to a ten percent "tollgate" tax in Puerto Rico.

     The Company currently is able to maintain the tax benefits from its dairy, fruit drink and plastic bottle operations described above through U.S. tax credits specified under Section 936 of the U.S. Internal Revenue Code of 1986, as amended. The Section 936 credit eliminates or reduces United States income taxes for U.S. corporations on certain income derived from Puerto Rico and is available to certain domestic corporations that earn 80% or more of their gross income from sources within Puerto Rico and earns 75% or more of their gross income from the active conduct of a trade or business in Puerto Rico over a three-year period (or such shorter period as may be applicable). Management believes that each of the operating subsidiaries based in Puerto Rico (except Garrido) satisfy these conditions. In the Revenue Reconciliation Act of 1993, Congress imposed certain limitations on the availability of the Section 936 credit. Pursuant to these limitations, the Section 936 credit for each eligible corporation generally cannot exceed the sum of 60% of certain wage and fringe benefit expenses and a portion of depreciation allowances for a taxable year or, if elected, a reduced credit computed without regard to these economic activity limitations.

     The Puerto Rico Agricultural Tax Incentives Act of 1995 provides a 50% tax credit for certain "eligible investments" in qualified agricultural businesses in Puerto Rico. The Company is currently investigating whether its investment in Garrido or other recent transactions regarding its other Puerto Rico based operations will qualify for these credits. If the Company qualifies for such credits, there can be no assurances as to the amounts or timing of any benefits that the Company may realize.

     The Small Business Job Protection Act of 1996 (the "Job Protection Act") eliminated the Section 936 credit for corporations other than "existing credit claimants". As an existing credit claimant, the Company's Puerto Rico based dairy, fruit drink and plastic bottle operations will continue to realize the benefits of Section 936 through December 31, 2005, the year in which Section 936 will be eliminated. However, for tax years beginning after December 31, 2001 and before January 1, 2006, the total amount of the Company's Puerto Rico income that is eligible to be offset by the 936 credit cannot exceed the "base period income" of the Company as determined under the Job Protection Act. This limitation may reduce the amount of credits otherwise available to the Company.

ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise" requires disclosure related to an entity's operations in different industries, its foreign operations and export sales and its major customers. See Note 19 of Notes to Consolidated Financial Statements for information about the Company's operations in the dairy and ice businesses and in different geographic areas.

     During 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed of", which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from use of the asset and its eventual disposition to the carrying amount of the asset. The adoption of this pronouncement had no material impact on the Company's results of operations or financial condition.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, SFAS 123 requires companies that choose not to adopt the new fair value accounting to disclose pro forma net income and earnings per share under the new method. During the fourth quarter of 1996, the Company will implement the disclosure requirements of this pronouncement only, and will not adopt the fair value accounting method.

                                    BUSINESS

GENERAL

     Suiza Foods is a leading manufacturer and distributor of fresh milk products, refrigerated ready-to-serve fruit drinks and coffee in Puerto Rico, fresh milk and related dairy products in California and Florida, and packaged ice in Florida and the southwestern United States. The Company has grown primarily through strategic and consolidating acquisitions. Through these acquisitions, the Company has realized regional economies of scale and operating efficiencies by consolidating manufacturing and distribution operations in each of its core businesses. The Company conducts its dairy operations primarily through Suiza-Puerto Rico, Swiss Dairy and Velda Farms and its ice operations through Reddy Ice. Each of these operating subsidiaries is a strong regional competitor with an established reputation for customer service and product quality. These subsidiaries market their products through extensive distribution networks to a diverse group of customers, including convenience stores, grocery stores, schools and institutional food service customers.

BUSINESS STRATEGY

     The Company's strategy is to continue to expand its dairy and ice operations primarily through consolidating acquisitions within its existing markets and through strategic acquisitions of dairy, ice and related businesses in new geographic markets. The Company will seek to acquire regional dairy and ice operations that have significant market share and long-standing customer relationships. After entering new geographic markets through strategic acquisitions, the Company will pursue consolidating acquisitions where such opportunities exist. In addition, the Company will seek to expand its existing operations by adding new customers, extending its product lines and securing distribution rights for additional branded product lines.

     The following table details the Company's acquisition history (dollars in millions):

                                                            Purchase Price
                                                      -------------------------
                                           Date       Strategic   Consolidating
                                      --------------- ---------   -------------
     Dairy
       Suiza-Puerto Rico               December 1993    $99.4
       Mayaguez                          July 1994                    $7.6
       Velda Farms                       April 1994      54.8
       Flav-O-Rich                      October 1994                   5.9
       Skinners' Dairy                  January 1996                   2.9
       Garrido                           July 1996       35.4
       Swiss Dairy                     September 1996    53.9

     Ice
       Reddy Ice                         April 1988      23.7
       Sparkle Ice                      October 1988     32.1
       Various small ice companies (2)     1988                        0.9
       Various small ice companies (1)     1990                        1.3
       Various small ice companies (4)     1991                        5.2
       Various small ice companies (2)     1993                        0.7
       Various small ice companies (3)     1994                        0.8
       Various small ice companies (4)     1995                        2.3
       Various small ice companies (10)    1996                        3.9

INDUSTRY OVERVIEW

DAIRY

     According to published industry statistics, approximately $22.2 billion of fresh milk products were sold in 1994 at the wholesale level in the United States compared to $21.5 billion sold in 1988. Management believes that the dairy industry is mature in both the mainland United States and Puerto Rico.

     The dairy industry has excess capacity and has been in the process of consolidation for many years. Excess capacity has resulted from the development of more efficient manufacturing techniques, the establishment of captive dairy manufacturing operations by large grocery retailers and relatively little growth in the demand for fresh milk products. As the industry has consolidated, many smaller dairy processors have been eliminated and several large regional dairy processors have emerged. According to published industry statistics, in 1994 there were approximately 682 fresh milk processing plants in the United States, a decline of 509 from the 1,191 plants operating in 1982. The number of plants with 20 or more manufacturing employees declined from 792 to 466 over the same period. Management believes that this consolidation trend will continue.

ICE

     The ice industry is highly fragmented and is regional because of the relatively high cost of transporting ice. Demand for ice is seasonal, with peak demand occurring in the second and third calendar quarters. The availability of ice during periods of high demand is important to grocery retailers and convenience stores. The ice industry has therefore emerged as a service oriented business requiring efficient manufacturing facilities and distribution systems capable of accommodating peak demand levels.

PRODUCTS AND SERVICES

     The Company's largest product line is fresh milk products, which generated $5.3 million (or 10.3%), $227.9 million (or 66.8%) and $291.8 million (or 67.8%)
of the Company's consolidated total net sales in 1993, 1994 and 1995, respectively. Ice, the Company's second largest product line, generated
$45.1 million (or 87.3%), $47.7 million (or 14.0%) and $50.5 million (or 11.7%)
of the Company's consolidated total net sales in 1993, 1994 and 1995, respectively. The change in the percentage of consolidated total net sales represented by sales of fresh milk and by sales of ice from 1993 to 1995 is primarily the result of the significant dairy acquisitions in December 1993 and in April 1994.

DAIRY

     The Company's dairy operations manufacture and distribute fluid milk, coffee and related products under proprietary brand names and on a private-label basis for large customers. The Company also purchases and distributes certain other products such as yogurt, packaged ice cream and ice cream novelties.

ICE

     The Company manufactures and distributes ice products for retail, commercial and institutional markets. The Company's primary product is cocktail ice in eight pound bags, which it sells principally to convenience and grocery stores. The Company also sells cocktail ice in various bag sizes ranging from three pounds to 40 pounds to restaurants, bars, stadiums, vendors and caterers. In addition, the Company sells block ice in ten and 300 pound sizes to commercial and industrial customers.

SALES AND DISTRIBUTION

DAIRY

     The Company markets and sells its dairy product line to a variety of retail and food service outlets including grocery stores, club stores, convenience stores, gas stores, schools, restaurants, hotels and cruise ships. The Company's dairy operations serve over 20,000 customers in its markets utilizing a fleet of over 950 delivery vehicles. Suiza-Puerto Rico is the largest of two fresh milk processors in Puerto Rico and distributes its products to grocery stores, retail outlets and schools, and also distributes third party brand name ice cream and other refrigerated and frozen foods principally to medium-sized and large grocery stores. Swiss Dairy distributes fresh milk and a limited number of other products to high volume retailers, including grocery and club stores.
More than 90% of Swiss Dairy's net sales during the first six months of 1996 were made to three large retailers. Velda Farms serves approximately 10,000 customers and focuses its distribution efforts on food service accounts, convenience stores, club stores and schools.

ICE

     The Company markets its ice products to convenience and grocery stores for retail sales and, to a lesser extent, to business and institutional customers that utilize the Company's products in their operations. The Company serves approximately 20,000 sites from 21 ice manufacturing facilities and 5 distribution centers. The Company provides ice merchandisers to a substantial majority of these sites. During 1995, the Company's largest two ice customers accounted for approximately 23% of net ice sales.

     The Company's ice distribution fleet consists of approximately 170 delivery vehicles, the majority of which are owned. In order to meet peak demand, the Company expands its fleet during the summer season with short-term leased vehicles.

RAW MATERIALS AND SUPPLY

DAIRY

     The Company purchases milk, its primary raw material, from farmers and farm co-operatives under contractual arrangements. Certain aspects of the Company's milk supply arrangements are regulated by governmental authorities. See
" -- Government Regulation -- Milk". Fluid milk is generally readily available. The Company has traditionally experienced slight shortages in its milk supply in Puerto Rico during the months of September and October each year. Management estimates that these shortages, when they occur, reduce its Puerto Rico dairy sales by less than 2% during these months. Other raw materials, such as juice concentrates, sweeteners, and packaging supplies are generally available from numerous suppliers and the Company is not dependent on any single supplier for these materials. Certain of these raw materials are purchased under long term contracts in order to obtain lower costs.

ICE

     Except with respect to its water supply and electricity, the Company is not dependent upon any single supplier for materials used in the manufacturing and packaging of its ice products. The Company has not experienced any material supply problems in the past with respect to its ice business.

COMPETITION

     The Company's businesses are highly competitive. The Company has a number of competitors in each of its major product, service and geographic markets, and many of these competitors are larger, more established and better capitalized than the Company.

DAIRY

     PUERTO RICO

     The Company owns and operates two of the three fresh milk manufacturing facilities in Puerto Rico. The Company's competitor, Vaqueria Tres Monjitas ("Tres Monjitas"), operates a single manufacturing plant. The Company manufactures and distributes approximately 66% of the fresh milk sold in Puerto Rico while Tres Monjitas, which is well capitalized and operates an efficient manufacturing plant, manufactures and distributes approximately 34%. The Company competes primarily on the basis of service, price, brand name recognition and quality. Because of the Company's size, the quality of its manufacturing facilities, the efficiency of its largely non-union work force, the strength of its distribution network and the strength of its brand name, management believes the Company can continue to compete effectively in the Puerto Rico dairy business.

     The Company does not presently face competition in the Puerto Rico fresh dairy business from outside Puerto Rico, nor does it expect to in the foreseeable future. The Company's fresh dairy business does, however, compete with shelf stable milk products, which are manufactured by one manufacturer in Puerto Rico and also imported from the mainland United States and Canada. Management believes that shelf stable milk competes with fresh milk primarily where the consumer lacks adequate refrigeration or in small quantity uses, such as coffee creamers. Management further believes that sales of shelf stable milk are approximately one-tenth as large as sales of fresh milk and that sales of shelf stable products have shown moderate volume increases in recent years.

     In the refrigerated ready-to-serve fruit drink segment, Tres Monjitas is the Company's largest direct competitor located in Puerto Rico. In addition to competition from other local manufacturers and distributors of refrigerated ready-to-serve fruit drinks, the Company competes against numerous other beverage companies, including large United States-based manufacturers and marketers of carbonated and non-carbonated beverages. These competitors are generally larger and better capitalized than the Company. Although management believes that competition will continue to grow from fruit drink and other beverage companies, management anticipates that the Company will be able to continue to compete effectively in the fruit drink segment because of the strength and efficiency of its distribution network, its recognizable brands and the established presence of its products in the dairy case.

     UNITED STATES

     The Company's competitors in its U.S. dairy processing and distribution business include other large, independent dairy processing companies and dairy processors owned by grocery chains, many of which are larger and better capitalized than the Company. Due to the cost of transporting fresh milk, competition in the fluid dairy business tends to be regional rather than national, with flexibility of service, price, breadth of product line and quality as the primary competitive factors. Within its U.S. markets, the Company focuses on tailoring its service to specific classes of trade such as convenience stores and institutional food service accounts in Florida and grocery stores in California.

     In addition to competition from other dairy manufacturers, the Company's Florida dairy operation competes with food service companies and other distributors of dairy products, many of which are large, well-capitalized, national companies. Although competition in the dairy and food distribution business is intense, management believes that the Company's focus on customer service and tailored product lines allow it to compete effectively. In its Florida ice cream distribution business, the Company competes with large integrated dairy and ice cream manufacturing companies and independent distributors of national ice cream brands. Because the Company offers brands manufactured by third parties as well as its own brand of ice cream products, the Company competes effectively in this market by offering convenience stores and other small retailers a broad line of ice cream products and frozen novelties. By carrying a broad line of popular national and other brands, the Company generates profitable sales volumes from retail sites that single line or other more limited distributors may find uneconomical to service.

ICE

     The Company competes primarily with smaller independent regional ice manufacturers and machines that manufacture and package ice at store locations. In addition to this direct competition, certain convenience and grocery retailers operate commercial ice plants for internal use or manufacture and bag ice at their store locations. During peak season, however, the Company frequently services retailers that manufacture their own ice. To further compete in this segment, the Company also offers ice machines that manufacture and package ice at customer locations.

     Competition in the ice business is based primarily on service, price and quality. In order to successfully compete, an ice manufacturer must be able to substantially increase production and distribution on a seasonal basis while maintaining cost efficiency. Management believes that the size and quality of the Company's ice facilities, its high regional market share and its route density allow it to compete effectively. Because only one ice manufacturer typically serves an individual retail site, the Company's ice products generally do not face competition at the retail level.

     Several major grocery chains within the Company's ice markets manufacture ice at their own ice plants. While the Company does not supply these and other vertically integrated grocery retailers/manufacturers, such companies generally manufacture ice products for internal use only and do not compete for third party accounts. However, a significant increase in the utilization of captive commercial ice plants or on-site manufacturing by retailers currently serviced by the Company could have an adverse effect on the Company's operations.

FACILITIES

     The Company conducts its manufacturing and distribution operations from the following facilities:

                                  Manufacturing &
                    Region          Distribution            Distribution Only
                ---------------   ----------------          ------------------
        DAIRY:  Puerto Rico       Aguadilla                 Adjuntas (coffee)
                                  Caguas (coffee)           Anasco (coffee)
                                  Lares (coffee)            Arecibo
                                  San Juan                  Ponce (2)
                                                            San Juan (coffee)
                California        Riverside
                Florida           Miami                     Daytona Beach
                                  St. Petersburg            Fort Myers
                                  Winterhaven               Jacksonville
                                                            Orlando
                                                            Ocala
                                                            Riviera Beach
                                                            Tampa
                                                            Vero Beach
        ICE:    Arizona           Phoenix
                                  Tucson
                                  Yuma
                Florida           Auburndale                St. Petersburg
                                  Crescent City
                                  Davie
                                  New Smyrna Beach
                                  Opa Locka
                                  Tampa
                Nevada            Las Vegas
                New Mexico        Albuquerque
                Oklahoma                                    Ardmore
                Texas             Austin                    Bryan
                                  Dallas                    Port Neches
                                  Fort Worth
                                  Houston (2)

                                  Manufacturing &
                    Region          Distribution            Distribution Only
                ---------------   ----------------          ------------------
                                  Killeen
                                  Pilot Point
                                  Rockwall
                                  Splendora
                                  Waco
                Utah                                        Salt Lake City

     The Company maintains two administrative offices located in leased premises in Dallas, including its executive offices located at 3811 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219.

TRADEMARKS

     The Company has developed or acquired several trademarks and brand names for use in its dairy and ice businesses, including the following:

                              Company-owned                                          Licensed
             ---------------------------------------------------    ------------------------------------------
     DAIRY:  Suiza Dairy & Design-TM-                               Quik-Registered Trademark- (Nestle)
             Suiza Fruit & Design-TM-                               Nestle-Registered Trademark-
             Neva-TM-                                               Nestea-Registered Trademark-
             Borinquen Dairy-TM-                                    Sunnydell-Registered Trademark-
             Suiza Premium-TM-                                      Trimline-Registered Trademark-
             Mayaguez Dairy-TM-                                     Farm Field-Registered Trademark-
             Puerto Rico Dairy-TM-                                  Dairy Flower Design-Registered Trademark-
             Fruit Cooler-TM-
             Alto Grande and Design-Registered Trademark-
             Aroma Coffee Break and Design-Registered Trademark-
             Cafe Crema and Design-Registered Trademark-
             Cafe Adjuntas-TM-
             Unicaf-TM-
             Aromas de Yuaco-TM-
             Adjuntas AA-TM-
             Grand Lares-TM-
             Garrido Caracolillo-TM-
             Carbon Adjuntas-TM-
             Executive Coffee Break-TM-
             Lecherita-TM-
             Garrido Gourmet-TM-
             Garrido Blend-TM-
             Savings Office Supplies-TM-
             Grand Lares Super Premium Coffee-TM-
             The Coffee of Popes and Kings-TM-
             Velda Farms-Registered Trademark-

                              Company-owned                                          Licensed
             ---------------------------------------------------    ------------------------------------------
     ICE:    Reddy Ice-Registered Trademark-
             Sparkle Ice-Registered Trademark-
             Polar Party-Pak-Registered Trademark-
             The Ice Factory-Registered Trademark-
             Atlantic Ice Design-TM-
             Fun Time Ice-TM-
             The Ice Man-TM-
             All American Ice, Inc.-TM-
             Glacier Ice, Inc.-TM-
             Ice Cubes Limited-TM-
             Strawberry Festival-TM-
             Mountain Ice-TM-
             Artesian Ice-TM-
             Blue Star Ice-TM-
             New Smyrna Ice-TM-

     Although the Company's trademarks help distinguish the Company's products, management does not believe that the loss of any of the Company's trademarks would have a material adverse effect on its operations. The Company also holds a patent on an ice machine that manufacturers and packages ice at store locations.

GOVERNMENT REGULATION

PUBLIC HEALTH

     As a manufacturer and distributor of food products, the Company is subject to the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the Food and Drug Administration ("FDA"). This comprehensive regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. The FDA regulates manufacturing practices for foods through its current good manufacturing practices regulations, specifies the standards of identity for certain foods, including many of the products sold by the Company, and prescribes the format and content of certain information required to appear on food product labels.

     In addition, the FDA enforces the Public Health Service Act and regulations issued thereunder, which authorize regulatory activity necessary to prevent the introduction, transmission or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. The Company and its products are also subject to state and local regulation through such measures as the licensing of dairy manufacturing facilities, enforcement by state and local health agencies of state standards for the Companys products, inspection of the Companys facilities and regulation of the Company's trade practices in connection with the sale of dairy products.

     The Company utilizes quality control laboratories to test milk and other ingredients and finished products. Product quality and freshness are essential to the successful retail distribution of dairy and refrigerated ready-to-serve fruit drinks. To monitor product quality at its facilities, the Company maintains quality control programs to test products during various processing stages. Management believes that the Companys dairy and ice facilities and manufacturing practices comply with applicable government regulations.

EMPLOYEE SAFETY REGULATIONS

     The Company is subject to certain health and safety regulations including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require the Company to comply with certain manufacturing, health and safety standards to protect its employees from accidents.

ENVIRONMENTAL REGULATIONS

     The Company is subject to certain federal, state and local environmental regulations. Certain of the Company's dairy facilities discharge biodegradable wastewater into municipal waste treatment facilities in excess of levels permitted under local regulations.

     The Company maintains above-ground or underground petroleum storage tanks at many of its facilities. These tanks are periodically inspected to determine compliance with applicable regulations. The Company may be required to make expenditures from time to time in order to maintain compliance of these tanks.

     The federal government has banned the production of a refrigerant used by the Company in its ice merchandisers. The continued use of this refrigerant, however, is permitted and there are sufficient quantities of the refrigerant available to meet the Company's needs for the next several years. The Company is taking steps to facilitate its conversion to new, reformulated refrigerants. Management does not anticipate that conversion costs will be material.

     Management does not expect environmental compliance to have a material impact on the Company's capital expenditures, earnings or competitive position in the foreseeable future.

U.S. AND CALIFORNIA MILK INDUSTRY REGULATION

     The average price paid to producers for Grade A milk in most of the mainland United States is monitored by Federal Milk Marketing Orders. In California, milk prices are monitored by a state agency. In both the federal milk markets and the California milk market, raw milk prices are currently supported by the federal government through standing offers to buy storable forms of dairy products such as cheese, nonfat dry milk powder and butter. Congress has recently passed legislation to phase out federal support prices by December 31, 1999.

PUERTO RICO MILK INDUSTRY REGULATION

     The milk industry in Puerto Rico is regulated under Puerto Rico law Number 34 of June 11, 1957. This statute establishes a production ceiling for milk production by dairy farmers in order to manage the supply and demand of milk products and to stabilize prices. In addition, the Puerto Rico statute provides that the government will establish maximum prices for the dairy farm, processor and retail levels and that such prices be reviewed at least once a year.

     The Office for the Regulation of the Milk Industry, an agency of the Puerto Rico Department of Agriculture, is charged with: (i) ensuring the quality of milk products; (ii) setting the price of milk at the dairy farm level and maximum prices at the processor and retail levels; and (iii) administering and managing licenses and other matters within the industry.
As part of its review and price setting process, this agency examines the financial condition of each of the participants in the industry as well as overall economic trends within the industry. As a general rule, pricing at each of the industry levels reflects an attempt to provide a fair return to processors and farmers and maintain prices acceptable to consumers. The latest price increase for dairy manufacturers in Puerto Rico was in 1994 and, prior to that, in 1990.

EMPLOYEES

     As of September 9, 1996, the Company employed 2,322 employees in the following categories:

                                 Non-union    Union    Total
                                 ---------    -----    -----
          Dairy
            Puerto Rico              957        69     1,026
            Florida                  731                 731
            California                12       112       124

          Ice                        434                 434
          Corporate                    7                   7
                                   -----       ---     -----
            Total                  2,141       181     2,322
                                   -----       ---     -----
                                   -----       ---     -----

     The Puerto Rico union employees are subject to two collective bargaining agreements that expire in July and October 1997. The California union employees are subject to a collective bargaining agreement that expires in August 1999.

LEGAL PROCEEDINGS

     The Company is from time to time a party to legal proceedings that arise in the ordinary course of business. Management does not believe that the resolution of any threatened or pending legal proceedings will have a material adverse affect on the Company's operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of the executive officers and directors of the Company. Their respective backgrounds are described following the table.

             NAME               AGE                         POSITION
             ----               ---                         --------
 Gregg L. Engles (1)             39     Chairman of the Board and Chief Executive Officer
 Cletes O. Beshears (1)(2)       70     President and Director
 Hector M. Nevares (1)           45     President of Suiza-Puerto Rico and Director
 William P. Brick                45     Executive Vice President and Chief Operating Officer
 Tracy L. Noll                   48     Vice President, Chief Financial Officer and Secretary
 John W. Madden                  31     Vice President and Treasurer
 Robert Bartholomew (3)          49     Director
 Gayle O. Beshears (2)           67     Director
 Stephen L. Green (4)(5)         45     Director
 Robert L. Kaminski (4)(5)       45     Director
 P. Eugene Pender (3)(4)(5)      65     Director
 Robert Piccinini (3)            54     Director

------------------------
(1)  Member of the Executive Committee of the Board of Directors.
(2)  Cletes O. Beshears and Gayle O. Beshears are brothers.
(3)  Member of the Audit Committee of the Board of Directors.
(4)  Member of the Compensation Committee of the Board of Directors.
(5)  Member of the Stock Option Committee of the Board of Directors.


     GREGG L. ENGLES. Mr. Engles joined the Company in October 1994 as Chairman of the Board and Chief Executive Officer. Mr. Engles has served as Chairman of the Board and Chief Executive Officer of Reddy Ice since May
1988, Chairman of the Board of Suiza-Puerto Rico since December 1993, and Chairman of the Board of Velda Farms since April 1994. In addition, Mr. Engles has served as President of Kaminski Engles Capital Corporation ("KECC") since May 1988 and as President of Engles Management Corporation ("EMC") since February 1993. KECC and EMC are investment banking and consulting firms.
Mr. Engles was also President of Engles Capital Corporation, an investment banking and consulting firm, from May 1989 to October 1992. Mr. Engles is a director and member of the compensation committee of Columbus Realty Trust, a public real estate investment trust.

     CLETES O. BESHEARS. Mr. C.O. Beshears joined the Company in October 1994 as director, President and Chief Operating Officer. Mr. C.O. Beshears served as President and Chief Executive Officer of Velda Farms from April 1994 to April 1995. From March 1988 to April 1994, Mr. C.O. Beshears provided consulting services to companies pursuing acquisitions of dairy companies. From 1980 to 1988, Mr. C.O. Beshears served as Vice President of The Southland Corporation and Chief Operating Officer of its Dairy Group. From 1965 to 1980, Mr. C. O. Beshears served as Division Manager of several of The Southland Corporation's regional dairies, including Velda Farms. Mr. Beshears will relinquish the Chief Operating Officer title in October 1996.

     HECTOR M. NEVARES. Mr. Nevares joined the Company as a director in October 1994. Mr. Nevares has served as President of Suiza-Puerto Rico since June 1983, having served in additional executive capacities at Suiza-Puerto Rico since June 1974. Mr. Nevares is a director of First Federal Savings Bank, a public company, in San Juan, Puerto Rico.

     WILLIAM P. BRICK. Mr. Brick joined the Company in July 1996 as Executive Vice President and will become Chief Operating Officer of the Company in October 1996. Prior to joining the Company, Mr. Brick served as Vice President - Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From

August 1995 until January 1996, Mr. Brick served as Vice President - Sales and Marketing for Ultra Products. From April 1995 until August 1995, Mr. Brick owned and operated a private golf course in Ontario, Canada. Mr. Brick served in various marketing capacities, including Vice President of Sales, for The Morningstar Group, Inc. from October 1991 until December 1994. Beginning in 1988 until August 1991, Mr. Brick served in various marketing capacities for Palm Dairies Inc. in Calgary, Alberta.

     TRACY L. NOLL. Mr. Noll joined the Company in October 1994 as Vice President, Chief Financial Officer and Secretary. Prior to joining the Company, Mr. Noll served as Controller of Foxmeyer Corporation from June 1994 until September 1994. From March 1988 until June 1994, Mr. Noll served as Vice President and Chief Financial Officer of The Morningstar Group Inc., the parent company of Velda Farms until its acquisition by the Company in April 1994.

     JOHN W. MADDEN. Mr. Madden joined the Company in October 1994 as Vice President and Treasurer. From November 1990 to October 1994, Mr. Madden was employed by and associated during various periods with KECC, EMC and Engles Capital Corporation. From July 1988 to July 1990, Mr. Madden was employed as an analyst with Bankers Trust Company.

     ROBERT BARTHOLOMEW. Mr. Bartholomew was elected to the Company's Board of Directors in October 1994. Since June 1990, Mr. Bartholomew has been a principal of Pacific Mezzanine Investors, L.P. ("PMI") and an officer of Pacific Mezzanine Associates, Inc., the general partner of PMI and an indirect, wholly owned subsidiary of Pacific Mutual Life Insurance Company, a principal stockholder of the Company.

     GAYLE O. BESHEARS. Mr. G.O. Beshears joined the Company as a director in October 1994. Mr. G.O. Beshears served as President of Reddy Ice from May 1988 until September 1996. From January 1985 to May 1988, Mr. G.O. Beshears served as Division Manager of the Reddy Ice division of The Southland Corporation. Prior to January 1985, Mr. G. O. Beshears served in a number of capacities for The Southland Corporation's Dairy Group, including Division Manager of Midwest Farms Dairy.

     STEPHEN L. GREEN. Mr. Green was elected to the Company's Board of Directors in October 1994. Mr. Green has served as a General Partner of Canaan Capital Partners, L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., principal stockholders of the Company, since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital Corporation's Corporate Finance Group. Mr. Green is a director of Chartwell Re Corporation and CapMAC Holdings Inc., each of which is a public company.

     ROBERT L. KAMINSKI. Mr. Kaminski was elected to the Company's Board of Directors in November 1994. Mr. Kaminski has served as President of Robert Kaminski Interests, Inc. since 1984 and has been a principal in KECC since 1988. Robert Kaminski Interests, Inc. and KECC are both investment banking and consulting firms.

     P. EUGENE PENDER. Mr. Pender was elected to the Company's Board of Directors in October 1994. Prior to his retirement in December 1987, Mr. Pender served as Vice President and Controller of The Southland Corporation. Thereafter, Mr. Pender served as a consultant to The Southland Corporation until March 1991.

     ROBERT PICCININI. Mr. Piccinini was elected to the Company's Board of Directors in November 1995. Mr. Piccinini has served as Chairman of the Board and Chief Executive Officer of Save Mart Supermarkets since 1985. Prior to 1985, Mr. Piccinini served in a number of capacities at Save Mart, including President from 1981 to 1985 and Vice President from 1971 to 1981.

     The Company's Certificate of Incorporation divides the Board of Directors into three classes, with regular three-year staggered terms. C.O. Beshears, Hector M. Nevares, and Robert Bartholomew will serve until the annual meeting of stockholders in 1997, Gregg L. Engles, P. Eugene Pender and Robert Piccinini will serve until the annual meeting of stockholders in 1998, and G.O. Beshears, Robert L. Kaminski and Stephen Green will serve until the annual meeting of stockholders in 1999.

     Upon completion of the Combination, the Company entered into employment agreements with Messrs. Engles and C.O. Beshears and agreed to nominate and support their election as members of the Board of Directors during the term of their employment with the Company. Additionally, the Company agreed to nominate and support Mr. Engles' election as Chairman of the Board. The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

     The Company pays its unaffiliated outside directors an annual fee of $15,000, payable quarterly, plus a fee of $1,000 for each board meeting attended. (As referred to herein, an unaffiliated outside director is a director who is not an employee or officer of the Company or any of its subsidiaries, nor a beneficial owner of 345,000 or more shares of Common Stock, nor an employee or affiliate of a beneficial owner of 345,000 or more shares of Common Stock; the Company's current unaffiliated outside directors are Messrs. Pender and Piccinini). The Company also pays its unaffiliated outside directors $1,000 annually for serving on a board committee and an additional $2,000 annually for chairing any such committee. The Company reimburses its directors for expenses incurred in attending board and committee meetings.

     Directors are eligible to receive stock options and restricted stock awards pursuant to the Suiza Foods Corporation 1995 Stock Option and Restricted Stock Plan (the "Option and Restricted Stock Plan"). On March 31, 1995, Mr. Pender received nonqualified stock options to purchase 3,450 shares of Common Stock at $10.51 per share, and on January 1, 1996 Mr. Piccinini received nonqualified stock options to purchase 3,450 shares of Common Stock at $12.32 per share. The Option and Restricted Stock Plan provides that each unaffiliated outside director will automatically receive nonqualified stock options to purchase 3,450 shares of Common Stock on the date such person becomes a director of the Company and on each June 30 thereafter that such person continues to serve as a director. These options vest immediately and are exercisable at fair market value on the date of grant, as determined by the Board of Directors. Directors receive stock options and restricted stock awards as described in "-- Executive Compensation -- Option and Restricted Stock Plan".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions concerning the executive officers of the Company for 1995 were made by the Board of Directors. Messrs. Engles, C.O. Beshears and Nevares participated in deliberations but abstained from voting with respect to their own employment agreements. Pursuant to the Combination: (i) certain directors and stockholders affiliated with certain directors received shares of Common Stock or options to acquire Common Stock in amounts based on their percentage ownership interest (or right to acquire such ownership interest) in Suiza-Puerto Rico, Velda Farms and Reddy Ice; (ii) stockholders of the Company, including certain directors, received certain registration rights with respect to their shares of Common Stock; (iii) Messrs. Engles and C.O. Beshears received Common Stock in exchange for certain profit interests granted as compensation for services related to the acquisition of Suiza-Puerto Rico and Velda Farms;
(iv) Mr. Nevares was paid the redemption value of certain preferred stock of Suiza-Puerto Rico; and (v) Mr. Kaminski entered into a new noncompetition and consulting agreement with the Company and received a one-time fee in connection with the termination of a preexisting consulting agreement. During the first three months of 1995, Messrs. Engles and Kaminski were paid an aggregate of $150,000 by the Company and EMC (an affiliate of Mr. Engles) was paid an aggregate of $87,500 by the Company under management consulting agreements that were terminated at the time of the Combination. In addition, at the time of the Combination, Reddy Ice sold its minority equity interest in a plastic bag manufacturer to an entity formed by the stockholders of Reddy Ice, including Messrs. Engles and Kaminski. Pacific Mutual (which is affiliated with one current director of the Company and with a director who served through November
1995) held $5.0 million of the Company's Subordinated Notes at June 30, 1996. For a more detailed description of each of these transactions and relationships, see "Certain Relationships and Related Transactions -- Historic Relationships and Related Transactions". Velda Farms purchases a portion of its requirements for frozen concentrated orange juice from an entity in which Messrs. Engles, Kaminski and Madden collectively own a minority limited partner interest. Purchases by Velda Farms from this supplier totaled approximately $1.3 million in 1995. For a more detailed description of these transactions and this relationship, see "Certain Relationships and Related Transactions -- Current Relationships and Related Transactions".

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     Prior to the completion of the Combination in March 1995, the executive officers of the Company did not receive any compensation from the Company, although certain of these officers received compensation from Suiza-Puerto Rico, Velda Farms or Reddy Ice. Messrs. Engles, C.O. Beshears and Noll now receive compensation from Suiza Management Corporation, a wholly owned subsidiary of the Company, in accordance with their respective employment agreements. Mr. Nevares receives compensation from Suiza-Puerto Rico; and Mr. G.O. Beshears receives compensation from Reddy Ice.

     The following table sets forth the annual cash compensation paid or accrued by the Company to its Chief Executive Officer and its other four most highly compensated executive officers for the year ended December 31, 1995.

                                                ANNUAL COMPENSATION
                                        ------------------------------------        LONG-TERM
                                                                OTHER ANNUAL       COMPENSATION        ALL OTHER
NAME AND                                 SALARY        BONUS    COMPENSATION    SHARES UNDERLYING    COMPENSATION
PRINCIPAL POSITION             YEAR        ($)          ($)        ($) (1)          OPTIONS (#)         ($) (2)
------------------             ----     --------     --------   ------------    -----------------    ------------
Gregg L. Engles (3).........   1995     $299,467     $180,000         --             138,000              --
 Chairman of the Board and
  Chief Executive Officer
Cletes O. Beshears..........   1995      291,509      175,300         --             138,000              --
 President and
  Chief Operating Officer
Hector M. Nevares...........   1995      280,000       92,400         --              34,500              --
 President of
  Suiza-Puerto Rico
Gayle O. Beshears...........   1995      216,711       95,172         --              34,500            $9,019
 President of Reddy Ice
Tracy L. Noll...............   1995      160,000       43,200         --              77,625              --
 Vice President and Chief
  Financial Officer

-------------------------
(1) In each case, the aggregate value of perquisites and other personal benefits does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.
(2) The amounts shown in the "All Other Compensation" column consist of contributions by the Company to a 401(k) plan on behalf of the named executive.
(3) Reflects only payments for the nine months following completion of the Combination prior to which no compensation was paid by any of the Combined Entities.

OPTION AND RESTRICTED STOCK PLAN

     In March 1995, the Board of Directors of the Company adopted the Option and Restricted Stock Plan, which provides for grants of incentive and nonqualified stock options and awards of restricted stock to directors and key employees of the Company and its subsidiaries. The Option and Restricted Stock Plan permits grants and awards covering up to 1,069,500 shares of Common Stock, provided that no more than 379,500 shares may be awarded as restricted stock. Any shares subject to unexercised portions of stock options that terminate or subject to restricted stock awards that fail to vest and are forfeited may be reissued under new stock option grants or restricted stock awards. At August 31, 1996, options to purchase an aggregate of 785,078 shares of Common Stock and 6,250 shares of restricted stock were outstanding under the Option and Restricted Stock Plan and an additional 278,172 shares were available for future grants.

     The Option and Restricted Stock Plan is administered by a committee of disinterested directors (the "Stock Option Committee"), which has the authority to determine who will receive stock options or restricted stock, the number of shares of Common Stock subject to such stock options or restricted stock awards, and the terms of such stock options or restricted stock awards, including the exercise price of the stock options and any vesting periods.

     In accordance with the Option and Restricted Stock Plan, the exercise price of stock options will not be less than the fair market value of the Common Stock on the date of grant, as determined by the Stock Option Committee, and in the case of an incentive stock option granted to an employee owning 10% of the Common Stock of the Company on the date of grant, not less than 110% of the fair market value. The Option and Restricted Stock Plan permits the exercise of stock options by delivery of shares of Common Stock owned by the optionee in lieu of or in addition to cash or by financing made available by the Company. The Option and Restricted Stock Plan also permits the Stock Option Committee to grant stock options with terms that provide for acceleration of vesting upon a change in control.

     During 1995, options to purchase an aggregate of 477,825 shares of Common Stock at $10.51 per share were granted under the Option and Restricted Stock Plan. The following table provides information regarding stock options granted during 1995 to the executive officers of the Company named in the Summary Compensation Table.

                         OPTION GRANTS DURING 1995

                                             INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                           ---------------------------------------------------------      VALUE AT ASSUMED
                                                % OF TOTAL                              ANNUAL RATES OF STOCK
                                NUMBER OF         OPTIONS                                PRICE APPRECIATION
                               SECURITIES       GRANTED TO    EXERCISE                   FOR OPTION TERM (2)
                           UNDERLYING OPTIONS    EMPLOYEES      PRICE     EXPIRATION    ---------------------
NAME                         GRANTED (#)(1)     DURING 1995   ($/SHARE)       DATE       5% ($)      10% ($)
----                       ------------------   -----------   ---------   ----------    --------   ----------
Gregg L. Engles.....             138,000            29.1%       $10.51      3/31/2005    $911,897   $2,310,927
Cletes O. Beshears..             138,000            29.1         10.51      3/31/2005     911,897    2,310,927
Hector M. Nevares...              34,500             7.3         10.51      3/31/2005     227,974      577,732
Gayle O. Beshears...              34,500             7.3         10.51      3/31/2005     227,974      577,732
Tracy L. Noll.......              77,625            16.4         10.51      3/31/2005     512,942    1,299,896

___________
(1) Excludes options granted in the Combination pursuant to the Exchange Plan in exchange for the cancellation of options granted in prior years by the Combined Entities. See "Certain Relationships and Related Transactions -- Historical Relationships and Related Transactions -- The Combination -- Stock Options".

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive officer will be at or near the assumed 5% or 10% levels.

     The following table provides information regarding the exercise of stock options during 1995 and the year-end option values.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                       SHARES                       OPTIONS AT YEAR END (#)          AT YEAR END ($)(1)
                     ACQUIRED ON       VALUE       --------------------------    ---------------------------
NAME                 EXERCISE (#)   REALIZED ($)   EXERCISABLE  UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                 ------------   ------------   -----------  -------------    -----------   -------------
Gregg L. Engles           --             --               --       138,000        $       --      $250,000
Cletes O. Beshears        --             --            1,766       145,065             9,757       289,028
Hector M. Nevares         --             --               --        34,500                --        62,500
Gayle O. Beshears         --             --          281,645        34,500         3,362,596        62,500
Tracy L. Noll             --             --               --        77,625                --       140,625

___________
(1) The value of in-the-money options at year-end is based on the fair market value of $12.32 per share of Common Stock, as determined by the Stock Option Committee of the Board of Directors in connection with the grant of options under the Option and Restricted Stock Plan as of January 1, 1996.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     The Company entered into employment agreements with Messrs. Engles and C.O. Beshears in March 1995, pursuant to which Mr. Engles serves as Chairman of the Board and Chief Executive Officer of the Company and Mr. C.O. Beshears serves as President and Chief Operating Officer of the Company. The employment agreements provide that Messrs. Engles and C.O. Beshears will receive annual base salaries of $400,000 and $350,000, respectively, as well as incentive cash bonuses. If certain minimum levels of net income are met, Mr. Engles and Mr. C.O. Beshears may earn an incentive cash bonus of up to 100% and 90%, respectively, of their respective annual base salaries. Based on the Company's net income during 1995, Mr. Engles received an incentive cash bonus of $180,000 and Mr. C.O. Beshears received an incentive cash bonus of $141,750. The Board of Directors is required to review cash compensation arrangements for Messrs. Engles and C.O. Beshears annually and provide for such increases as may be warranted in accordance with the Company's policies.

     The employment agreements of Messrs. Engles and C.O. Beshears had initial terms of three years, but have been extended until March 31, 1999. These agreements may be terminated by the Company prior to completion of the term upon the death or disability of the employee, "with cause", or in the event the employee materially breaches the agreement. As defined in the employment agreements, the term "with cause" means any termination of the employee for:
(i) commission of an act of fraud or embezzlement against the Company;
(ii) conviction of a felony or a crime involving moral turpitude; (iii) gross negligence or willful misconduct in performing the employee's duties; or
(iv) breach of fiduciary duty in connection with the employee's employment. Messrs. Engles' and C.O. Beshears' employment agreements also contain two-year non-compete provisions, which apply if the respective employee is terminated with cause or in the event the employee materially breaches the agreement.

     Hector M. Nevares serves as President of Suiza-Puerto Rico and receives an annual base salary of $280,000 and an annual bonus equal to 33% of his base salary, pursuant to an employment agreement entered into in December 1993 and amended in March 1995. Mr. Nevares may earn up to an additional 27% (or a combined maximum of up to 60%) of his annual base salary if certain minimum levels of operating income are met at Suiza-Puerto Rico. Based on operating income at Suiza-Puerto Rico during 1995, Mr. Nevares received an incentive cash bonus of $92,400 for 1995. The Company is required to review Mr. Nevares' cash compensation arrangements annually and provide for such increases as may be warranted in accordance with the Company's policies. The agreement had an initial term expiring on December 15, 1996, but has been extended until March 31, 1999. This Agreement is terminable by the Company prior to the completion of its term only upon the death or disability of Mr. Nevares or "for cause". As defined in Mr. Nevares' employment agreement, the term "for cause" means any termination of the employee for: (i) misconduct or action damaging or detrimental to the Company; (ii) engaging in conduct that would constitute a crime; (iii) the use, possession, sale, transportation, distribution or being under the influence of a controlled substance other than as prescribed by a licensed physician; or (iv) misappropriation of the Company's funds or conviction of a crime involving a felony. Mr. Nevares' employment agreement contains a five-year non-compete provision, which applies upon termination of his employment agreement for any reason.

     Mr. G.O. Beshears has agreed to a three-year noncompetition covenant, which applies if he is terminated for any reason. Mr. G.O. Beshears ceased serving as the President of Reddy Ice in September 1996.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Certificate of Incorporation provides, consistent with the provisions of the Delaware General Corporation Law, that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. This does not apply, however, with respect to any action for unlawful payments of dividends, stock purchases or redemptions, nor does it apply if the director: (i) has breached his duty of loyalty to the Company and its stockholders; (ii) does not act in good faith or, in failing to act, does not act in good faith; (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) has derived an improper personal benefit. The provisions of the Certificate of Incorporation eliminating liability of directors for monetary damages do not affect the standard of conduct to which directors must adhere, nor do such provisions affect the availability of equitable relief. In addition, such limitations on personal liability do not affect the availability of monetary damages under causes of action based on federal law.

     The Company's Certificate of Incorporation provides for indemnification of its officers and directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Company intends to purchase and maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or executive officers or arising out of such status.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CURRENT RELATIONSHIPS AND RELATED TRANSACTIONS

     As of June 30, 1996, John Hancock and Pacific Mutual held $31.0 million and $5.0 million, respectively, of the Company's outstanding Subordinated Notes. In April 1996, John Hancock Mutual Life Insurance Company and an affiliate ("John Hancock") and Pacific Mutual Life Insurance Company and an affiliate ("Pacific Mutual") were paid approximately $14.0 million (including approximately
$1.4 million in prepayment penalties) and approximately $3.5 million (including approximately $0.4 million in prepayment penalties), respectively, from the net proceeds from the IPO in repayment of the 15% Subordinated Notes, together with accrued interest on the principal amounts repaid.

     The Company purchases plastic bags for use in its ice business from a plastic bag manufacturer in which certain affiliates of the Company own a minority equity interest. The seller principally manufactures bread bags. The Company's purchases from this supplier totaled approximately $341,000 through August 31, 1996 and the Company had outstanding purchase orders from this supplier totaling approximately $82,000 as of that date. Management believes that the terms of the purchase orders are at least as favorable to the Company as could have been obtained in an arms'-length transaction with an unaffiliated third party. See "-- Historic Relationships and Related Transactions -- Other Historic Relationships and Related Transactions".

     Velda Farms purchases a portion of its requirements for frozen concentrated orange juice from an entity in which Messrs. Engles, Kaminski and Madden collectively own a minority limited partner interest. Velda Farms has no written agreement with this supplier, and all purchases are based on purchase orders. Management of Velda Farms monitors the market price for frozen concentrated orange juice by maintaining contact with a number of potential suppliers and purchases the product from the supplier offering the lowest price, inclusive of delivery and other service charges. Management believes that the terms of the purchase orders are at least as favorable to the Company as could be obtained in an arms'-length transaction with an unaffiliated third party. Purchases by Velda Farms from this supplier totaled approximately $457,000 in 1994, $1.3 million in 1995 and $1.2 million through August 1996.

     In connection with the Combination, the Company granted certain registration rights to the Predecessor Owners (defined below) and issued new options in exchange for options previously granted by the Combined Entities. The Company will have ongoing obligations with respect to these registration rights and stock options. See "-- Historic Relationships and Related Transactions -- The Combination -- Registration Rights" and "-- Historic Relationships and Related Transactions -- The Combination -- Stock Options".

HISTORIC RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITIONS

     In December 1993, Suiza Holdings, L.P. (the "Suiza Partnership") (one of the Combined Entities) purchased Suiza-Puerto Rico from the Nevares family. The total purchase price was $99.4 million, which included: (i) a cash payment of $85.9 million to the Nevares family; (ii) the payment of certain liabilities to third parties at closing; (iii) preferred stock of Suiza-Puerto Rico with an aggregate liquidation preference of $5.0 million, which was issued to Mr. Nevares and his sister; and (iv) preferred stock of Suiza-Puerto Rico with an aggregate annual dividend of $50,000, which was issued to Mr. Nevares. The cash portion of the purchase price and payments made to third parties at closing were financed with the proceeds from the following: (i) the issuance by the Suiza Partnership and its general partner of $15.0 million of equity to certain investors (collectively, the "Predecessor Owners"), including John Hancock, Pacific Mutual, Canaan Capital Limited Partnership and an affiliate ("Canaan") and Messrs. Engles, C.O. Beshears, Nevares and Madden, each of whom is a director and/or executive officer of the Company; (ii) the issuance by the Suiza Partnership of $25.0 million in principal amount of subordinated indebtedness (including lender warrants), to John Hancock and Pacific Mutual; and (iii) a portion of the proceeds from an aggregate $72.0 million senior term loan and revolving line of credit provided by The Chase Manhattan Bank, N.A. to Suiza-Puerto Rico. The $15.0 million of equity issued by the Suiza Partnership and its general partner to the Predecessor Owners included limited partnership interests of the Suiza Partnership and shares of common stock of its general partner. The $15.0 million purchase price paid by the Predecessor Owners for this equity was determined through arms'-length negotiations among the Predecessor Owners.

     In April 1994, Velda Holdings, L.P. (the "Velda Partnership") (one of the Combined Entities) and its general partner purchased Velda Farms from The Morningstar Group Inc. The total purchase price was $54.8 million, which included: (i) a cash payment of $48.4 million; and (ii) preferred stock of Velda Farms with a liquidation preference of $3.0 million. The cash portion of the purchase price was financed with the proceeds from the following: (i) the issuance by the Velda Partnership, its general partner and one of its subsidiaries of $6.2 million of equity to the Predecessor Owners, including John Hancock, Pacific Mutual, Canaan, and Messrs. Engles, C.O. Beshears, Nevares and Madden; (ii) the issuance by the Velda Partnership of $14.0 million in principal amount of subordinated indebtedness (including lender warrants) to John Hancock and Pacific Mutual; and (iii) a portion of the proceeds from an aggregate
$34.5 million senior term loan and revolving line of credit provided by a group of banks to Velda Farms. The $6.2 million of equity issued by the Velda Partnership, its general partner and one of its subsidiaries included limited partnership interests of the Velda Partnership, shares of common stock of its general partner and shares of common stock of a subsidiary of the Velda Partnership. The $6.2 million purchase price for this equity was determined through arms'-length negotiations among the Predecessor Owners.

THE COMBINATION

     As a result of the Combination, the Company became a holding company for Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Combined Entities were corporations and partnerships originally formed to acquire Suiza-Puerto Rico, Velda Farms and Reddy Ice. The Combined Entities and Predecessor Owners entered into an agreement (the "Combination Agreement") pursuant to which certain mergers, exchanges and related transactions were consummated simultaneously. Pursuant to the Combination Agreement, all of the Predecessor Owner's equity interests in the Combined Entities were converted into shares of Common Stock, or options to acquire shares of Common Stock, of the Company.

     The exchange ratios for conversion or exchange in the Combination of the pre-existing equity interests in the Combined Entities were determined through negotiations among the Combined Entities and the Predecessor Owners as to the relative values of Suiza-Puerto Rico, Velda Farms and Reddy Ice. These relative values, expressed as a percentage of the value of the Company, are as follows:

                 Suiza-Puerto Rico.....................  51.02%
                 Velda Farms...........................  13.74%
                 Reddy Ice.............................  35.24%

Based on these relative values, the Predecessor Owners of Suiza-Puerto Rico received shares of Common Stock and options to acquire shares of Common Stock in the Combination in an aggregate amount equal to 51.02% of the 6,900,002 shares of Common Stock outstanding or subject to options immediately after the Combination (excluding options granted under the Option and Restricted Stock
Plan). The Predecessor Owners of Velda Farms and Reddy Ice likewise received shares of Common Stock and options to acquire shares of Common Stock in an aggregate amount equal to 13.74% and 35.24%, respectively, of such 6,900,002 shares. Each of the Predecessor Owners received shares or options to acquire shares of Common Stock in an amount equal to such Predecessor Owner's percentage ownership interest or right to acquire such ownership interest on a fully diluted basis in Suiza-Puerto Rico, Velda Farms or Reddy Ice, multiplied by the aggregate number of shares of Common Stock and shares of Common Stock subject to options to be received by the Predecessor Owners in Suiza-Puerto Rico, Velda Farms and Reddy Ice, as applicable. The options held in Suiza-Puerto Rico, Velda Farms or Reddy Ice were exchanged for options to acquire the same number of shares of Common Stock as the holders of the predecessor options would have acquired if they had exercised such options prior to the Combination and then exchanged the equity acquired upon such exercise for shares of Common Stock in the Combination. Each of the new options has substantially the same terms as the predecessor option for which it was exchanged, with the same aggregate exercise price and vesting schedule. See "-- Stock Options".

     As discussed in more detail in the following table, certain executive officers, directors and 5% stockholders of the Company received certain benefits in connection with the Combination.

COMMON STOCK RECEIVED IN THE COMBINATION

     The following table reflects, for each of the executive officers, directors and 5% stockholders of the Company, for all such officers, directors and 5% stockholders as a group and for all the Predecessor Owners as a group: (i) the number of shares of Common Stock received (of record and beneficially) in the Combination for his or its equity interests in the Combined Entities; (ii) the aggregate cost to such person or group of the shares of Common Stock received in the Combination (which is the aggregate amount of the investment by such person or group in the Combined Entities); and (iii) the resulting average cost per share of the shares of Common Stock received in the Combination by each such person or group for his or its equity interests in the Combined Entities:

                                  SHARES OF     AGGREGATE COST
                                COMMON STOCK     OF SHARES OF
                               RECEIVED IN THE   COMMON STOCK   AVERAGE COST
NAME                             COMBINATION      RECEIVED       PER SHARE
----                           ---------------  --------------  ------------
Gregg L. Engles...............  1,352,169(1)      $  932,500       $0.69
Cletes O. Beshears............     50,489            220,000        4.36
Hector M. Nevares.............    317,767          2,100,000        6.61
Gayle O. Beshears.............     16,370             45,000        2.75
Tracy L. Noll.................         --                 --          --
James Green...................      5,887             40,000        6.79
John W. Madden................     51,495(2)          71,000        1.38
Robert L. Kaminski............    865,367(1)          52,000        0.06
P. Eugene Pender..............         --                 --          --
Robert Bartholomew............         -- (3)             --          --
Robert Piccinini..............         --                 --          --
Stephen L. Green..............    847,379(4)       5,600,000        6.61
John Hancock..................  1,542,418(5)       9,008,543        5.84
Pacific Mutual................    968,745(6)       6,281,363        6.48
Canaan........................    847,379(7)       5,600,000        6.61
All executive officers,
 directors and 5%
 stockholders as a group......  6,018,086         24,350,406        4.05
All Predecessor Owners
 as a group...................  6,313,479         25,592,520        4.05
____________________
(1) Includes 11,757 shares that are held subject to an option in favor of Mr. Madden.
(2) Excludes 11,757 shares held by each of Messrs. Engles and Kaminski subject to options in favor of Mr. Madden.
(3) Excludes 879,941 shares held by Pacific Mutual Life Insurance Company and 88,804 shares held by PM Group Life Insurance Company, each of which exercises independent voting and investment power with respect to such shares. Mr. Bartholomew, who is an officer of Pacific Mezzanine Associates, Inc., an indirect, wholly owned subsidiary of Pacific Mutual Life Insurance Company, disclaims beneficial ownership of such shares.
(4) Consists solely of shares owned by Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V. Mr. Green may be deemed to share beneficial ownership of such shares since he serves as a general partner of the general partner of such entities and shares voting and investment power with the other general partners of the general partner of such entities.
(5) Includes 1,515,977 shares held by John Hancock Mutual Life Insurance Company and 26,441 shares held by John Hancock Life Insurance Company of America, an indirect, wholly owned subsidiary of John Hancock Mutual Life Insurance Company.
(6) Includes 879,941 shares held by Pacific Mutual Life Insurance Company and 88,804 shares held by PM Group Life Insurance Co., an indirect, wholly owned subsidiary of Pacific Mutual Life Insurance Company, each of which exercises independent voting and investment power with respect to such shares.
(7) Includes 90,520 shares held by Canaan Capital Limited Partnership and 756,859 shares held by Canaan Capital Offshore Limited Partnership, C.V. Canaan Capital Partners, L.P., the general partner of both such entities, exercises sole voting and investment power with respect to such shares.

REGISTRATION RIGHTS

     Pursuant to the Combination Agreement, the Predecessor Owners received three demand registration rights and incidental (or piggyback) registration rights with respect to their shares of Common Stock, subject to certain limitations. See "Shares Eligible for Future Sale".

STOCK OPTIONS

     In connection with the Combination, the Company's Board of Directors adopted the Suiza Foods Corporation Exchange Stock Option and Restricted Stock Plan (the "Exchange Plan"). Pursuant to the Exchange Plan, outstanding stock options granted by certain of the Combined Entities (the "Predecessor Options"), including Predecessor Options granted to certain executive officers and directors of the Company, were converted into options to acquire an aggregate of 586,523 shares of Common Stock of the Company, representing the number of shares of Common Stock that the holders of such Predecessor Options would have acquired if they had exercised such Predecessor Options prior to the Combination and then exchanged the equity acquired upon such exercise for shares of Common Stock in the Combination. Each option granted under the Exchange Plan has substantially the same terms as the Predecessor Option for which it was exchanged, with the same aggregate exercise price and vesting schedule. See "-- Stock Options". Pursuant to the Exchange Plan, the Company granted Messrs. C.O. Beshears, James Green and G.O. Beshears options to purchase 8,831 shares, 3,679 shares and 281,645 shares of Common Stock at a per share exercise price of $6.79 per share, $6.79 per share and $0.03 per share, respectively. The options granted to Messrs. C.O. Beshears and James Green are subject to certain vesting requirements. In addition, under the Exchange Plan, restricted stock in OC Holdings, Inc. (one of the Combined Entities) previously granted to certain executive officers, directors and employees of the Company was converted into a total of 35,321 shares of Common Stock of the Company, which shares are subject to certain restrictions on transfer. Messrs. Engles, C.O. Beshears and James Green received 9,566 shares, 11,774 shares and 5,887 shares, respectively, of restricted stock in the Company in exchange for the restricted stock in OC Holdings, Inc. owned by each of them. All shares of restricted stock awarded under the Exchange Option and Restricted Stock Plan vested immediately on grant. No additional options will be granted and no additional shares of restricted stock will be awarded under the Exchange Option and Restricted Stock Plan.

PROFITS INTERESTS

     At the time of the Combination, Engles Dairy Holdings, Inc. ("EDH"), which was partially owned by Messrs. Engles and C.O. Beshears, received shares of Common Stock in exchange for EDH's profits interests in the Suiza Partnership and its general partner and the Velda Partnership and its general partner.
These profits interests were granted to EDH as compensation for the services of EMC (Engles Management Corporation, an affiliate of Mr. Engles), in identifying, structuring and negotiating the Suiza-Puerto Rico and Velda Farms acquisitions. EDH's profits interests in such entities were fixed by mutual agreement of the partners of the Suiza Partnership and the Velda Partnership. Following the Combination, EDH was dissolved and the shares of Common Stock it received in the Combination were distributed to its stockholders. As a result, Messrs. Engles, C.O. Beshears and Madden received 359,364 shares, 17,530 shares and 40,902 shares of Common Stock, respectively.

REPAYMENT OF DEBT

     At the time of the Combination, along with $1.0 million in prepayment penalties, the Company repaid $16.5 million in principal amount of senior indebtedness and $500,000 in principal amount of junior subordinated indebtedness owed to John Hancock by Reddy Ice, including interest accrued thereon through the date of the Combination. In addition, Suiza Foods assumed the obligations of the Combined Entities to John Hancock and Pacific Mutual with respect to an aggregate of approximately $50.7 million in principal amount of subordinated notes pursuant to a restated note purchase agreement. A portion of these notes will be repaid out of the net proceeds of the Offering. See "Use of Proceeds".

REDEMPTION OF PREFERRED STOCK

     Pursuant to the Combination, the Company paid an aggregate of approximately $5.0 million to redeem the shares of preferred stock issued to Hector M. Nevares and his sister and additional shares of preferred stock issued to Mr. Nevares by certain operating subsidiaries of Suiza-Puerto Rico in December 1993. The Company also paid accrued dividends on these shares of preferred stock.

INVESTMENT BANKING AND CONSULTING FEES

     In connection with the acquisition of Suiza-Puerto Rico in 1993, EMC received a transaction fee of $2.0 million. EMC is an investment banking and consulting firm owned by Gregg L. Engles. EMC and Cletes O. Beshears received transaction fees in 1994 of $1.0 million and $150,000, respectively, in connection with the acquisition of Velda Farms. EMC paid an aggregate of $225,000 from the transaction fees it received in the Suiza-Puerto Rico and Velda Farms acquisitions to John W. Madden for his services in connection with such acquisitions. EMC received an additional fee of $50,000 in November 1994 in connection with the acquisition of Flav-O-Rich by Velda Farms. Since the Combination, the Company has not paid any investment banking or consulting fees to EMC, and the Company does not intend to pay any such fees in the future.

STRATEGIC SERVICES AND MANAGEMENT CONSULTING AGREEMENTS

     At the time of the acquisition of Suiza-Puerto Rico in 1993, EMC entered into a Strategic Services Agreement with Suiza-Puerto Rico pursuant to which Suiza-Puerto Rico agreed to pay EMC an annual consulting fee of $200,000 for an initial term of three years ending in December 1996. During the period from December 16, 1993 to December 29, 1993, the year ended December 31, 1994 and during the three months ended March 31, 1995, Suiza-Puerto Rico paid approximately $8,000, $200,000 and $50,000, respectively, under this agreement. Pursuant to this agreement, EMC provided management consulting services relating to strategic and financial matters, including consultation regarding strategic acquisitions, business strategies and financial planning. EMC entered into a similar agreement with Velda Farms pursuant to which Velda Farms agreed to pay EMC an annual consulting fee of $150,000 for an initial term of three years ending in April 1997. During the period from April 10, 1994 to December 31, 1994 and during the three months ended March 31, 1995, Velda Farms paid approximately $107,500 and $37,500 under this agreement. As part of the Combination, EMC terminated these agreements.

     In connection with the merger of Reddy Ice with an affiliate and the related debt financing in September 1992, Reddy Ice entered into management consulting agreements with Gregg L. Engles and Robert L. Kaminski pursuant to which Reddy Ice paid each of them a consulting fee of $25,000 per month for an initial term of ten years, ending in September 2002. Under the agreements, Messrs. Engles and Kaminski provided management consulting services similar to those provided by EMC to Suiza-Puerto Rico and Velda Farms. Reddy Ice paid Messrs. Engles and Kaminski an aggregate of $600,000 during each of the years ended December 31, 1993 and 1994 and paid an aggregate of $150,000 during the three-month period ended March 31, 1995 under the agreements, which were terminated at the time of the Combination.

     In connection with the Combination, Mr. Kaminski entered into a new noncompetition and consulting agreement with the Company pursuant to which he received $12,500 per month in exchange for consulting services, including assisting the Company in identifying acquisition or merger candidates engaged in the business of manufacturing, distributing or selling fragmentary or block ice and in negotiating and completing such acquisitions or mergers. This agreement terminated upon completion of the IPO. The Company paid Mr. Kaminski a one-time fee of $500,000 in connection with the termination of his preexisting management consulting agreement and the execution of his new noncompetition and consulting agreement.

OTHER HISTORIC RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the acquisition of Suiza-Puerto Rico by the Company, Suiza-Puerto Rico paid dividends in an aggregate amount of $9.3 million in 1993 to Hector M. Nevares and his family.

     Prior to the acquisition of Suiza-Puerto Rico by the Company in December 1993, Suiza-Puerto Rico entered into certain privately negotiated, related party transactions with the Nevares family, which transactions do not necessarily reflect terms that could have been achieved in arms'-length negotiations. Suiza-Puerto Rico paid Mr. Hector G. Nevares, the founder of Suiza-Puerto Rico and Hector M. Nevares' father, a salary of approximately $8,900 per month for consulting services provided after his retirement in April 1988 and until the acquisition of Suiza-Puerto Rico in December 1993 by the Company. In December 1989, Suiza-Puerto Rico loaned $540,000 at a 6% fixed annual interest rate to Suiza Realty S.E., a partnership owned by Hector G. Nevares, for the purchase of real estate. The loan was repaid, together with accrued and unpaid interest of $128,000, in December 1993.

     In connection with the formation in June 1994 of a bread bag manufacturer in which Reddy Ice was a minority investor, KECC received a transaction fee of $200,000 and a profits interest in the manufacturer. In addition, Reddy Ice issued $1.5 million in aggregate principal amount of junior subordinated pay-in-kind notes and lender warrants to purchase shares of common stock of Reddy Ice to John Hancock. The proceeds from these notes were used primarily to finance Reddy Ice's investment in the bread bag manufacturer. The warrants entitled John Hancock to purchase an aggregate of 34,127 shares of Reddy Ice common stock for an exercise price of $20.00 per share, subject to adjustment. John Hancock exercised these Reddy Ice lender warrants immediately prior to the Combination and exchanged the shares of Reddy Ice common stock acquired upon such exercise for 80,243 shares of the Company's Common Stock.
Contemporaneously with the completion of the Combination, Reddy Ice sold its interest in the bread bag manufacturer to an entity formed by the equity owners of Reddy Ice at the same price Reddy Ice paid for such interest, including expenses related to the investment. In connection with this sale, this entity assumed the $1.7 million in junior subordinated pay-in-kind notes previously issued to John Hancock. John Hancock and Messrs. Engles, Kaminski, G.O. Beshears and Madden (as former equity owners of Reddy Ice) now beneficially own minority interests in the bag manufacturer. See "-- Current Relationships and Related Transactions".

     Reddy Ice paid approximately $55,000 and $54,000 in life insurance premiums for Gregg L. Engles during 1993 and 1994, respectively, and approximately $62,000 and $64,000 in life insurance premiums for Robert L. Kaminski during the same periods, respectively. Pursuant to a buy-sell provision contained in a shareholders' agreement, Reddy Ice, as beneficiary under the policies, was required to utilize the proceeds of such policies to purchase Mr. Engles' and Mr. Kaminski's equity interests in Reddy Ice from their estates. As part of the Combination, this agreement was terminated.

FUTURE TRANSACTIONS

     Although the Company has no present intention to do so, it may in the future enter into other transactions and agreements incident to its business with its directors, officers, principal stockholders and other affiliates. The Company has no current procedure to resolve conflicts of interest arising from affiliated transactions; however, the Company intends for all such transactions and agreements to be on terms no less favorable to the Company than those obtainable from unaffiliated third parties on an arms'-length basis. In addition, all such transactions will be approved by a majority of the Company's disinterested directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Company's Common Stock by: (i) each stockholder beneficially owning more than 5% of the Company's outstanding Common Stock; (ii) each director of the Company;
(iii) each executive officer named in the Summary Compensation Table; (iv) all executive officers and directors as a group; and (v) the Selling Stockholder as of August 31, 1996 and as adjusted to reflect the sale of shares in the Offering.

                                                                  PERCENT OF CLASS (1)
                                                                 ---------------------
                                              NUMBER OF SHARES   BEFORE THE  AFTER THE
NAME OF BENEFICIAL OWNER                     BENEFICIALLY OWNED   OFFERING    OFFERING
------------------------                     ------------------  ----------  ---------
Gregg L. Engles.............................    1,361,944(2)        12.6        12.6
Cletes O. Beshears..........................      117,271(3)         1.1         1.1
Hector M. Nevares...........................      329,267(4)         3.1         3.1
Tracy L. Noll...............................       32,775(5)          *           *
Gayle O. Beshears...........................      309,515(6)         2.8         2.8
Robert L. Kaminski..........................      684,518(7)         6.4         6.4
P. Eugene Pender............................        7,400(8)          *           *
Robert Bartholomew..........................          -- (9)          *           *
Robert Piccinini............................        6,900(10)         *           *
Stephen L. Green............................      847,379(11)        7.9         7.9
John Hancock................................    1,723,267(12)       16.1        16.1
Pacific Mutual..............................      968,745(13)        9.0         9.0
Canaan......................................      847,379(14)        7.9         7.9
All executive officers and directors as a
group (12 persons)..........................    3,837,355           34.0        34.0

SELLING STOCKHOLDER
-------------------
T. Rowe Price...............................      625,000(15)        5.8         --

------------------------
*    Less than 1%
(1) Percentages are based on the total number of shares outstanding, plus the total number of outstanding options that are exercisable within 60 days.
(2) Includes 46,000 shares subject to options granted under the Option and Restricted Stock Plan that are exercisable within 60 days and 11,757 shares subject to an option granted by Mr. Engles in favor of John W. Madden.
     Mr. Engles' address is 3811 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219.
(3) Includes 49,532 shares subject to options granted under the Option and Restricted Stock Plan and the Exchange Plan that are exercisable within 60 days.
(4) Includes 69,264 shares held by Neva Holdings, Inc., a company wholly owned by Mr. Nevares and his family, and 11,500 shares subject to options granted under the Option and Restricted Stock Plan that are exercisable within 60 days.
(5) Includes 25,875 shares subject to options granted under the Option and Restricted Stock Plan that are exercisable within 60 days.
(6) Includes 293,145 shares subject to options granted under the Option and Restricted Stock Plan and the Exchange Plan that are exercisable within 60 days.
(7) Includes 11,757 shares subject to an option granted by Mr. Kaminski in favor of John W. Madden. Mr. Kaminski's address is 3811 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219.
(8) Includes 6,900 shares subject to options granted under the Option and Restricted Stock Plan that are exercisable within 60 days.
(9) Excludes 879,941 shares held by Pacific Mutual Life Insurance Company and 88,804 shares held by PM Group Life Insurance Company, each of which exercises independent voting and investment power with respect to such shares. Mr. Bartholomew, who is an officer of Pacific Mezzanine Associates, Inc., an indirect, wholly owned subsidiary of Pacific Mutual Life Insurance Company, disclaims beneficial ownership of such shares.
(10) Consists of shares subject to options granted under the Option and Restricted Stock Plan that are exercisable within 60 days.
(11) Consists solely of shares owned by Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V. Mr. Green may be deemed to share beneficial ownership of such shares since he serves as a general partner of the general partner of such entities and shares voting and investment power with the other general partners of the general partner of such entities. Mr. Green's address is c/o Canaan Capital, 105 Rowayton Avenue, Rowayton, Connecticut 06853.

(12) Includes 1,694,447 shares held by John Hancock Mutual Life Insurance Company and 28,820 shares held by John Hancock Life Insurance Company of America, an indirect, wholly owned subsidiary of John Hancock Mutual Life Insurance Company. John Hancock's address is T-50th Floor, 200 Clarendon Street, Boston, Massachusetts 02117.
(13) Includes 879,941 shares held by Pacific Mutual Life Insurance Company and 88,804 shares held by PM Group Life Insurance Co., an indirect, wholly owned subsidiary of Pacific Mutual Life Insurance Company, each of which exercises independent voting and investment power with respect to such shares. Pacific Mutual's address is 700 Newport Center Drive, Newport Beach, California 92660.
(14) Includes 90,520 shares held by Canaan Capital Limited Partnership and 756,859 shares held by Canaan Capital Offshore Limited Partnership, C.V. Canaan Capital Partners, L.P., the general partner of both such entities, exercises sole voting and investment power with respect to such shares. Canaan's address is 105 Rowayton Avenue, Rowayton, Connecticut 06853.
(15) T. Rowe Price's address is 100 East Pratt Street, Baltimore, Maryland
     21202.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 21,000,000 shares, of which 20,000,000 shares are Common Stock, par value $.01 per share, and 1,000,000 shares are Preferred Stock, par value $.01 per share. As of August 31, 1996 there were 10,739,729 shares of Common Stock issued and outstanding and 579,760 shares reserved for issuance upon exercise of options granted pursuant to the Exchange Plan. In addition, 1,069,500 shares of Common Stock are reserved for issuance upon exercise of options or as grants of restricted stock under the Option and Restricted Stock Plan, of which options to purchase a total of 791,978 shares of Common Stock have been granted and 6,250 shares of restricted stock have been awarded. No shares of Preferred Stock are currently outstanding.

COMMON STOCK

     All outstanding shares of Common Stock, including the shares of Common Stock offered hereby, are duly authorized, validly issued, fully paid and nonassessable. Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed by any lender to the Company, holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably, based on the number of shares held, in the assets, if any, remaining after payment of all of the Company's debts and liabilities and the liquidation preference of any outstanding preferred stock.

     Holders of Common Stock are entitled to one vote per share for each share held of record on any matter submitted to the holders of Common Stock for a vote. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can elect all the directors. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive rights to subscribe for or purchase any additional shares of capital stock issued by the Company.

PREFERRED STOCK

     The Company is authorized to issue shares of Preferred Stock in one or more series, and to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including voting, redemption and conversion rights. The Board of Directors also may designate dividend rights and preferences in liquidation. It is not possible to state the actual effect of the authorization and issuance of additional series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. Such effects, however, might include, among other things, granting the holders of Preferred Stock priority over the holders of Common Stock with respect to the payment of dividends; diluting the voting power of the Common Stock; or granting the holders of Preferred Stock preference with respect to liquidation rights.
In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which prohibits certain persons ("Interested Stockholders") from engaging in a "business combination" with a Delaware corporation for three years following the date such persons become Interested Stockholders. Interested Stockholders generally include: (i) persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation; and
(ii) persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions, a "business combination" includes, among other things: (i) mergers or consolidations;
(ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder; or (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Section 203 does not apply to a business combination if: (i) before a person becomes an Interested Stockholder, the board of directors of the corporation approves the transaction in which the Interested Stockholder became an Interested Stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Stockholder, the business combination is (a) approved by the board of directors of the corporation, and
(b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL

     The Company's Certificate of Incorporation and Bylaws contain several provisions that could have the effect of delaying, deterring or preventing the acquisition of control of the Company by means of tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of those provisions.

CLASSIFIED BOARD OF DIRECTORS

     The Certificate of Incorporation divides the Board of Directors into three classes, with one class having an initial term of one year, one class having an initial term of two years and one class having an initial term of three years. Each class is as nearly equal in number as possible. At each annual meeting of stockholders, commencing with the annual meeting of stockholders held in 1995, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. The Company believes that a classified Board of Directors will help assure the continuity and stability of the Company's Board of Directors and the Company's business strategies and policies. The classified board provision could increase the likelihood that, in the event of a takeover of the Company, incumbent directors will retain their positions. In addition, the classified board provision will help ensure that the Company's board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of the Company, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Bylaws provide that the exact number of directors shall be fixed from time to time by the Board of Directors. With a classified board, directors may only be removed "for cause" and only by the affirmative vote of a majority of the stockholders entitled to vote. As defined in the Company's Bylaws, "for cause" means: (i) commission of an act of fraud or embezzlement against the Company; (ii) conviction of a felony or a crime involving moral turpitude;
(iii) gross negligence or willful misconduct in performing the director's duties to the Company or its stockholders; or (iv) breach of fiduciary duty owed to the Company. The Bylaws also provide that vacant directorships may be filled by the Board of Directors.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Company's Bylaws provide that special meetings of stockholders may be called only by the Chief Executive Officer, and shall be called by the Chief Executive Officer or the Secretary at the written request of a majority of the Board of Directors. Special meetings may not be called by the stockholders.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     The Company's Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company no later than March 1 of any calendar year (or if less than 35 days' notice of a meeting of stockholders is given, stockholder nominations must be delivered to the Secretary of the Company no later than the close of business on the seventh day following the day notice was mailed). Stockholder proposals and nominations for the election of directors at a special meeting must be in writing and received by the Secretary of the Company no later than the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The notice of stockholder nominations must set forth certain information with respect to each nominee who is not an incumbent director.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     Under the Certificate of Incorporation, there will be as of the closing of the Offering 7,617,261 unissued and unreserved shares of Common Stock and 1,000,000 unissued and unreserved shares of Preferred Stock, after giving effect to the reservation of 579,760 shares pursuant to the Company's Exchange Plan and the reservation of 1,069,500 shares of Common Stock for issuance upon exercise of options or as grants of restricted stock under the Option and Restricted Stock Plan. The unissued and unreserved shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and for facilitating corporate acquisitions. Except pursuant to certain employee benefit plans described in this Prospectus, the Company does not currently have any plans to issue additional shares of Common Stock or Preferred Stock. One of the effects of unissued and unreserved shares of capital stock may be to enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors determines that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private transactions or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

TRANSFER AGENT AND REGISTRAR

     Harris Trust and Savings Bank is the transfer agent and registrar for the Common Stock.

NASDAQ NATIONAL MARKET QUOTATION

     The Common Stock is quoted on the Nasdaq National Market under the symbol "SWZA".

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 10,739,729 shares of Common Stock outstanding. Of these shares, the 3,795,000 shares sold in the IPO are, and the 625,000 shares sold in this Offering will be, freely tradable without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company. The 6,313,479 shares issued in the Combination and the 6,250 shares of restricted stock issued under the Option and Restricted Stock Plan are "restricted securities" subject to holding period, volume and other resale restrictions under Rule 144 of the Securities Act
("Rule 144"). These shares will be eligible for sale in the public market upon expiration of the applicable holding periods under Rule 144 or sooner if registered under the Securities Act.

     Under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock (107,397 shares immediately after the Offering); or
(ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to the manner of sale, notice and availability of current public information about the Company.

     The Predecessor Owners, all of whom received shares of Common Stock or options to purchase shares of Common Stock (collectively, the "Subject Shares") in the Combination, have an aggregate of three demand registration rights requiring the Company to use its best efforts to effect the registration of their shares under the Securities Act and applicable state securities laws. The Predecessor Owners have the right to exercise two demand registration rights commencing six months and expiring three years and three months after the date of completion of the IPO, and the right to exercise one additional demand registration right commencing three years and three months and expiring five years after the date of completion of the IPO. The Company is also obligated to offer the Predecessor Owners the right to include the Subject Shares owned by them in certain registration statements filed by the Company for a period commencing six months and expiring five years after the date of completion of the IPO.

     The first demand registration right may be exercised by Predecessor Owners that collectively own at least 1,380,000 of the Subject Shares so long as at least 1,380,000 of the Subject Shares are offered for sale in an underwritten public offering. In order to exercise the first demand registration right between six months and one year after the date of completion of the IPO, the price of the Company's Common Stock in the public market at the time of exercise must be at least 120% of the initial public offering price. The second demand registration right may be exercised by Predecessor Owners that collectively own at least 1,035,000 of the Subject Shares so long as at least 1,035,000 of the Subject Shares are offered for sale in an underwritten public offering. No offering may be conducted upon exercise of the second demand registration right sooner than nine months after completion of the offering conducted upon exercise of the first demand registration right. The third demand registration right may be exercised by Predecessor Owners that collectively own at least 1,035,000 of the Subject Shares so long as at least 1,035,000 of the Subject Shares are offered for sale in an underwritten public offering. No offering may be conducted upon exercise of the third demand registration right sooner than nine months after completion of the offering conducted upon exercise of the second demand registration right. The third demand registration right will expire when none of the Predecessor Owners, other than Gregg L. Engles, owns more than 5% of the then-current fully diluted shares of Common Stock.

     The Company will have a prior right to conduct public offerings for corporate purposes and may pre-empt any registration undertaken upon exercise by the Predecessor Owners of their demand registration rights. If the Company pre-empts any demand registration, the registration will not be counted as a demand registration. If the Company pre-empts the third demand registration right so that Predecessor Owners are unable to exercise such right within the five-year period described above, then such five-year period will be extended until nine months after completion of the Company's public offering.

     The Company will choose the underwriter or underwriters to conduct the public offering of any Subject Shares upon exercise of the demand registration rights. The Company will indemnify the Predecessor Owners and their respective officers, directors and controlling persons for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by the Predecessor Owners. Except in certain limited instances, the Company is obligated to pay all expenses incidental to a demand registration, excluding underwriters' discounts and commissions.

     The Company has agreed with the Underwriters of the IPO not to offer, issue, sell, agree to sell, grant any option for the sale of or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (except for options granted pursuant to the Option and Restricted Stock Plan) for a period of 180 days after April 17, 1996, the date of the final prospectus used in the IPO, without the prior written consent of the Representatives of the Underwriters.

     The officers and directors of the Company and the Predecessor Owners have also agreed that for a period of 180 days after April 17, 1996, the date of the final prospectus used in the IPO, they will not offer, sell, agree to sell, grant any option to purchase or make any other disposition (excluding certain pledges) of any shares owned by them without the prior written consent of the Representatives of the Underwriters.

     Prior to April 1996, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that sales of shares of Common Stock in this Offering or otherwise, or the availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that it deems appropriate.

                                  LEGAL MATTERS

     The validity of the Common Stock will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas. William A. McCormack, a partner with Hughes & Luce, L.L.P., beneficially owns 41,795 shares of Common Stock.

                                     EXPERTS

     The consolidated financial statements of Suiza Foods Corporation as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995; the combined financial statements of Pre-Acquisition Suiza-Puerto Rico as of December 15, 1993 and for the period from December 31, 1992 to December 15, 1993; the financial statements of Pre-Acquisition Velda Farms as of April 9, 1994 and December 31, 1993 and for the period from January 1, 1994 to April 9, 1994 and for the year ended December 31, 1993; and the financial statements of Swiss Dairy, a Corporation, as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein. The consolidated financial statements of Garrido & Compania, Inc. as of June 30, 1996 and 1995 and for each of the years in the three year period ended June 30, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein. Such financial statements are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE
                                                                           ----
SUIZA FOODS CORPORATION
     Report of Independent Auditors - Deloitte & Touche LLP.............    F-2
     Consolidated Balance Sheets........................................    F-3
     Consolidated Statements of Operations..............................    F-4
     Consolidated Statements of Stockholders' Equity....................    F-5
     Consolidated Statements of Cash Flows..............................    F-6
     Notes to Consolidated Financial Statements.........................    F-7

SUIZA FOODS CORPORATION
     Condensed Consolidated Balance Sheet (Unaudited)...................   F-23
     Condensed Consolidated Statements of Operations (Unaudited)........   F-24
     Consolidated Statements of Cash Flows (Unaudited)..................   F-25
     Notes to Condensed Consolidated Financial Statements...............   F-26

PRE-ACQUISITION SUIZA-PUERTO RICO
     Report of Independent Auditors - Deloitte & Touche LLP.............   F-29
     Combined Balance Sheet.............................................   F-30
     Combined Statement of Operations...................................   F-31
     Combined Statement of Stockholders' Equity.........................   F-32
     Combined Statement of Cash Flows...................................   F-33
     Notes to Combined Financial Statements.............................   F-34

PRE-ACQUISITION VELDA FARMS
     Report of Independent Auditors - Deloitte & Touche LLP.............   F-39
     Balance Sheets.....................................................   F-40
     Statements of Operations...........................................   F-41
     Statements of Stockholders' Equity.................................   F-42
     Statements of Cash Flows...........................................   F-43
     Notes to Financial Statements......................................   F-44

GARRIDO & COMPANIA, INC.
     Report of Independent Auditors - KPMG Peat Marwick LLP.............   F-50
     Consolidated Balance Sheets........................................   F-52
     Consolidated Statements of Earnings................................   F-53
     Consolidated Statements of Changes in Stockholders' Equity.........   F-54
     Consolidated Statements of Cash Flows..............................   F-55
     Notes to Consolidated Financial Statements.........................   F-56

SWISS DAIRY
     Report of Independent Auditors - Deloitte & Touche LLP.............   F-64
     Balance Sheets.....................................................   F-65
     Statements of Earnings and Retained Earnings.......................   F-66
     Statements of Cash Flows...........................................   F-67
     Notes to Financial Statements......................................   F-68

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Suiza Foods Corporation
Dallas, Texas

    We have audited the accompanying consolidated balance sheets of Suiza Foods Corporation and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements give retroactive effect to the Combination of Suiza-Puerto Rico, Velda Farms and Reddy Ice, which has been accounted for as a pooling-of-interests, as described in Note 1 of the Notes to Consolidated Financial Statements.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Suiza Foods Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
February 18, 1996
(February 29, 1996, as to Note 13)

                            SUIZA FOODS CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                       ASSETS

                                                        1994        1995
                                                     ----------  ----------
                                                         (IN THOUSANDS)
CURRENT ASSETS:
  Cash and cash equivalents........................  $    5,395  $    3,177
  Accounts receivable..............................      29,164      31,045
  Inventories......................................      10,747      11,346
  Prepaid expenses and other current assets........       1,821       1,380
  Deferred income taxes............................         866       1,448
                                                     ----------  ----------
    Total current assets...........................      47,993      48,396
PROPERTY, PLANT AND EQUIPMENT......................      90,874      92,715
INTANGIBLE AND OTHER ASSETS........................     100,085      91,411
                                                     ----------  ----------
TOTAL..............................................  $  238,952  $  232,522
                                                     ----------  ----------
                                                     ----------  ----------

                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses............  $   30,945  $   31,957
  Income taxes payable.............................         266       2,415
  Current portion of long-term debt................      14,683      15,578
                                                     ----------  ----------
    Total current liabilities......................      45,894      49,950
LONG-TERM DEBT.....................................     173,327     171,745
DEFERRED INCOME TAXES..............................       1,199       1,367
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN SUBSIDIARIES..................       8,645
STOCKHOLDERS' EQUITY (Note 13):
  Preferred stock, par value $.01; 1,000,000
   shares authorized, no shares issued and
   outstanding.....................................
  Common stock, par value $.01; 20,000,000 shares
   authorized, 6,313,479 shares issued and
   outstanding, as adjusted........................           1          63
  Additional paid-in capital.......................      20,894      31,023
  Warrants.........................................         580
  Retained earnings (deficit)......................     (11,588)    (21,626)
                                                     ----------  ----------
  Total stockholders' equity.......................       9,887       9,460
                                                     ----------  ----------
TOTAL..............................................  $  238,952  $  232,522
                                                     ----------  ----------
                                                     ----------  ----------

                See notes to consolidated financial statements.

                            SUIZA FOODS CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                       1993        1994        1995
                                                    ----------  ----------  ----------
                                                          (DOLLARS IN THOUSANDS,
                                                            EXCEPT SHARE DATA)
NET SALES.........................................  $   51,675  $  341,108  $  430,466
COST OF SALES.....................................      20,412     240,468     312,633
                                                    ----------  ----------  ----------
    Gross profit..................................      31,263     100,640     117,833
OPERATING COSTS AND EXPENSES:
  Selling and distribution........................      15,434      54,248      64,289
  General and administrative......................       6,305      16,935      19,277
  Amortization of intangibles.....................         822       3,697       3,703
                                                    ----------  ----------  ----------
    Total operating costs and expenses............      22,561      74,880      87,269
                                                    ----------  ----------  ----------
INCOME FROM OPERATIONS............................       8,702      25,760      30,564
OTHER (INCOME) EXPENSE:
  Interest expense, net...........................       7,697      19,279      19,921
  Merger and other costs..........................                   1,660      10,238
  Other income, net...............................        (419)       (268)       (469)
                                                    ----------  ----------  ----------
    Total other expense...........................       7,278      20,671      29,690
                                                    ----------  ----------  ----------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY LOSS.       1,424       5,089         874
INCOME TAXES......................................           4         844       2,450
                                                    ----------  ----------  ----------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS...........       1,420       4,245      (1,576)
EXTRAORDINARY LOSS FROM EARLY
 EXTINGUISHMENT OF DEBT...........................                     197       8,462
                                                    ----------  ----------  ----------
NET INCOME (LOSS).................................  $    1,420  $    4,048  $  (10,038)
                                                    ----------  ----------  ----------
                                                    ----------  ----------  ----------
NET EARNINGS (LOSS) PER SHARE:
  Income (loss) before extraordinary loss.........  $     0.57  $     0.69  $    (0.26)
  Extraordinary loss..............................                   (0.03)      (1.38)
                                                    ----------  ----------  ----------
  Net income (loss)...............................  $     0.57  $     0.66  $    (1.64)
                                                    ----------  ----------  ----------
                                                    ----------  ----------  ----------
WEIGHTED AVERAGE SHARES OUTSTANDING...............   2,487,174   6,156,387   6,109,398
                                                    ----------  ----------  ----------
                                                    ----------  ----------  ----------

                See notes to consolidated financial statements.

                            SUIZA FOODS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                   COMMON STOCK        ADDITIONAL                 RETAINED
                                              -----------------------    PAID-IN                  EARNINGS
                                                SHARES      AMOUNT       CAPITAL     WARRANTS    (DEFICIT)     TOTAL
                                              ----------  -----------  -----------  -----------  ----------  ----------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE, JANUARY 1, 1993....................      25,558   $  --        $   1,068    $     276   $  (16,752) $  (15,408)
  Issuance of common stock..................      42,150           1       14,149                                14,150
  Issuance of warrants......................                                               247         (247)     --
  Net income................................                                                          1,420       1,420
                                              ----------       -----   -----------       -----   ----------  ----------
BALANCE, DECEMBER 31, 1993..................      67,708           1       15,217          523      (15,579)        162
  Issuance of common stock..................      11,960                    5,677                                 5,677
  Increase in market value of warrants......                                                57          (57)     --
  Net income................................                                                          4,048       4,048
                                              ----------       -----   -----------       -----   ----------  ----------
BALANCE, DECEMBER 31, 1994..................      79,668           1       20,894          580      (11,588)      9,887
  Issuance of common stock..................      11,832                    5,080         (580)                   4,500
  Capital contribution (Note 13)............                                5,111                                 5,111
  Net loss..................................                                                        (10,038)    (10,038)
  69 for 1 stock split (Note 13)............   6,221,979          62          (62)                               --
                                              ----------       -----   -----------       -----   ----------  ----------
BALANCE, DECEMBER 31, 1995..................   6,313,479   $      63    $  31,023    $  --       $  (21,626) $    9,460
                                              ----------       -----   -----------       -----   ----------  ----------
                                              ----------       -----   -----------       -----   ----------  ----------

                See notes to consolidated financial statements.

                            SUIZA FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                  1993        1994        1995
                                                                               ----------  ----------  -----------
                                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................................................  $    1,420  $    4,048  $   (10,038)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization............................................       3,476       8,244        9,258
    Amortization of intangible assets, including deferred financing costs....         995       4,876        4,686
    Gain on the sale of assets...............................................         (16)       (177)        (265)
    Extraordinary loss from early extinguishment of debt.....................                     197        8,462
    Merger and other nonrecurring costs......................................                   1,660       10,238
    Noncash and imputed interest.............................................          54         483        1,087
    Minority interests.......................................................           8         556          101
    Deferred income taxes....................................................                     333         (414)
    Changes in operating assets and liabilities:
      Accounts and notes receivable..........................................        (259)       (108)      (1,881)
      Inventories............................................................        (344)        (73)        (599)
      Prepaid expenses and other assets......................................         199        (222)       1,007
      Accounts payable and other accrued expenses............................         262       4,862          716
      Income tax payable.....................................................         (16)        254          649
                                                                               ----------  ----------  -----------
        Net cash provided by operating activities............................       5,779      24,933       23,007
                                                                               ----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.................................      (1,207)     (4,784)     (10,392)
  Proceeds from sale of property, plant and equipment........................         129         245          691
  Sales (purchases) of cash investments and marketable securities............      10,880        (277)
  Increase in investments and other assets...................................         (10)     (1,331)
  Cash outflows for acquisitions.............................................     (82,783)    (61,357)      (2,425)
                                                                               ----------  ----------  -----------
        Net cash used in investing activities................................     (72,991)    (67,504)     (12,126)
                                                                               ----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of debt.........................................      90,500      67,585      154,505
  Repayment of debt..........................................................     (33,520)    (30,906)    (154,387)
  Payments of deferred financing, debt restructuring and merger costs........                  (1,660)      (8,972)
  Issuance of common stock, net of expenses..................................      14,150       5,677        4,087
  Investments by (distributions to) minority interests.......................         151         (61)         (63)
  Purchase of subsidiary preferred stock.....................................                               (8,269)
                                                                               ----------  ----------  -----------
        Net cash provided by (used in) financing activities..................      71,281      40,635      (13,099)
                                                                               ----------  ----------  -----------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.................................................................       4,069      (1,936)      (2,218)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...............................       3,262       7,331        5,395
                                                                               ----------  ----------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....................................  $    7,331  $    5,395  $     3,177
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

                See notes to consolidated financial statements.

                            SUIZA FOODS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1.  THE COMBINATION
    Suiza Foods Corporation (the "Company" or "Suiza Foods") is a Delaware corporation, incorporated on September 19, 1994, for the sole purpose of entering into certain mergers, exchanges and related transactions (the "Combination"). On March 31, 1995, the Company completed the Combination pursuant to which the Company acquired Suiza Holdings, L.P. and subsidiaries ("Suiza-Puerto Rico"), Velda Holdings, L.P., Velda Holdings, Inc. and subsidiaries ("Velda Farms"), and Reddy Ice Corporation ("Reddy Ice") (collectively, the "Combined Entities") by engaging in certain mergers, exchanges and related transactions. Pursuant to the Combination, the Company issued 6,313,479 shares, as adjusted, of its common stock in exchange for all of the outstanding equity interests of Suiza-Puerto Rico, Velda Farms and Reddy Ice.

    The Company has accounted for the Combination using the pooling of interests method of accounting, whereby the assets acquired and liabilities assumed are reflected in the consolidated financial statements of the Company at the historical amounts of the Combined Entities. The operations of Suiza-Puerto Rico and Velda Farms are only included in the results of operations from the dates they were acquired in purchase business combinations (December 16, 1993, for Suiza-Puerto Rico and April 10, 1994, for Velda Farms). In connection with the Combination, the equity accounts of Suiza-Puerto Rico, Velda Farms and Reddy Ice were adjusted to allocate partners' capital and additional paid-in capital between common stock, additional paid-in capital and retained earnings based on each of the companies' historical results and the number of shares of the Company's common stock issued in the Combination.

    The Company had no operations until its acquisition of Suiza-Puerto Rico, Velda Farms and Reddy Ice in the Combination. Separate results of the Combined Entities preceding the Combination were as follows:

                                                                   UNAUDITED
                                                                 THREE MONTHS
                                                                  ENDED MARCH
                                            1993        1994       31, 1995
                                          ---------  ----------  -------------
                                                     (IN THOUSANDS)
Revenues:
  Suiza-Puerto Rico.....................  $   6,587  $  191,334   $    52,229
  Velda Farms...........................                102,073        46,235
  Reddy Ice.............................     45,088      47,701         6,412
                                          ---------  ----------  -------------
    Total...............................  $  51,675  $  341,108   $   104,876
                                          ---------  ----------  -------------
                                          ---------  ----------  -------------
Net income (loss):
  Suiza Foods...........................  $  --      $   --       $    (7,024)
  Suiza-Puerto Rico.....................       (130)      2,211        (4,806)
  Velda Farms...........................                    544          (219)
  Reddy Ice.............................      1,550       1,293        (5,941)
                                          ---------  ----------  -------------
    Total...............................  $   1,420  $    4,048   $   (17,990)
                                          ---------  ----------  -------------
                                          ---------  ----------  -------------

    Included in net income of Reddy Ice for the year ended December 31, 1994, is an extraordinary loss from early extinguishment of debt of $.2 million. In addition, included in net losses of Suiza-Puerto Rico, Velda Farms and Reddy Ice for the three-month period ended March 31, 1995 are extraordinary losses from the early extinguishment of debt of $5.0 million (net of income tax benefit of $.1 million), $.9 million (net of income tax benefit of $.5 million) and $2.6 million, respectively.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS -- Effective with the Combination, the Company became the parent company for the operations of Suiza-Puerto Rico, Velda Farms and Reddy Ice. Suiza-Puerto Rico, which includes Suiza Dairy

                            SUIZA FOODS CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Corporation ("Suiza Dairy"), Suiza Fruit Corporation ("Suiza Fruit") and Neva Plastics Manufacturing Corp. ("Neva Plastics"), manufactures and distributes fluid milk products and refrigerated ready-to-serve fruit drinks, and distributes refrigerated and frozen foods to various customers, including grocery stores, retail outlets and schools throughout Puerto Rico. Velda Farms manufactures and distributes fresh milk, ice cream and related products throughout peninsular Florida under its own brand names and under brands licensed from third parties. Velda Farms customers include food service accounts, convenience stores, club stores and schools. Reddy Ice manufactures and distributes ice products for retail, commercial and industrial use in Texas, Florida, Arizona, New Mexico and Nevada. The Company and its subsidiaries provide credit terms to customers generally ranging up to 30 days, perform ongoing credit evaluations of their customers and maintain allowances for potential credit losses based on historical experience. The preparation of financial statements requires the use of significant estimates and assumptions by management; actual results could differ from these estimates.

    PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Suiza Dairy, Suiza Fruit, Neva Plastics, Velda Farms and Reddy Ice. All significant intercompany balances and transactions are eliminated in consolidation.

    INVENTORIES -- Pasteurized and raw milk inventories are stated at the lower of average cost or market. Raw materials, spare parts and supplies and merchandise for resale inventories are stated at the lower of cost, using the first-in, first-out ("FIFO") method, or market. Manufactured finished goods inventories are stated at the lower of average production cost or market. Production costs include raw materials, direct labor and indirect production and overhead costs.

    PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, as follows:

ASSET                                                            USEFUL LIFE
----------------------------------------------  ----------------------------------------------
Buildings and improvements....................  Ten to 40 years
Machinery and equipment.......................  Five to 20 years
Motor vehicles................................  Five to 15 years
Furniture and fixtures........................  Three to ten years

    Capitalized lease assets are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred.

    INTANGIBLE ASSETS -- Intangible assets include the following intangibles which are amortized over their related useful lives:

INTANGIBLE ASSET                                                 USEFUL LIFE
----------------------------------------------  ----------------------------------------------
Goodwill......................................  Straight-line method over 20 to 40 years
Identifiable intangible assets:
  Customer list...............................  Straight-line method over seven to ten years
  Trademarks/trade names......................  Straight-line method over 30 years
  Noncompetition agreements...................  Straight-line method over five to ten years
Deferred financing costs......................  Interest method over the terms of the related debt (ranging from seven to 11 years)
Organization costs............................  Straight-line method over five years

                            SUIZA FOODS CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company periodically assesses the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flows, undiscounted and without interest charges, to the carrying amount of the underlying assets. The Company would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

    INTEREST RATE AGREEMENTS -- Interest rate swaps, caps and floors are entered into as a hedge against interest exposure of variable rate debt. Differences between amounts to be paid or received on these interest rate agreements designated as hedges are included in interest expense as payments are made or received. Amounts paid to acquire interest rate caps and amounts received for interest rate floors are amortized as an adjustment to interest expense over the life of the related agreement.

    REVENUE -- Revenue is recognized when the product is shipped to the customer.

    INCOME TAXES -- At the Combination date, the Company became the parent company of Suiza Dairy, Suiza Fruit, Neva Plastics, Velda Farms and Reddy Ice. Velda Farms and Reddy Ice are now included in the consolidated tax return of the Company. The Company's Puerto Rico subsidiaries, Suiza Dairy, Suiza Fruit and Neva Plastics, which are organized as Delaware companies, will be required to file separate U.S. and Puerto Rico income tax returns. Since their operations are in Puerto Rico, they are eligible for Section 936 tax credits which may reduce or eliminate U.S. income taxes due.

    Prior to the Combination, Suiza-Puerto Rico, Velda Farms and Reddy Ice were separate taxpayers and income taxes were provided for in the financial statements, where applicable, based on each company's separate income tax return. Suiza-Puerto Rico was organized as a U.S. limited partnership, which was not subject to income taxes, with its operating subsidiaries, Suiza Dairy, Suiza Fruit and Neva Plastics, organized under the laws of the Commonwealth of Puerto Rico. As a result, each of its operating subsidiaries was required to file a separate income tax return in Puerto Rico. Both before and after the Combination, Suiza Fruit and Neva Plastics were eligible through grants, with certain qualifications, for partial exemptions from Puerto Rico income, property and municipal taxes. The grants were originally made for ten-year terms and provide for a 90% exemption from income and property taxes and 60% exemption from municipal taxes. Reddy Ice historically qualified as a small business corporation under Section 1372 of Subchapter S of the Internal Revenue Code.
Accordingly, no provision for income taxes or income tax liabilities were recorded in its financial statements since such amounts, if any, were the responsibility of the individual stockholders.

    Since prior to the Combination, certain of Suiza-Puerto Rico's operations were organized as a partnership and Reddy Ice's operations were organized as a small business corporation under Subchapter S, no income taxes were provided in the financial statements. However, had these operations been subject to corporate income taxes, available net operating losses would have been sufficient to eliminate any corporate income taxes due.

    Deferred income taxes are provided for temporary differences in the financial statement and tax bases of assets and liabilities using current tax rates. Deferred tax assets, including the benefit of net operating loss carryforwards, are evaluated based on the guidelines for realization and may be reduced by a valuation allowance.

    CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

                            SUIZA FOODS CORPORATION

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EARNINGS (LOSS) PER SHARE -- The Company computes earnings per share based on the weighted average number of common shares outstanding during the year, as adjusted for the stock split (Note 13), including common equivalent shares, when dilutive. Fully diluted earnings per share are not presented since the assumed exercise of stock options and warrants would not result in a material dilutive effect.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition to the carrying amount of the asset. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company believes that this new accounting principle will not have a material impact on its financial position.

    Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. Although expense recognition for employee stock based compensation is not mandatory, SFAS 123 requires companies that choose not to adopt the new fair value accounting to disclose pro forma net income and earnings per share under the new method. This new accounting principle is effective for the Company's fiscal year ending December 31, 1996. The Company intends to comply with the disclosure requirements of this new accounting principle and will not adopt fair value accounting expense recognition provisions.

3.  ACQUISITIONS
    Effective December 16, 1993, the Company, through its Suiza-Puerto Rico subsidiaries, acquired all of the outstanding common and preferred stock of Suiza Dairy, Suiza Fruit and Neva Plastics. The total purchase price, including related acquisition and financing costs, was approximately $99.4 million, which was funded with the proceeds from partners' capital contributions, the proceeds from the issuance of subordinated notes payable of $25.0 million, term loan and revolving credit facility advances directly to the subsidiaries of $67.0 million and preferred stock issued to the seller of $5.0 million. In connection with the refinancing of debt on March 31, 1995, the term loan, revolving credit facility advances and preferred stock were repaid as part of the Combination.

    Effective April 10, 1994, the Company, through its Velda Farms subsidiary, acquired all of the outstanding common stock of Velda Farms, Inc., a wholly owned subsidiary of The Morningstar Group, Inc. The total purchase price, including related acquisition and financing costs, was approximately $54.8 million, which was funded with the net proceeds from the issuance of common stock, the proceeds from the issuance of subordinated notes, term loan and revolving credit facility advances, and preferred stock issued to the seller. In connection with the refinancing of debt at the date of the Combination, the term loan, revolving credit facility advances and preferred stock were repaid.

    Effective June 29, 1994, Suiza Dairy acquired Mayaguez Dairy, Inc. for a total purchase price, including costs and expenses, of approximately $7.6 million, which was funded primarily by additional term loan borrowings of $7.0 million.

    Effective November 1, 1994, Velda Farms acquired all of the net assets of the Florida Division of Flav-O-Rich, Inc. The total purchase price, including related acquisition and financing costs, was approximately $5.9 million, which was funded with revolving credit agreement borrowings, along with a subordinated note payable to the seller and an amount payable to the seller upon the final purchase price settlement, which was paid subsequent to year-end.

                            SUIZA FOODS CORPORATION

3.  ACQUISITIONS (CONTINUED)
    During 1993, 1994 and 1995, the Company's Reddy Ice subsidiary entered into noncompetition arrangements and acquired certain property, plant and equipment of eight separate ice companies for cash, including costs and expenses, of approximately $.4 million in 1993, $.3 million in 1994 and $2.4 million in 1995, along with the issuance of notes payable to the sellers of approximately $.4 million in 1993, $.4 million in 1994 and $.1 million in 1995.

    The above acquisitions were accounted for using the purchase method of accounting as of their respective acquisition dates, and accordingly, only the results of operations of the acquired companies subsequent to their respective acquisition dates are included in the consolidated financial statements of the Company. At the acquisition date, the purchase price was allocated to assets acquired, including identifiable intangibles, and liabilities assumed based on their fair market values. The excess of the total purchase prices over the fair values of the net assets acquired represented goodwill. In connection with the acquisitions, assets were acquired and liabilities were assumed as follows:

                                             1993        1994       1995
                                          ----------  ----------  ---------
                                                   (IN THOUSANDS)
Purchase prices:
  Cash paid for capital stock...........  $   82,783  $   61,357  $   2,425
  Subsidiary preferred stock issued.....       5,000       3,000
  Notes and amounts payable to seller...         365       4,495         91
  Cash acquired in acquisitions.........      12,035         142
                                          ----------  ----------  ---------
Total purchase prices...................     100,183      68,994      2,516
Fair values of net assets acquired:
  Fair values of assets acquired........      92,680      53,590      2,317
  Liabilities assumed...................     (43,400)    (10,924)
                                          ----------  ----------  ---------
Total net assets acquired...............      49,280      42,666      2,317
                                          ----------  ----------  ---------
Goodwill................................  $   50,903  $   26,328  $     199
                                          ----------  ----------  ---------
                                          ----------  ----------  ---------

    The following table presents unaudited pro forma results of operations of the Company for the year ended December 31, 1994, as if the above 1994 acquisitions had occurred at the beginning of 1994. There was no material pro forma impact of the acquisitions in 1995.

                                                             (IN
                                                         THOUSANDS,
                                                         EXCEPT PER
                                                         SHARE DATA)
Net sales.............................................   $   426,626
                                                        -------------
                                                        -------------
Income before extraordinary loss......................   $     7,447
                                                        -------------
                                                        -------------
Net income............................................   $     7,250
                                                        -------------
                                                        -------------
Earnings per share....................................   $      1.14
                                                        -------------
                                                        -------------

    The unaudited pro forma results of operations are not necessarily indicative of what the actual results of operations of the Company would have been had the acquisitions occurred at the beginning of 1994, nor do they purport to be indicative of the future results of operations of the Company.

    Subsequent to year-end, the Company, through its Velda Farms subsidiary, acquired certain assets of Skinners' Dairy, Inc. for a purchase price of $2.7 million. The acquisition was funded with additional term loan borrowings under the Senior Credit Facility. There was no material pro forma impact of the acquisition.

                            SUIZA FOODS CORPORATION

4.  ACCOUNTS RECEIVABLE

                                                      1994       1995
                                                    ---------  ---------
                                                       (IN THOUSANDS)
Trade customers, including route receivables......  $  24,731  $  28,435
Milk industry and milk price stabilization fund...      3,539      1,839
Suppliers.........................................        497        604
Customer financing receivables....................        516        353
Officers and employees............................        388        425
Other.............................................        709        737
                                                    ---------  ---------
                                                       30,380     32,393
Less allowance for doubtful accounts..............     (1,216)    (1,348)
                                                    ---------  ---------
                                                    $  29,164  $  31,045
                                                    ---------  ---------
                                                    ---------  ---------

5.  INVENTORIES

                                                     1994       1995
                                                   ---------  ---------
                                                      (IN THOUSANDS)
Pasteurized and raw milk and raw materials.......  $   3,725  $   4,278
Parts and supplies...............................      3,075      3,105
Finished goods...................................      3,458      3,355
Merchandise purchased for resale.................        489        608
                                                   ---------  ---------
                                                   $  10,747  $  11,346
                                                   ---------  ---------
                                                   ---------  ---------

6.  PROPERTY, PLANT AND EQUIPMENT

                                                       1994        1995
                                                    ----------  ----------
                                                        (IN THOUSANDS)
Land..............................................  $   15,587  $   15,582
Buildings and improvements........................      30,392      33,264
Machinery and equipment...........................      42,338      47,119
Motor vehicles....................................       9,140       9,994
Furniture and fixtures............................      16,421      18,219
                                                    ----------  ----------
                                                       113,878     124,178
Less accumulated depreciation and amortization....     (23,004)    (31,463)
                                                    ----------  ----------
                                                    $   90,874  $   92,715
                                                    ----------  ----------
                                                    ----------  ----------

7.  INTANGIBLE AND OTHER ASSETS

                                                       1994       1995
                                                    ----------  ---------
                                                       (IN THOUSANDS)
Goodwill..........................................  $   78,304  $  78,503
Identifiable intangibles..........................      16,552     13,374
Deferred financing costs..........................       9,964      6,018
Organization costs................................         745
Investments.......................................       1,936         89
Deposits and other................................       1,488        905
                                                    ----------  ---------
                                                       108,989     98,889
Less accumulated amortization.....................      (8,904)    (7,478)
                                                    ----------  ---------
                                                    $  100,085  $  91,411
                                                    ----------  ---------
                                                    ----------  ---------

                            SUIZA FOODS CORPORATION

7.  INTANGIBLE AND OTHER ASSETS (CONTINUED)
    In 1994, the Company's Reddy Ice subsidiary invested $1.2 million, including expenses, to acquire a less than 20% partnership interest in a plastic bread bag manufacturer which was accounted for using the cost method whereby no earnings or losses are recognized until distributions are made. This investment was funded through $1.5 million of junior subordinated notes, a portion of which was required to be maintained in an investment collateral account. Immediately prior to the Combination, Reddy Ice distributed this investment to an entity formed by the stockholders of Reddy Ice at its carrying value in consideration for cash and the assumption by this entity of the existing junior subordinated note and the related investment collateral account used to fund the investment.

8.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                      1994       1995
                                                    ---------  ---------
                                                       (IN THOUSANDS)
Accounts payable..................................  $  19,949  $  21,689
Accrued payroll and benefits......................      3,468      6,965
Accrued interest..................................      3,274      1,845
Amount payable for acquisition....................      1,672
Other.............................................      2,582      1,458
                                                    ---------  ---------
                                                    $  30,945  $  31,957
                                                    ---------  ---------
                                                    ---------  ---------

9.  LONG-TERM DEBT

                                                       1994        1995
                                                    ----------  ----------
                                                        (IN THOUSANDS)
Senior credit facility:
  Revolving loan facility.........................  $   --      $   10,900
  Term loans......................................                 123,750
Senior and subordinated debt subsequently repaid..     135,142
Subordinated notes................................      50,430      51,101
Capital lease obligations and other...............       2,438       1,572
                                                    ----------  ----------
                                                       188,010     187,323
Less current portion..............................     (14,683)    (15,578)
                                                    ----------  ----------
                                                    $  173,327  $  171,745
                                                    ----------  ----------
                                                    ----------  ----------

    SENIOR CREDIT FACILITY -- Simultaneously with the Combination, the Company entered into a senior credit facility (the "Senior Credit Facility") with a syndicate of banks with the Chase Manhattan Bank, N.A., as agent, providing for an aggregate senior credit facility of $160.0 million, which included: (i) a $57.0 million term loan for its mainland United States operations; (ii) a $78.0 million term loan for its Puerto Rico operations; (iii) a $20.0 million revolving credit facility for its mainland United States operations; and (iv) a $5.0 million revolving credit facility for its Puerto Rico operations. Under the terms of the Senior Credit Facility, each term loan is amortized over seven years. The revolving credit facilities expire at the end of five years. Amounts outstanding under the Senior Credit Facility bear interest at a rate per annum equal to one of the following rates, at the Company's option: (i) a base rate (Base Rate) equal to the higher of the Federal Funds rate plus 50 basis points or the Chase Manhattan Bank's prime commercial lending rate plus a margin that varies from 0 to 75 basis points depending on the Company's ratio of defined indebtedness to EBITDA (as defined in the Senior Credit Facility); or (ii) a LIBOR rate plus a margin that varies from 75 to 200 basis points depending on the Company's ratio of defined indebtedness to EBITDA. The Company pays

                            SUIZA FOODS CORPORATION

9.  LONG-TERM DEBT (CONTINUED)
a commitment fee on unused amounts of the revolving facility that ranges from 20 basis points to 37.5 basis points, based on the Company's ratio of debt to EBITDA. The blended interest rate in effect at December 31, 1995, on the Senior Credit Facility was 7.8%.

    Interest is payable quarterly, and scheduled principal installments on the term loan facilities are due in quarterly installments of approximately $3.8 million through March 1997, $4.4 million for each quarter thereafter through March 1998, $5.0 million for each quarter thereafter through March 2000, $5.6 million for each quarter thereafter through March 2001 and $6.3 million for each quarter thereafter through March 2002. Loans under the Senior Credit Facility are collateralized by substantially all assets. Borrowings under the revolving credit facility are limited to 85% of eligible accounts receivable and 50% of eligible inventories.

    The proceeds from this Senior Credit Facility were used to repay outstanding senior and certain subordinated debt of the Company's subsidiaries, including Suiza-Puerto Rico's and Velda Farms' term loan and revolving credit facility advances, and Reddy Ice's senior secured notes, subordinated notes, certain junior subordinated notes, senior bridge loan and certain other debt, and to redeem the outstanding preferred stock of Suiza-Puerto Rico and Velda Farms.

    SUBORDINATED NOTES -- On March 31, 1995, the Company issued subordinated notes in the Combination to replace certain of the existing subordinated notes of each of Suiza-Puerto Rico, Velda Farms and Reddy Ice. The subordinated notes bear interest at rates ranging from 12% to 15% (13.2% on a weighted average basis), payable on a semiannual basis in March and September of each year, with semi-annual principal installments due in varying amounts commencing in 2001, with the remaining unpaid principal balances due at maturity on March 31, 2004. Certain of the subordinated notes contain provisions which allow the Company to pay a portion of the interest through the issuance of additional notes. The notes are subordinated to the loans under the Senior Credit Facility.

    OTHER DEBT -- Other debt includes a mortgage note payable which was collateralized by one of the Reddy Ice properties, various promissory notes for the purchase of property, plant and equipment and capital lease obligations. The mortgage note payable provided for interest at the prime interest rate, plus 1%, payable monthly with principal payments through January 1996. The various promissory notes payable provided for interest at rates ranging from 10% to prime plus 1% and were payable in monthly installments of principal and interest until maturity, when the remaining principal balance was due. Capital lease obligations represent machinery and equipment financing obligations which are payable in monthly installments of principle and interest and are collateralized by the related assets financed.

    INTEREST RATE AGREEMENTS -- During 1994, the Company entered into interest rate cap agreements to hedge against future impacts of increases in interest rates. The cap agreements have three-year terms and notional values of $40.0 million and $14.0 million, and cap the interest rate on LIBOR loans at 6% plus the LIBOR margin and 7.5% plus the LIBOR margin, respectively. In July 1995, the Company entered into an interest rate floor agreement and received an up-front payment of $250,000. The floor agreement expires in December 1996, has a notional value of $40.0 million and sets an interest floor of 6% plus the LIBOR margin. The up-front payment is being amortized over the life of the floor agreement. During 1995, the Company also entered into two interest rate swap agreements, which mature on June 30, 1998, to fix the interest on a notional amount of $55.0 million at a fixed cost of 6% plus the LIBOR margin. The Company has designated these interest rate agreements as hedges against its interest rate exposure on its variable rate loans under the Senior Credit Facility.

    The Company is exposed to market risk under these swap arrangements due to the possibility of exchanging a lower interest rate for a higher interest rate. The counterparties are major financial institutions and the risk of incurring losses related to credit risk is considered by the Company to be remote.

                            SUIZA FOODS CORPORATION

9.  LONG-TERM DEBT (CONTINUED)
    DEBT COVENANTS -- The Company's Senior Credit Facility contains various financial and other restrictive covenants and requirements that the Company maintain certain financial ratios, including leverage (computed as the ratio of the aggregate outstanding principal amount of defined indebtedness to EBITDA, as defined), fixed charges (computed as the ratio of EBITDA to defined fixed charges), interest coverage (computed as the ratio of EBITDA to defined interest expense) and minimum net worth. The Senior Credit Facility also contains limitations on capital expenditures, investments, the payment of dividends and the incurrence of additional indebtedness and requires certain mandatory prepayments from the proceeds of certain dispositions of property.

    SCHEDULED MATURITIES -- The scheduled maturities of long-term debt, which include capitalized lease obligations, at December 31, 1995, were as follows (in thousands):

1996..............................................  $  15,578
1997..............................................     17,401
1998..............................................     19,648
1999..............................................     20,129
2000..............................................     21,895
Thereafter........................................     92,672
                                                    ---------
                                                    $ 187,323
                                                    ---------
                                                    ---------

10. LEASES
    The Company leases certain property, plant and equipment used in its operations under both capital and operating lease agreements. Such leases, which are primarily for machinery and equipment and vehicles, have lease terms ranging from two to nine years. Certain of the operating lease agreements require the payment of additional rentals for maintenance, based on miles driven or units produced. Rent expense, including additional rent, was $.6 million, $4.5 million and $6.3 million for the years ended December 31, 1993, 1994 and 1995, respectively.

    The composition of capital leases which are reflected as property, plant and equipment in the balance sheets at December 31, 1994 and 1995, is as follows:

                                                      1994       1995
                                                    ---------  ---------
                                                       (IN THOUSANDS)
Machinery and equipment...........................  $   2,854  $   2,518
Less accumulated amortization.....................       (573)      (814)
                                                    ---------  ---------
                                                    $   2,281  $   1,704
                                                    ---------  ---------
                                                    ---------  ---------

                            SUIZA FOODS CORPORATION

10. LEASES (CONTINUED)
    Future minimum payments at December 31, 1995, under noncancelable capital and operating leases with terms in excess of one year are summarized below (in thousands):

                                                      CAPITAL     OPERATING
                                                      LEASES       LEASES
                                                    -----------  -----------
1996..............................................   $     470    $   4,310
1997..............................................         185        4,146
1998..............................................         151        3,270
1999..............................................         112        2,293
2000..............................................                    2,057
Thereafter........................................                    3,071
                                                         -----   -----------
    Total minimum lease payments..................         918    $  19,147
                                                                 -----------
                                                                 -----------
Less amount representing imputed interest.........         (69)
                                                         -----
Present value of capitalized lease obligations....   $     849
                                                         -----
                                                         -----

11. INCOME TAXES
    There is no material provision for income taxes during 1993 primarily as a result of Reddy Ice's S corporation election and net operating losses. The provision for income taxes for the years ended December 31, 1994 and 1995, excluding the tax benefit of $669,000 applicable to the extraordinary loss during 1995, are as follows:

                                                      1994       1995
                                                    ---------  ---------
                                                       (IN THOUSANDS)
Current taxes payable (refundable):
  Federal.........................................  $     491  $   2,763
  State...........................................         20        101
Deferred income taxes.............................        333       (414)
                                                    ---------  ---------
                                                    $     844  $   2,450
                                                    ---------  ---------
                                                    ---------  ---------

    The following is a reconciliation of income taxes reported in the statements of operations:

                                                        DECEMBER 31,
                                                    --------------------
                                                      1994       1995
                                                    ---------  ---------
Tax expense at statutory rates....................  $   1,959  $     306
Tax benefit from tax-exempt earnings..............     (2,745)    (1,532)
Tax expense from losses not subject to taxes
 at the corporate level...........................                 1,612
Minority interest.................................         84         35
Net operating loss carryforwards..................      1,344        188
Nondeductible expenses............................        202      1,841
                                                    ---------  ---------
                                                    $     844  $   2,450
                                                    ---------  ---------
                                                    ---------  ---------

                            SUIZA FOODS CORPORATION

11. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences giving rise to deferred income tax assets and liabilities were:

                                                        DECEMBER 31,
                                                    --------------------
                                                      1994       1995
                                                    ---------  ---------
Deferred income tax assets:
  Asset valuation reserves........................  $     157  $     326
  Nondeductible accruals..........................      1,024      1,122
  Net operating loss carryforwards................        914      1,989
  Valuation allowance.............................     (1,229)    (1,989)
                                                    ---------  ---------
                                                          866      1,448
                                                    ---------  ---------
Deferred income tax liabilities:
  Depreciation....................................       (203)       312
  Amortization of intangibles.....................       (996)    (1,185)
  Foreign distributions and other.................                  (494)
                                                    ---------  ---------
                                                        1,199      1,367
                                                    ---------  ---------
  Net deferred income tax asset (liability).......  $    (333) $      81
                                                    ---------  ---------
                                                    ---------  ---------

    The Company has established a valuation allowance for deferred tax assets of the Company's Suiza Dairy subsidiary in Puerto Rico. The deferred tax assets of this subsidiary represent primarily net operating loss carryforwards, which, under Puerto Rico law, are only available for utilization against future taxable income of this subsidiary. Because of the continuing operating losses of this subsidiary, the Company has been unable to determine that it is more likely than not that the net deferred tax assets of this subsidiary will be realized. Should the Company's Suiza Dairy subsidiary become profitable in future periods, this valuation allowance may be reduced or eliminated. The Company will continue to review this valuation allowance on a quarterly basis and make adjustments as appropriate.

    During 1995, the Company increased the valuation allowance as a result of operating losses incurred and reversals of deferred tax assets by its Suiza Dairy subsidiary in 1995 which increased this subsidiary's net operating loss carryforwards.

12. MINORITY INTEREST
    Prior to the Combination, minority interest included common equity interests of approximately $.4 million representing an interest in the common stock of certain subsidiaries, along with shares of preferred stock of certain subsidiaries with cumulative liquidation values aggregating $8.0 million plus cumulative unpaid dividends of between 5% and 9% annually.

    The charges for minority interest in the statements of operations, which are reflected in other income, were $.6 million and $.1 million for the years ended December 31, 1994 and 1995, respectively, and represented accrued dividends and the minority shareholders interest in net income of the respective subsidiary.

    In connection  with  the Combination,  the  Company acquired  the  remaining
outstanding   shares  of  certain  of  its  subsidiaries,  redeemed  outstanding preferred stock and paid cumulative dividends.

13. STOCKHOLDERS' EQUITY

    CAPITAL SHARES -- Authorized capital shares of the Company include 10,000 shares (1,000,000 shares as of February 29, 1996) of preferred stock with a par value of $.01 per share and 200,000 shares (20,000,000 shares as of February 29, 1996) of common stock with a par value of $.01 per share. There have been no shares of preferred stock issued by the Company. The rights and preferences of preferred stock are

                            SUIZA FOODS CORPORATION

13. STOCKHOLDERS' EQUITY (CONTINUED)
established by the Company's board of directors upon issuance. In connection with the Combination, the Company issued 1,973,049 shares of common stock in exchange for outstanding equity interests held by Reddy Ice investors; 3,415,558 shares of common stock in exchange for outstanding equity interests held by Suiza-Puerto Rico investors; and 924,872 shares of common stock in exchange for outstanding equity interests held by Velda Farms investors.

    The Company also granted the previous owners two demand registration rights as well as incidental registration rights and additional registration rights, effective upon the Company becoming eligible for registration on Form S-3, with respect to their shares of common stock, subject to certain limitations. Effective upon the closing of the Company's first underwritten public offering, these registration rights will terminate and the previous owners will receive three new demand registration rights and incidental registration rights subject to certain limitations.

    In connection with the acquisitions of Suiza-Puerto Rico and Velda Farms, profits interests were granted to certain individuals, through an affiliate, as compensation for services in identifying, structuring and negotiating these acquisitions. Immediately prior to the Combination, the existing owners of Suiza-Puerto Rico and Velda Farms fixed this profits interest by mutual agreement and exchanged equity interests among investors and these individuals. In connection with this exchange, the Company recorded a compensation expense charge to merger expense of $5.1 million, which approximated the fair value of these interests, and resulted in a capital contribution in the same amount.

    COMMON STOCK SPLIT -- On February 28, 1996, the Company's Board of Directors authorized a 69 for 1 stock split in the form of a common stock dividend payable to stockholders of record on February 29, 1996. In addition, on the same date, the Board of Directors authorized the increase in the number of authorized shares of preferred and common stock to 1,000,000 shares and 20,000,000 shares, respectively. All references in the consolidated financial statements to number of common shares outstanding and per share amounts, and all references to common stock issued, stock options and related prices in the notes to the consolidated financial statements have been restated to reflect the split.

    STOCK OPTION AND RESTRICTED STOCK PLANS -- In connection with the Combination, the Company adopted an exchange option and restricted stock plan, whereby the outstanding stock options granted by the Combined Entities were converted into options to acquire 586,523 shares of common stock on substantially the same terms as the prior options. These options are exercisable at prices ranging from $.03 to $6.79 per share, which approximated the fair market value of such shares at the date of original grant. At December 31, 1995, 579,760 of such options were outstanding, of which 480,450 were exercisable at prices ranging from $.03 to $6.79 per share. The options vest ratably in five annual increments and may be exercised, to the extent vested, over the ten-year period following the award date.

    Concurrently with the Combination, the Company adopted the Option and Restricted Stock Plan (the "Plan"), which provides for grants of incentive and nonqualified stock options and awards of restricted stock to directors and key employees of the Company or its subsidiaries of up to 1,069,500 shares, provided that no more than 379,500 shares may be awarded as restricted stock. Under the terms of the Plan, the options vest ratably over a three year period, except for options granted to outside directors, which vest immediately. The Plan also provides that the exercise price of stock options will not be less than the fair market value on the date of grant, and in the case of an incentive stock option granted to an employee owning more than 10% of the common stock of the Company on the date of grant, not less than 110% of the fair market value. In connection with the Combination, on March 31, 1995, the Company's Board of Directors granted 474,375 options pursuant to the Plan at an exercise price per share of $10.51. In addition, during the remainder of 1995, the Company granted options for an additional 3,450 shares at the same exercise price per share. At

                            SUIZA FOODS CORPORATION

13. STOCKHOLDERS' EQUITY (CONTINUED)
December 31, 1995, 477,825 options were outstanding at an exercise price of $10.51 per share, of which 3,450 shares were exercisable. Subsequent to December 31, 1995, the Board of Directors authorized the grant of options for 159,253 shares at an exercise price of $12.32 per share.

    WARRANTS -- Prior to the Combination, Suiza-Puerto Rico, Velda Farms and Reddy Ice had entered into various warrant agreements with their subordinated and junior subordinated noteholders which granted such holders the right to purchase equity interests in each of the companies. These warrants were exercisable, in whole or in part, at various dates through December 31, 2005. Immediately prior to the Combination, all warrant holders exercised their warrants to acquire equity interests in Suiza-Puerto Rico, Velda Farms and Reddy Ice in consideration for aggregate proceeds of $4.1 million. As a result, such warrant holders became equity holders of each of Suiza-Puerto Rico, Velda Farms and Reddy Ice, and received shares of the Company's common stock in the Combination.

14. EMPLOYEES SAVINGS AND PROFIT SHARING PLAN
    The Company's subsidiaries each sponsor an employees savings and profit sharing plan. Employees who have completed one or more years of service and have met other requirements pursuant to the plans are eligible to participate in the plans. The employees participating in the plan can generally make contributions to the plan of between 6% and 8% of their annual compensation, and each of the subsidiaries can elect to match such contributions. During the years ended December 31, 1994 and 1995, the Company expensed contributions to the plan of approximately, $.8 million and $.8 million, respectively. There were no material contributions during 1993.

15. MERGER AND OTHER COSTS

    MERGER AND OTHER COSTS -- During 1994 and 1995, in connection with the Combination, the Company incurred merger and other costs of $1.7 million and $10.2 million, respectively, which consisted of the costs associated with the negotiation of the merger and preparation of related merger documents and agreements, financial consulting costs and other costs related to the Combination of $1.4 million and $8.8 million in 1994 and 1995, respectively; and other non-operating costs of $.3 million and $1.4 million, respectively. During 1995, these other merger costs related to the Combination included a one-time $.5 million payment to cancel an existing management consulting agreement; a one-time tax cost of $1.5 million to convert the Company's Puerto Rico operating subsidiaries to United States corporations; the write-off of $.4 million in unamortized organization costs; and $5.1 million to recognize compensation expense related to the issuance of common stock in exchange for the profits interest in Suiza-Puerto Rico and Velda Farms (Note 13), which resulted in a capital contribution in the same amount.

    Other non-operating costs included $.3 million of bank fees in 1994 related to the funding of bridge loans to repay certain indebtedness prior to the Combination, and during 1995, $.7 million of costs associated with several uncompleted acquisitions and $.7 million of costs associated with an uncompleted debt offering.

    EXTRAORDINARY LOSS -- During 1994 and 1995, as a result of the repayment of outstanding indebtedness, the Company expensed approximately $.2 million and $8.5 million (net of income tax benefit of $.7 million), respectively, of debt issuance, legal and other costs associated with extinguishment of prior credit facilities. These amounts have been classified as an extraordinary loss in accordance with the provisions of Statement of Financial Accounting Standards No. 4, "Reporting Gains and Losses From the Extinguishment of Debt."

                            SUIZA FOODS CORPORATION

16. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                   DECEMBER 31,
                                                                          -------------------------------
                                                                            1993       1994       1995
                                                                          ---------  ---------  ---------
                                                                                  (IN THOUSANDS)
Cash paid for interest..................................................  $   6,136  $  16,929  $  17,226
Cash paid for taxes.....................................................                   362      1,432

Noncash transactions:
  Issuance of subsidiary preferred stock in connection with
   acquisitions.........................................................      5,000      3,000
  Issuance of subordinated notes and amounts payable to the seller in
   connection with acquisitions.........................................        365      4,495         91
  Dividends payable or paid in additional preferred stock on subsidiary
   stock................................................................         10        197
  Distribution of investment and related debt in a bread bag
   manufacturer to stockholders of Reddy Ice............................                            1,534
  Acquisition of minority interest common stock and exercise of
   warrants.............................................................                              993
  Compensation expense recorded as a capital contribution...............                            5,111
  Subordinated notes issued in lieu of interest.........................                   430        671

17. COMMITMENTS AND CONTINGENCIES
    The Company and its subsidiaries are parties, in the ordinary course of business, to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the consolidated financial statements.

    In connection with the Combination, the Company entered into employment agreements with certain officers which provided for minimum compensation levels and incentive bonuses along with provisions for termination of benefits in certain circumstances. The Company also entered into a consulting and noncompetition arrangement with a former officer for a period of three years providing for monthly payments of $12,500 for services to be rendered in the future.

18. RELATED PARTY TRANSACTIONS
    Prior to the Combination, the Company had consulting agreements with certain stockholders and affiliates requiring the payment of monthly consulting fees, plus expenses, in consideration for financial advisory and oversight services provided to it by such stockholders. These consulting agreements, which were cancelable only at the option of such stockholders over their term, were canceled in the Combination. During the years ended December 31, 1993, 1994 and 1995, the Company expensed $.6 million, $.9 million and $.2 million, respectively, plus expenses under the provisions of these agreements, which are included in general and administrative expenses. In addition, the Company paid an affiliate of one of its stockholders investment banking fees of $2.0 million and $1.1 million, along with related expenses, during the years ended December 31, 1993 and 1994, respectively, for acquisition and financing services, which were included as part of the costs and expenses of the acquisition.

                            SUIZA FOODS CORPORATION

19. BUSINESS AND GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS
    Information about the Company's operations in the Dairy and Ice businesses and in different geographic areas for the three years ended December 31, 1995, is as follows:

                                                       1993        1994        1995
                                                    ----------  ----------  ----------
                                                              (IN THOUSANDS)
Net sales to unaffiliated customers:
  Dairy:
    United States.................................  $   --      $  102,073  $  175,553
    Puerto Rico...................................       6,587     191,334     204,406
                                                    ----------  ----------  ----------
                                                         6,587     293,407     379,959
  Ice -- United States............................      45,088      47,701      50,507
                                                    ----------  ----------  ----------
      Total.......................................  $   51,675  $  341,108  $  430,466
                                                    ----------  ----------  ----------
                                                    ----------  ----------  ----------
Operating income:
  Dairy:
    United States.................................  $   --      $    4,848  $    8,772
    Puerto Rico...................................          92      12,274      13,614
                                                    ----------  ----------  ----------
                                                            92      17,122      22,386
  Ice -- United States............................       8,610       8,638       9,218
  Corporate.......................................                              (1,040)
                                                    ----------  ----------  ----------
      Total.......................................  $    8,702  $   25,760  $   30,564
                                                    ----------  ----------  ----------
                                                    ----------  ----------  ----------
Identifiable assets (at end of period):
  Dairy:
    United States.................................  $   --      $   68,781  $   68,852
    Puerto Rico...................................     121,501     125,207     119,977
                                                    ----------  ----------  ----------
                                                       121,501     193,988     188,829
  Ice -- United States............................      46,447      44,964      40,519
  Corporate.......................................                               3,174
                                                    ----------  ----------  ----------
      Total.......................................  $  167,948  $  238,952  $  232,522
                                                    ----------  ----------  ----------
                                                    ----------  ----------  ----------
Capital expenditures:
  Dairy...........................................  $      312  $    3,364  $    6,676
  Ice.............................................         895       1,420       3,573
  Corporate.......................................                                 143
                                                    ----------  ----------  ----------
      Total.......................................  $    1,207  $    4,784  $   10,392
                                                    ----------  ----------  ----------
                                                    ----------  ----------  ----------
Depreciation expense:
  Dairy...........................................  $      217  $    4,943  $    5,995
  Ice.............................................       3,259       3,301       3,263
                                                    ----------  ----------  ----------
      Total.......................................  $    3,476  $    8,244  $    9,258
                                                    ----------  ----------  ----------
                                                    ----------  ----------  ----------

20. FAIR VALUE OF FINANCIAL INSTRUMENTS
    Pursuant to SFAS No. 107, "Disclosure About Fair Value of Financial Instruments", the Company is required to disclose an estimate of the fair value of the Company's financial instruments as of December 31, 1994 and 1995. Differences between the historical presentation and estimated fair values can occur for many reasons, including taxes, commissions, prepayment penalties, make-whole provisions and other restrictions as well as the inherent limitations in any estimation technique.

                            SUIZA FOODS CORPORATION

20. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    Due to their near-term maturities, the carrying amounts of accounts receivable and accounts payable are considered equivalent to fair value. In addition, because the interest rates on the Company's revolving credit and term loan facilities and certain other debt are variable, their fair values approximate their carrying values.

    Certain of the Company's long-term debt bears fixed interest rates and is privately placed with unique terms and no active market. The fair value of such long-term debt was determined by discounting future cash flows at current market yields. In addition, the Company has entered into various interest rate agreements to reduce the Company's sensitivity to changes in interest rates on its variable rate debt. The fair values of these instruments were determined based on current values for similar instruments with similar terms. The following is a summary of the asset (liability) values for both the carrying values and fair values of such instruments:

                                                 DECEMBER 31,
                                ----------------------------------------------
                                         1994                    1995
                                ----------------------  ----------------------
                                HISTORICAL              HISTORICAL
                                 CARRYING                CARRYING
                                  AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                ----------  ----------  ----------  ----------
                                    (IN THOUSANDS)          (IN THOUSANDS)
Fixed rate debt...............  $  (91,929) $  (85,121) $  (52,472) $  (53,621)
Interest rate agreements......         333         630      --          (1,220)

                           SUIZA FOODS CORPORATION

                    CONDENSED CONSOLIDATED BALANCE SHEETS


                                              December 31,     June 30,
                                                 1995           1996
                                              ------------   -----------
                                                             (Unaudited)
                                                    (In thousands)
                ASSETS

CURRENT ASSETS:
Cash and cash equivalents                      $  3,177      $  1,179
Accounts receivable                              31,045        33,670
Inventories                                      11,346        12,245
Prepaid expenses and other current assets         1,380         1,644
Deferred income taxes                             1,448         1,587
                                               --------      --------
    Total current assets                         48,396        50,325
PROPERTY, PLANT AND EQUIPMENT                    92,715        95,955
INTANGIBLE AND OTHER ASSETS                      91,411        91,693
                                               --------      --------
TOTAL                                          $232,522      $237,973
                                               --------      --------
                                               --------      --------
 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses          $ 31,957      $ 29,998
Income Taxes Payable                              2,415         1,023
Current portion of long-term debt                15,578         9,556
                                               --------      --------
  Total current liabilities                      49,950        40,577
LONG-TERM DEBT                                  171,745       134,334
DEFERRED INCOME TAXES                             1,367         2,273

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, par value $.01; 20,000,000
   shares authorized, 10,108,479 shares
   issued and outstanding, as adjusted               63           101
  Additional paid-in capital                     31,023        79,593
  Retained earnings (deficit)                   (21,626)      (18,905)
                                               --------      --------
    Total stockholders' equity                    9,460        60,789
                                               --------      --------
  TOTAL                                        $232,522      $237,973
                                               --------      --------
                                               --------      --------

           See notes to condensed consolidated financial statements

                          SUIZA FOODS CORPORATION

             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                 Three months ended         Six months ended
                                      June 30,                  June 30,
                               ----------------------    ----------------------
                                  1995         1996        1995         1996
                               ---------    ---------    ---------    ---------
                                   (Dollars in thousands, except share data)

NET SALES                      $ 110,029    $ 116,272    $ 214,905    $ 225,307
COST OF SALES                     78,983       83,302      157,652      165,917
                               ---------    ---------    ---------    ---------
  GROSS PROFIT                    31,046       32,970       57,253       59,390
OPERATING COSTS AND EXPENSES:
  Selling and distribution        15,997       17,180       31,391       32,682
  General and Administration       5,112        4,884       10,271        9,805
  Amortization of intangibles        914        1,023        1,949        1,960
                               ---------    ---------    ---------    ---------
    Total operating costs
     and expenses                 22,023       23,087       43,611       44,447
                               ---------    ---------    ---------    ---------
  INCOME FROM OPERATIONS           9,023        9,883       13,642       14,943
OTHER (INCOME) EXPENSE:
  Interest expense, net            5,088        3,872       10,437        8,488
  Merger and other costs           1,466                    10,304
  Other income, net                  (83)        (172)        (273)        (252)
                               ---------    ---------    ---------    ---------
    Total other expense            6,471        3,700       20,468        8,236
                               ---------    ---------    ---------    ---------
INCOME (LOSS) BEFORE INCOME
 TAXES AND EXTRAORDINARY LOSS      2,552        6,183       (6,826)       6,707
INCOME TAXES                         220        1,630          731        1,771
                               ---------    ---------    ---------    ---------
INCOME (LOSS) BEFORE
 EXTRAORDINARY LOSS                2,332        4,553       (7,557)       4,936

EXTRAORDINARY LOSS FROM
 EXTINGUISHMENT OF DEBT                -       (2,215)      (8,462)      (2,215)
                               ---------    ---------    ---------    ---------
NET INCOME (LOSS)              $   2,332    $   2,338    $ (16,019)   $   2,721
                               ---------    ---------    ---------    ---------
                               ---------    ---------    ---------    ---------
NET EARNINGS (LOSS) PER SHARE:
  Income (loss) before
   extraordinary loss          $    0.37    $    0.46    $   (1.28)   $    0.58
  Extraordinary loss                0.00        (0.22)       (1.43)       (0.26)
                               ---------    ---------    ---------    ---------
  Net Income (loss)            $    0.37    $    0.24    $   (2.71)   $    0.32
                               ---------    ---------    ---------    ---------
                               ---------    ---------    ---------    ---------
WEIGHTED AVERAGE SHARES
 OUTSTANDING                   6,313,000    9,921,715    5,905,000    8,455,332
                               ---------    ---------    ---------    ---------
                               ---------    ---------    ---------    ---------


           See notes to condensed consolidated financial statements

                            SUIZA FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                      Six months ended June 30,
                                                       (Dollars in thousands)
                                                      -------------------------
                                                          1995        1996
                                                       ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                    $ (16,019)   $  2,721
  Operating activities:
    Depreciation and amortization                          4,571       4,479
    Amortization of intangible assets, including
     deferred financing costs                              2,617       2,297
    (Gain) loss on the sales of assets                      (150)         20
    Extraordinary loss from early extinguishment
     of debt                                               8,462       2,215
    Merger costs                                          10,304
    Noncash and imputed interest                             670         236
    Minority interests                                       101
    Deferred income taxes                                 (1,083)        767
    Changes in operating assets and liabilities:
      Accounts receivable                                 (5,333)     (2,625)
      Inventories                                           (602)       (899)
      Prepaid expenses and other assets                     (482)         37
      Accounts payable and other accrued expenses          2,738      (1,959)
      Income tax payable                                   2,207        (511)
                                                       ---------    --------
        Net cash provided by operating activities          8,001       6,778
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment              (5,264)     (7,984)
  Proceeds from the sale of property, plant
   and equipment                                             286         245
  Cash outflows for acquisitions                          (1,520)     (4,176)
                                                       ---------    --------
        Net cash used in investing activities             (6,498)    (11,915)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of debt                     146,700       8,653
  Repayment of debt                                     (139,405)    (52,322)
  Payment of deferred financing, debt
   restructuring and merger costs                         (8,972)     (1,800)
  Issuance of common stock, net of expenses                4,087      48,608
  Distributions to minority interests                        (63)
  Purchase of subsidiary preferred stock                  (8,269)          -
                                                       ---------    --------
        Net cash (used in) provided  by
         financing activities                             (5,922)      3,139
                                                       ---------    --------
DECREASE IN CASH AND CASH EQUIVALENTS                     (4,419)     (1,998)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD             5,395       3,177
                                                       ---------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD               $     976    $  1,179
                                                       ---------    --------
                                                       ---------    --------

           See notes to condensed consolidated financial statements

                           SUIZA FOODS CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                June 30, 1996

1.   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The condensed consolidated financial statements as of June 30, 1996 and for the three-month and six-month periods ended June 30, 1996 have been prepared by Suiza Foods Corporation (the "Company" or "Suiza Foods") without audit. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) to present fairly, in all material respects, the consolidated financial position, results of operations and cash flows as of and for the three-month and six-month periods ended June 30, 1996 have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements should be read in conjunction with the Company's 1995 financial statements contained in its Form S-1 as filed with the Securities and Exchange Commission on March 1, 1996, as amended.

2.   INVENTORIES
                                                      June 30,
                                                        1996
                                                      --------
     Pasteurized and raw milk and raw materials       $  4,018
     Parts and supplies                                  3,966
     Finished goods                                      4,261
                                                      --------
                                                      $ 12,245
                                                      --------
                                                      --------

3.   LONG-TERM DEBT
                                                      June 30,
                                                        1996
                                                      --------
     Senior credit facility:
       Revolving loan facility                        $ 12,298
       Term loans                                       94,544
     Subordinated notes                                 36,000
     Capital lease obligations and other debt            1,048
                                                      --------
                                                       143,890
       Less: current portion                            (9,556)
                                                      --------
                                                      $134,334
                                                      --------
                                                      --------

     On April 22, 1996, the Company issued 3,795,000 shares of common stock, $.01 par value per share, in a public offering (the "Offering") at an issue price of $14 per share. The Offering

                          SUIZA FOODS CORPORATION

                               June 30, 1996

3.   LONG-TERM DEBT (Continued)

     provided net cash proceeds to the Company of approximately $49 million. Of this amount, $31.5 million was used to repay senior debt, $15.7 million was used to repay the Company's 15% subordinated notes and $1.8 million was used to pay prepayment penalties related to the early extinguishment of the 15% subordinated notes. As a result of these transactions, the Company recorded a $2.2 million extraordinary loss from extinguishment of debt which included $1.8 million in prepayment penalties and $1.3 million for the write-off of deferred financing costs related to the repaid debt, net of a tax benefit of $0.9 million.

     On July 19, 1996, the Company amended its senior credit facilities to borrow $35 million to complete the Garrido acquisition (see footnote 5, "Subsequent Events"). Pursuant to this amendment, the Company's term loans were combined into a single, $130 million U.S. based facility. Quarterly amortization payments beginning September 30, 1996 will be $2.5 million, increasing to: 1) $3.75 million on September 30, 1997; 2) $5.0 million on September 30, 1998; 3) $5.375 million on September 30, 1999; 4) $6.0 million on September 30, 2000; 5) $9.875 on September 30, 2001 with a final installment of $19.75 due on March 3, 2002.

4.   ACQUISITIONS

     During the quarter, the Company paid approximately $2.7 million to acquire seven small ice businesses. Estimated annual sales of these seven ice companies was $2.4 million.

5.   STOCKHOLDERS' EQUITY

     On April 22, 1996, the Company issued 3,795,000 shares of common stock, $.01 par value per share, in a public offering at a price to the public of $14.00 per share. Following this offering, the Company had 10,108,479 shares of common stock issued and outstanding. On August 7, 1996, the Company issued 625,000 shares of common stock, $.01 par value per share (see footnote 6, "Subsequent Events"). Following this private sale, the Company had 10,739,729 shares of common stock issued and outstanding.

6.   SUBSEQUENT EVENTS

     On July 19, 1996, the Company acquired the common stock of Garrido y Compania, Inc. ("Garrido"). The total purchase price was approximately $35 million (inclusive of acquired cash) which was paid at closing plus an additional future cash payment of up to $5.5 million if certain earnings criteria are met during the first eighteen months of Garrido's post-acquisition operating results. The cash paid at closing was funded by additional borrowings under senior loan facilities. This acquisition was accounted for using the purchase method of accounting as of the effective date, and accordingly, only the results of operations of Garrido subsequent to the

                          SUIZA FOODS CORPORATION

                               June 30, 1996

6.   SUBSEQUENT EVENTS (Continued)

     acquisition date will be included in the consolidated financial statements of the Company. The Puerto Rico Agricultural Tax Incentives Act of 1995 provides a 50% tax credit for certain "eligible investments" in qualified agricultural businesses in Puerto Rico. The Company is currently investigating whether its investment in Garrido or other recent transactions regarding its other Puerto Rico based operations will qualify for these tax credits. If the Company qualifies for such tax credits, there can be no assurance as to the amounts or timing of any benefits that the Company may realize.

     On July 31, 1996, the Company announced that it had signed a non-binding letter of intent to acquire Swiss Dairy Corporation of Riverside, California. There are no assurances that this acquisition will be consummated. It is the Company's plan to finance this potential acquisition with additional borrowings from it senior lenders by obtaining an amendment to its existing credit facilities.

     On August 7, 1996, the Company issued 625,000 shares of common stock, $.01 par value per share, in a private sale to an institutional investor an issue price of $16.00 per share. The private sale provided net cash proceeds to the Company of approximately $9.5 million, which was used to repay a portion of the amounts borrowed under the Company's revolving credit facility. The Company has agreed to file a registration statement with respect to these shares within 60 days of issuance.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Suiza Dairy Corporation
Suiza Fruit Corporation
Neva Plastics Manufacturing Corp.

    We have audited the accompanying combined balance sheet of Suiza Dairy Corporation and subsidiary, Borinquen Dairy, Inc., Suiza Fruit Corporation and Neva Plastics Manufacturing Corp. (collectively referred to as "Pre-acquisition Suiza-Puerto Rico") as of December 15, 1993, and the related combined statements of operations, stockholders' equity and cash flows for the period from December 31, 1992 to December 15, 1993. These financial statements are the responsibility of Pre-acquisition Suiza-Puerto Rico's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Pre-acquisition Suiza-Puerto Rico as of December 15, 1993, and the results of their combined operations and cash flows for the period from December 31, 1992 to December 15, 1993, in conformity with generally accepted accounting principles.

    On  December  16,  1993,  as  discussed  in  Note  1,  the   Pre-acquisition
Suiza-Puerto Rico companies were acquired by Suiza Holdings, L.P.

DELOITTE & TOUCHE LLP

Dallas, Texas
April 15, 1994

                       PRE-ACQUISITION SUIZA-PUERTO RICO

                             COMBINED BALANCE SHEET

                               DECEMBER 15, 1993

                                     ASSETS

CURRENT ASSETS:
  Cash............................................ $11,303,709
  Marketable securities...........................   9,788,501
  Accounts receivable (Note 2)....................  10,017,470
  Inventories (Note 3)............................   3,987,522
  Prepaid expenses and other current assets.......   1,561,185
                                                    ----------
    Total current assets..........................  36,658,387

PROPERTY, PLANT AND EQUIPMENT (Note 4)............  31,134,998

INTANGIBLE AND OTHER ASSETS (Note 5)..............     564,082
                                                    ----------

TOTAL............................................. $68,357,467
                                                    ----------
                                                    ----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Revolving credit facility advances (Note 7)..... $17,565,233
  Accounts payable and accrued expenses (Note 6)..  10,940,482
  Income tax payable (Note 9).....................      28,029
  Current portion of long-term debt (Note 7)......  13,074,206
                                                    ----------
    Total current liabilities.....................  41,607,950

COMMITMENTS AND CONTINGENCIES (Notes 8 and 12)

COMBINED STOCKHOLDERS' EQUITY:
  Preferred stock.................................   6,922,700
  Common stock....................................   8,998,741
  Additional paid-in capital......................
  Retained earnings...............................  10,828,076
                                                    ----------

    Total equity..................................  26,749,517
                                                    ----------

TOTAL............................................. $68,357,467
                                                    ----------
                                                    ----------

                  See notes to combined financial statements.

                       PRE-ACQUISITION SUIZA-PUERTO RICO
                        COMBINED STATEMENT OF OPERATIONS
               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

                                                            PERIOD ENDED
                                                            DECEMBER 15,
                                                                1993
                                                             (50 WEEKS)
                                                           --------------
NET SALES................................................  $  174,770,747
COST OF SALES............................................     135,020,164
                                                           --------------
GROSS PROFIT.............................................      39,750,583
OPERATING EXPENSES:
  Selling and distribution...............................      21,664,253
  General and administrative.............................       6,263,115
  Amortization of intangibles............................         103,529
                                                           --------------
    Total operating expenses.............................      28,030,897
                                                           --------------
OPERATING INCOME.........................................      11,719,686
OTHER (INCOME) EXPENSE:
  Interest expense, including amortization of
   deferred financing costs..............................       2,407,316
  Interest income........................................      (1,228,133)
  Other..................................................        (106,640)
                                                           --------------
    Total other expense..................................       1,072,543
                                                           --------------
INCOME BEFORE INCOME TAXES...............................      10,647,143
INCOME TAX BENEFIT (Note 9)..............................      (2,246,209)
                                                           --------------
NET INCOME...............................................  $   12,893,352
                                                           --------------
                                                           --------------

                  See notes to combined financial statements.

                       PRE-ACQUISITION SUIZA-PUERTO RICO
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

                                                                        ADDITIONAL
                                             PREFERRED                    PAID-IN      RETAINED
                                               STOCK      COMMON STOCK    CAPITAL      EARNINGS         TOTAL
                                            ------------  ------------  -----------  -------------  -------------
BALANCE, DECEMBER 31, 1992................  $  6,922,700  $  8,529,306  $   439,694  $   7,279,515  $  23,171,215
  Distribution of net assets of the fruit
   business of Suiza Dairy Corporation to
   form Suiza Fruit Corporation...........                     469,435     (439,694)       (29,741)      --
  Net income for the period ended December
   15, 1993...............................                                              12,893,352     12,893,352
  Dividends...............................                                              (9,315,050)    (9,315,050)
                                            ------------  ------------  -----------  -------------  -------------
BALANCE, DECEMBER 15, 1993................  $  6,922,700  $  8,998,741  $   --       $  10,828,076  $  26,749,517
                                            ------------  ------------  -----------  -------------  -------------
                                            ------------  ------------  -----------  -------------  -------------

                  See notes to combined financial statements.

                       PRE-ACQUISITION SUIZA-PUERTO RICO
                        COMBINED STATEMENT OF CASH FLOWS
               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

                                                             PERIOD ENDED
                                                             DECEMBER 15,
                                                                 1993
                                                              (50 WEEKS)
                                                             -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $  12,893,352
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization..........................      4,874,100
    Amortization of intangibles and other assets,
     including deferred financing costs....................        103,529
    Change in deferred income taxes........................     (2,734,497)
    Gain on sale of marketable securities..................       (679,112)
    Changes in operating assets and liabilities:
      Accounts receivable..................................      2,590,937
      Inventories..........................................         99,600
      Prepaid expenses and other assets....................       (467,560)
      Accounts payable and other accrued expenses..........       (600,638)
      Income tax payable...................................     (3,703,506)
                                                             -------------
        Net cash provided by operating activities..........     12,376,205
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities.......................     (9,819,875)
  Proceeds from sale of marketable securities..............     11,290,693
  Capital expenditures.....................................     (3,758,983)
  Collection of note receivable............................        540,000
                                                             -------------
        Net cash used in investing activities..............     (1,748,165)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of debt.......................     16,702,291
  Repayments of debt.......................................     (4,315,389)
  Cash dividends...........................................    (14,994,428)
                                                             -------------
        Net cash used in financing activities..............     (2,607,526)
                                                             -------------
INCREASE IN CASH...........................................      8,020,514
CASH AT BEGINNING OF PERIOD................................      3,283,195
                                                             -------------
CASH AT END OF PERIOD......................................  $  11,303,709
                                                             -------------
                                                             -------------

                  See notes to combined financial statements.

                       PRE-ACQUISITION SUIZA-PUERTO RICO

                     NOTES TO COMBINED FINANCIAL STATEMENTS

               PERIOD FROM DECEMBER 31, 1992 TO DECEMBER 15, 1993

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ORGANIZATION AND BUSINESS -- Suiza Dairy Corporation and its wholly owned subsidiary, Borinquen Dairy, Inc., Suiza Fruit Corporation (formed effective
January 1, 1993, through the distribution of the net assets of the fruit business of Suiza Dairy Corporation) and Neva Plastics Manufacturing Corp. (collectively, "Pre-Acquisition Suiza-Puerto Rico" or "Suiza-Puerto Rico") were affiliated companies in Puerto Rico under common control and management. Accordingly, combined financial statements are presented for the operations of these affiliated companies. All significant intercompany balances and transactions were eliminated in combination. Effective December 16, 1993, Pre-Acquisition Suiza-Puerto Rico was acquired by Suiza Holdings, L.P. (a limited partnership) which was organized under the laws of the State of Delaware in December 1993 as a holding company for its Puerto Rico subsidiaries, Suiza Dairy Corporation (formerly Engles Acquisition D, Inc.), Suiza Fruit Corporation (formerly Engles Acquisition F, Inc.) and Neva Plastics Manufacturing Corp. (formerly Engles Acquisition P, Inc.) to effect the acquisition of the combined companies.

    Suiza-Puerto Rico manufactures and distributes fluid milk products and refrigerated ready-to-serve fruit drinks, and distributes refrigerated and frozen foods to various customers, including grocery stores, retail outlets and schools throughout Puerto Rico. Suiza-Puerto Rico provides credit terms to certain customers generally ranging from 15 to 30 days, performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses based on historical experience.

    MARKETABLE SECURITIES -- Marketable securities consist principally of U.S. government securities and are stated at the lower of cost or market at the balance sheet date. Dividends and interest income are accrued as earned. The cost of marketable securities sold is determined on the specific identification method for recognizing realized gains or losses on sales of marketable securities.

    INVENTORIES -- Pasteurized and raw milk inventories are stated at the lower of average cost or market. Raw materials, spare parts and supplies, and merchandise for resale inventories are stated at the lower of cost, using the first-in, first-out ("FIFO") method, or market. Manufactured finished goods inventories are stated at the lower of average production cost or market. Production costs include raw materials, direct labor and indirect production and overhead costs.

    PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, as follows:

ASSET                                                    USEFUL LIFE
--------------------------------------------------  ---------------------
Buildings and improvements........................        Ten to 40 years
Machinery and equipment...........................       Five to 20 years
Motor vehicles....................................       Five to 15 years
Furniture and fixtures............................     Three to ten years

    Capitalized lease assets are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred.

    INTANGIBLES AND OTHER ASSETS -- Intangibles and other assets include primarily goodwill which is amortized over 40 years using the straight-line method.

    Suiza-Puerto Rico periodically assesses the net realizable value of its intangible assets, as well as all other assets, by comparing the expected future net operating cash flows, undiscounted and without interest charges, to the carrying amount of the underlying assets. Suiza-Puerto Rico would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows.

                       PRE-ACQUISITION SUIZA-PUERTO RICO

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

    REVENUE -- Revenue is recognized when the product is shipped to the customer.

    INCOME TAXES -- Suiza Dairy Corporation, Suiza Fruit Corporation and Neva Plastics Manufacturing Corp. were all organized under the laws of the
Commonwealth of Puerto Rico, and as a result, each is required to file a separate income tax return in Puerto Rico. Accordingly, Puerto Rico income taxes are provided for in the combined financial statements based on each company's separate Puerto Rico tax returns.

    Suiza Fruit Corporation and Neva Plastics Manufacturing Corp. have been granted, with certain qualifications, partial exemptions from Puerto Rico income, property and municipal taxes. The grants were originally made to extend for a period of ten years and provide for a 90% exemption from income and property taxes and a 60% exemption from municipal taxes.

    Deferred income taxes are provided for in the combined financial statements for temporary differences in the financial statement and tax bases of assets and liabilities using current tax rates in effect in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." There are no material temporary differences which give rise to deferred income taxes.

    CASH   EQUIVALENTS  --   Suiza-Puerto  Rico  considers   all  highly  liquid
investments purchased with a remaining maturity of three months or less to be cash equivalents.

2.  ACCOUNTS RECEIVABLE

                                                             DECEMBER 15, 1993
                                                             -----------------
Trade customers, including route receivables...............    $   7,811,936
Milk industry and milk price stabilization fund............          750,406
Suppliers..................................................          292,058
Customer financing receivables.............................          683,207
Officers and employees.....................................          330,578
Other......................................................          499,285
                                                             -----------------
                                                                  10,367,470
Less allowance for doubtful accounts.......................         (350,000)
                                                             -----------------
                                                               $  10,017,470
                                                             -----------------
                                                             -----------------

    Trade customers accounts receivable include $1,656,000 of route receivables.

3.  INVENTORIES

                                                             DECEMBER 15, 1993
                                                             -----------------
Pasteurized and raw milk...................................    $     771,571
Raw materials..............................................          821,606
Spare parts and supplies...................................        1,573,743
Manufactured finished goods................................          306,860
Merchandise purchased for resale...........................          513,742
                                                             -----------------
                                                               $   3,987,522
                                                             -----------------
                                                             -----------------

                       PRE-ACQUISITION SUIZA-PUERTO RICO

4.  PROPERTY, PLANT AND EQUIPMENT

                                                             DECEMBER 15, 1993
                                                             -----------------
Land.......................................................    $     997,112
Buildings and improvements.................................       12,888,499
Machinery and equipment....................................       24,355,356
Motor vehicles.............................................        9,770,939
Furniture and fixtures.....................................        3,059,807
                                                             -----------------
                                                                  51,071,713
Less accumulated depreciation and amortization.............      (19,936,715)
                                                             -----------------
                                                               $  31,134,998
                                                             -----------------
                                                             -----------------

5.  INTANGIBLE AND OTHER ASSETS

                                                             DECEMBER 15, 1993
                                                             -----------------
Goodwill...................................................     $   722,187
Deposits and other.........................................           2,100
                                                                   --------
                                                                    724,287
Less accumulated amortization..............................        (160,205)
                                                                   --------
                                                                $   564,082
                                                                   --------
                                                                   --------

6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                             DECEMBER 15, 1993
                                                             -----------------
Accounts payable...........................................    $   8,318,021
Accrued payroll and benefits...............................        1,638,505
Accrued interest...........................................           41,672
Other......................................................          942,284
                                                             -----------------
                                                               $  10,940,482
                                                             -----------------
                                                             -----------------

7.  DEBT

                                                             DECEMBER 15, 1993
                                                             -----------------
Revolving credit facility advances.........................    $  17,565,233
                                                             -----------------
                                                             -----------------
Long-term debt:
  Debt repaid upon acquisition.............................    $  12,279,991
  Capitalized lease obligations (Note 8)...................          794,215
                                                             -----------------
                                                                  13,074,206
Less current portion.......................................      (13,074,206)
                                                             -----------------
                                                               $    --
                                                             -----------------
                                                             -----------------

    In connection with the acquisition by Suiza Holdings, L.P. described in Note 1, the Pre-acquisition Suiza-Puerto Rico debt, including revolving credit facility advances, were assumed and repaid on December 16, 1993.

    CAPITAL LEASE OBLIGATIONS AND OTHER -- Capital lease obligations represent primarily machinery and equipment financing obligations which are payable in monthly installments of principal and interest and are collateralized by the related assets financed.

                       PRE-ACQUISITION SUIZA-PUERTO RICO

8.  LEASES
    Suiza-Puerto Rico leases certain property, plant and equipment used in its operations under both capital and operating lease agreements. Such leases, which are primarily for equipment and vehicles, have lease terms ranging from five to seven years. Certain of the operating lease agreements require the payment of additional rentals based on units produced. Rent expense, including additional rent, was $351,000 for the period from December 31, 1992 to December 15, 1993.

9.  INCOME TAXES
    The following is a reconciliation of income taxes reported in the combined statements of operations:

                                                             PERIOD ENDED
                                                             DECEMBER 15,
                                                                 1993
                                                              (50 WEEKS)
                                                             -------------
Tax expense at statutory rates.............................  $   4,473,031
Tax benefit from tax-exempt earnings.......................     (4,348,317)
Deferred tax benefit.......................................     (2,734,497)
Other......................................................        363,574
                                                             -------------
                                                             $  (2,246,209)
                                                             -------------
                                                             -------------

    During 1993, the Department of Treasury of the Commonwealth of Puerto Rico completed an examination of Suiza Dairy Corporation's income tax returns through fiscal year 1992. As the result of this examination, the Department of Treasury assessed Suiza Dairy Corporation additional taxes to recapture tax deductions taken for flexible depreciation in prior years. During the period ended December 15, 1993, an agreement was reached with the Department of Treasury of the Commonwealth of Puerto Rico whereby Suiza Dairy Corporation agreed to pay $3,000,000 (including interest assessed of $604,000) to settle all claims related to flexible depreciation and to eliminate any temporary differences related to depreciation in the future. As a result of this settlement of all flexible depreciation claims, excess deferred tax liabilities of $2,734,497 were recognized as a tax benefit.

10. EMPLOYEES SAVINGS AND PROFIT SHARING PLAN
    The companies sponsor an employees savings and profit sharing plan. Employees who are both 21 years of age and have completed one or more years of service are eligible to participate in the plan. The employees participating in the plan can make contributions to the plan of up to 8% of their annual compensation, and the companies can elect to match such contributions, at the discretion of the boards of directors. The matching amount during 1993 was set at a rate of $.75 for each dollar contributed by the employees. In addition, the companies can make an additional profit sharing contribution at the discretion of the companies' boards of directors. During the period from December 31, 1992 to December 15, 1993, Suiza-Puerto Rico accrued profit sharing expense of $828,000.

11. SUPPLEMENTAL CASH FLOW INFORMATION
    Cash used to pay interest during the period from December 31, 1992 to December 15, 1993, amounted to approximately $2,313,000.

    Cash used to pay taxes during the period from December 31, 1992 to December 15, 1993, amounted to approximately $1,084,000.

    Noncash transactions during the period ended December 15, 1993, included the distribution of the net assets of the fruit business of Suiza Dairy Corporation to stockholders and the contribution of such net assets to Suiza Fruit
Corporation in exchange for the issuance of common stock in the amount of $548,358.

                       PRE-ACQUISITION SUIZA-PUERTO RICO

12. COMMITMENTS AND CONTINGENCIES
    The companies are a party, in the ordinary course of business, to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the combined financial statements.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Velda Farms, Inc.
Dallas, Texas

    We have audited the accompanying balance sheets of Velda Farms, Inc. (a wholly owned subsidiary of The Morningstar Group, Inc. ("Pre-acquisition Velda Farms")) as of April 9, 1994 and December 31, 1993, and the related statements of operations, equity (deficit) and cash flows for the period from January 1, 1994 to April 9, 1994, and for the year ended December 31, 1993. These financial statements are the responsibility of Pre-acquisition Velda Farms' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Pre-acquisition Velda Farms at April 9, 1994 and December 31, 1993 and the results of its operations and its cash flows for the period from January 1, 1994 to April 9, 1994 and the year ended December 31, 1993 in conformity with generally accepted accounting principles.

    Effective April 10, 1994, as discussed in Note 1, Pre-acquisition Velda Farms was acquired by Velda Holdings, Inc. and Velda Holdings, L.P.

DELOITTE & TOUCHE LLP

Dallas, Texas
November 4, 1994

                          PRE-ACQUISITION VELDA FARMS
                                 BALANCE SHEETS
                      DECEMBER 31, 1993 AND APRIL 9, 1994
                                     ASSETS

                                                   DECEMBER 31,
                                                       1993       APRIL 9, 1994
                                                   -------------  -------------
CURRENT ASSETS:
  Cash...........................................  $       2,219  $       1,425
  Accounts receivable (Note 2)...................     10,066,504     12,072,851
  Inventories (Note 3)...........................      4,063,307      3,925,354
  Prepaid expenses and other current assets......         31,882        228,627
                                                   -------------  -------------
    Total current assets.........................     14,163,912     16,228,257
PROPERTY, PLANT AND EQUIPMENT (Note 4)...........     13,627,432     13,425,470
INTANGIBLE AND OTHER ASSETS (Note 5).............     10,423,366     10,213,730
                                                   -------------  -------------
TOTAL............................................  $  38,214,710  $  39,867,457
                                                   -------------  -------------
                                                   -------------  -------------

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable and accrued expenses (Note 6).  $   8,597,223  $   9,398,931
  Intercompany payables to parent................        899,021      1,010,578
  Current portion of long-term debt (Note 7).....         87,021         76,061
                                                   -------------  -------------
    Total current liabilities....................      9,583,265     10,485,570
LONG-TERM DEBT (Note 7)..........................     30,497,325     30,517,346
COMMITMENTS AND CONTINGENCIES (Notes 8 and 12)
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, par value $1.00 per share; 1,000
 shares authorized, issued and outstanding.......          1,000          1,000
  Retained earnings (deficit)....................     (1,866,880)    (1,136,459)
                                                   -------------  -------------
    Total equity (deficit).......................     (1,865,880)    (1,135,459)
                                                   -------------  -------------
TOTAL............................................  $  38,214,710  $  39,867,457
                                                   -------------  -------------
                                                   -------------  -------------

                       See notes to financial statements.

                          PRE-ACQUISITION VELDA FARMS

                            STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1993
                  PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

                                                                  PERIOD FROM
                                                                  JANUARY 1,
                                                                    1994 TO
                                                                   APRIL 9,
                                                      1993           1994
                                                 --------------  -------------
NET SALES......................................  $  125,907,847  $  38,268,830
COST OF SALES..................................      95,145,659     29,462,819
                                                 --------------  -------------
    Gross profit...............................      30,762,188      8,806,011
OPERATING EXPENSES:
  Selling and distribution.....................      20,459,855      5,901,185
  General and administrative...................       3,789,260      1,009,012
  Amortization of intangibles..................         797,174        178,449
  Parent administrative allocation.............       1,270,937        257,720
  Parent restructuring allocation..............       1,022,761
                                                 --------------  -------------
    Total operating expenses...................      27,339,987      7,346,366
                                                 --------------  -------------
INCOME FROM OPERATIONS.........................       3,422,201      1,459,645
OTHER (INCOME) EXPENSE:
  Interest expense, including amortization
   of deferred financing costs.................       2,546,343        639,058
  Other........................................         (34,260)        90,166
                                                 --------------  -------------
    Total other expense........................       2,512,083        729,224
                                                 --------------  -------------
INCOME BEFORE INCOME TAXES.....................         910,118        730,421
INCOME TAXES (Note 9)..........................
                                                 --------------  -------------
NET INCOME.....................................  $      910,118  $     730,421
                                                 --------------  -------------
                                                 --------------  -------------

                       See notes to financial statements.

                          PRE-ACQUISITION VELDA FARMS

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                        YEAR ENDED DECEMBER 31, 1993 AND
                  PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

                                                                ADDITIONAL     RETAINED
                                                     COMMON       PAID-IN      EARNINGS
                                                      STOCK       CAPITAL      (DEFICIT)        TOTAL
                                                   -----------  -----------  -------------  -------------
BALANCE, JANUARY 1, 1993.........................   $   1,000    $  --       $  (2,776,998) $  (2,775,998)
  Net income.....................................                                  910,118        910,118
                                                   -----------  -----------  -------------  -------------
BALANCE, DECEMBER 31, 1993.......................       1,000       --          (1,866,880)    (1,865,880)
  Net income for the period from January 1,
   1994 to April 9, 1994.........................                                  730,421        730,421
                                                   -----------  -----------  -------------  -------------
BALANCE, APRIL 9, 1994...........................   $   1,000    $  --       $  (1,136,459) $  (1,135,459)
                                                   -----------  -----------  -------------  -------------
                                                   -----------  -----------  -------------  -------------

                       See notes to financial statements.

                          PRE-ACQUISITION VELDA FARMS

                            STATEMENTS OF CASH FLOWS

                        YEAR ENDED DECEMBER 31, 1993 AND
                  PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

                                                                                                        PERIOD FROM
                                                                                                        JANUARY 1,
                                                                                                     1994 TO APRIL 9,
                                                                                          1993             1994
                                                                                      -------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................................  $     910,118  $     730,421
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...................................................      1,308,366        344,728
    Amortization of intangible assets, including deferred financing costs...........        913,626        210,034
    Changes in operating assets and liabilities:
      Accounts receivable...........................................................       (848,604)    (2,006,347)
      Inventories...................................................................        148,046        137,953
      Prepaid expenses and other assets.............................................         (3,048)      (197,143)
      Accounts payable and other accrued expenses...................................        975,773        801,708
                                                                                      -------------  -------------
        Net cash provided by operating activities...................................      3,404,277         21,354
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................................................       (336,023)      (122,745)
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................       (336,023)      (122,745)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of debt................................................................        (57,157)       (10,960)
  Net repayments of intercompany payables...........................................     (3,010,703)       111,557
                                                                                      -------------  -------------
        Net cash provided by (used in) financing activities.........................     (3,067,860)       100,597
                                                                                      -------------  -------------
INCREASE (DECREASE) IN CASH.........................................................            394           (794)
CASH AT BEGINNING OF PERIOD.........................................................          1,825          2,219
                                                                                      -------------  -------------
CASH AT END OF PERIOD...............................................................  $       2,219  $       1,425
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                       See notes to financial statements.

                          PRE-ACQUISITION VELDA FARMS

                         NOTES TO FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1993 AND
                  PERIOD FROM JANUARY 1, 1994 TO APRIL 9, 1994

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BUSINESS -- Velda Farms, Inc. ("Pre-acquisition Velda Farms" or "Velda Farms") was a wholly owned subsidiary of The Morningstar Group Inc. (the "Parent"). Effective April 10, 1994, Velda Holdings, Inc. and Velda Holdings, L.P. (a limited partnership) acquired Velda Farms, Inc. from the Parent.

    Velda Farms manufactures and distributes fresh milk, ice cream and related products throughout peninsular Florida under its own brand names and under brands licensed from third parties to various customers, including food service accounts, convenience stores, club stores and schools. Velda Farms provides credit terms to customers generally ranging to up to 30 days, performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses based on historical experience.

    INVENTORIES -- Pasteurized and raw milk inventories are stated at the lower of average cost or market. Raw material, packaging material and case and container inventories are stated at the lower of cost, using the first-in, first-out ("FIFO") method, or market. Manufactured finished goods inventories are stated at the lower of average production cost or market. Production costs include raw materials, direct labor and indirect production and overhead costs.

    PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets, as follows:

ASSET                                                                         USEFUL LIFE
-----------------------------------------------------------------------  ---------------------
Buildings and improvements.............................................  Ten to 40 years
Machinery and equipment................................................  Five to 20 years
Furniture and fixtures.................................................  Three to ten years

    Capitalized lease assets are amortized over the shorter of their lease term or their estimated useful lives. Expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred.

    INTANGIBLE ASSETS -- Intangible assets include the following intangibles which are amortized over their related useful lives:

INTANGIBLE ASSET                                             USEFUL LIFE
-------------------------------------  -------------------------------------------------------
Goodwill.............................  Straight-line method over 40 years
Customer list........................  Straight-line method over eight years
Other identifiable intangibles.......  Straight-line method over five to 15 years
Deferred financing costs.............  Interest method over the terms of the related debt

    Velda Farms periodically assesses the net realizable value of its intangible assets as well as all other assets by comparing the expected future net operating cash flows, undiscounted and without interest charges, to the carrying amount of the underlying assets. Velda Farms would evaluate a potential impairment if the recorded value of these assets exceeded the associated future net operating cash flows. Any potential impairment loss would be measured as the amount by which the carrying value exceeds the fair value of the asset. Fair value of assets would be measured by market value, if an active market exists, or by a forecast of expected future net operating cash flows, discounted at a rate commensurate with the risk involved.

    REVENUE -- Revenue is recognized when the product is shipped to the customer.

    INCOME TAXES -- Pre-acquisition Velda Farms was included in the consolidated tax return of the Parent. Current and deferred income tax expense was allocated to Pre-acquisition Velda Farms by the Parent in

                          PRE-ACQUISITION VELDA FARMS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accordance with the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred income taxes are provided for temporary differences in the financial statement and tax bases of assets and liabilities using the current tax rates in effect. Deferred tax assets, including the benefit for net operating loss carryforwards, are evaluated based on the guidelines in SFAS 109 for realization and may be reduced by a valuation allowance. As of December 31, 1993 and April 9, 1994, there were no material amounts of current or deferred income tax liabilities included in the Pre-acquisition Velda Farms intercompany payable account.

    CORPORATE ALLOCATIONS -- The Parent has allocated certain assets and liabilities, such as goodwill, deferred financing costs, other intangibles and debt, to Pre-acquisition Velda Farms in accordance with the Pre-acquisition Velda Farms' pro rata share of such assets and liabilities. In addition, the Parent has allocated significant expenses to Pre-acquisition Velda Farms using the following allocation bases:

EXPENSE                                                                ALLOCATION BASE
------------------------------------------  ---------------------------------------------------------------------
Interest expense..........................  8% on the balance of the note payable to Parent
Amortization of intangibles...............  As described in "Intangible Assets" above
Corporate, general and administrative
 expense..................................  Corporate overhead costs for accounting and finance, executive, human resources, legal, management information systems and certain other corporate departments, which consist primarily of salary costs, were allocated based on the percentage of sales, property, employees, specific product sales and number of data processing users of
                                             Pre-acquisition Velda Farms to the Parent's consolidated amounts
Profit sharing expense....................  Determined by the Parent based on its overall performance and allocated to Pre-acquisition Velda Farms based on its employees'
                                             participation
Restructuring expense.....................  Estimated charges of the Parent for severance pay, a chairman's contract and the Parent's data processing conversion were allocated to Pre-acquisition Velda Farms as determined by the Parent
Income taxes..............................  As described in "Income Taxes" above
Relocation costs..........................  At a rate of $7,500 per month for normal personnel relocations within the operations group
Data processing charges...................  The Parent's outside data processing service bureau charges were allocated based on Pre-acquisition Velda Farms' usage as a proportion of the total consolidated usage
Employee benefits expense.................  Costs as estimated by the Parent for employee benefits such as medical and dental care, term life insurance and long-term disability coverages under the Parent's plans
Workers' compensation expense.............  As estimated by the Parent based on the Parent's overall cost and the experience of Pre-acquisition Velda Farms

                          PRE-ACQUISITION VELDA FARMS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EXPENSE                                                                ALLOCATION BASE
------------------------------------------  ---------------------------------------------------------------------
Insurance expense:
  General and other liability.............  Based on the percentage of Pre-acquisition Velda Farms' sales to consolidated sales
Automobile liability......................  Based on historical claims and losses
Property liability........................  Based on actual property values of Pre-acquisition Velda Farms

    CASH EQUIVALENTS -- Velda Farms considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

2.  ACCOUNTS RECEIVABLE

                                                   DECEMBER 31,     APRIL 9,
                                                       1993           1994
                                                   -------------  -------------
Trade customers..................................  $  10,187,723  $  12,308,914
Other............................................         51,833         74,199
                                                   -------------  -------------
                                                      10,239,556     12,383,113
Less allowance for doubtful accounts.............       (173,052)      (310,262)
                                                   -------------  -------------
                                                   $  10,066,504  $  12,072,851
                                                   -------------  -------------
                                                   -------------  -------------

3.  INVENTORIES

                                                   DECEMBER 31,    APRIL 9,
                                                       1993          1994
                                                   ------------  ------------
Raw materials....................................   $  503,238   $    450,845
Packaging materials..............................      325,882        310,422
Finished goods...................................    2,500,914      2,440,614
Cases and containers.............................      733,273        723,473
                                                   ------------  ------------
                                                    $4,063,307   $  3,925,354
                                                   ------------  ------------
                                                   ------------  ------------

4.  PROPERTY, PLANT AND EQUIPMENT

                                                   DECEMBER 31,     APRIL 9,
                                                       1993           1994
                                                   -------------  -------------
Land.............................................  $   3,918,876  $   3,918,876
Buildings and improvements.......................      6,610,137      6,621,091
Machinery and equipment..........................      8,082,235      8,269,883
Furniture and fixtures...........................      2,107,911      2,081,448
                                                   -------------  -------------
                                                      20,719,159     20,891,298
Less accumulated depreciation and amortization...     (7,091,727)    (7,465,828)
                                                   -------------  -------------
                                                   $  13,627,432  $  13,425,470
                                                   -------------  -------------
                                                   -------------  -------------

                          PRE-ACQUISITION VELDA FARMS

5.  INTANGIBLE AND OTHER ASSETS

                                                   DECEMBER 31,     APRIL 9,
                                                       1993           1994
                                                   -------------  -------------
Goodwill.........................................  $   6,405,880  $   6,405,880
Customer list....................................      2,332,067      2,332,067
Other identifiable intangibles...................      3,093,920      3,093,920
Deferred financing costs.........................        588,414        588,414
Deposits and other...............................        197,930        198,328
                                                   -------------  -------------
                                                      12,618,211     12,618,609
Less accumulated amortization....................     (2,194,845)    (2,404,879)
                                                   -------------  -------------
                                                   $  10,423,366  $  10,213,730
                                                   -------------  -------------
                                                   -------------  -------------

6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                   DECEMBER 31,    APRIL 9,
                                                       1993          1994
                                                   ------------  ------------
Accounts payable.................................   $6,740,086   $  7,675,488
Accrued payroll and benefits.....................    1,459,441      1,221,303
Other............................................      397,696        502,140
                                                   ------------  ------------
                                                    $8,597,223   $  9,398,931
                                                   ------------  ------------
                                                   ------------  ------------

    Trade accounts payable at December 31, 1993, and April 9, 1994, includes $707,929 and $441,505, respectively, due to Bancroft Dairy, which is a wholly owned subsidiary of the Parent.

7.  DEBT

                                                   DECEMBER 31,     APRIL 9,
                                                       1993           1994
                                                   -------------  -------------
Long-term debt:
  Note payable to the Parent.....................  $  30,373,652  $  30,373,652
  Capitalized lease obligations (Note 8).........        210,694        219,755
                                                   -------------  -------------
                                                      30,584,346     30,593,407
Less current portion.............................        (87,021)       (76,061)
                                                   -------------  -------------
                                                   $  30,497,325  $  30,517,346
                                                   -------------  -------------
                                                   -------------  -------------

    The note payable to the Parent was not assumed in the acquisition described in Note 1.

    Capital lease obligations represent machinery and equipment financing obligations which are payable in monthly installments of principal and interest and are collateralized by the related assets financed.

8.  LEASES
    Velda Farms leases certain property, plant and equipment used in its operations under both capital and operating lease agreements. Such leases, which are primarily for machinery and equipment and vehicles, have lease terms ranging from two to nine years. Certain of the operating lease agreements require the payment of additional rentals for maintenance based on miles driven or units produced. Rent expense, including additional rent, was $4,440,454 and $1,238,823 for the year ended December 31, 1993, and the period from January 1, 1994 to April 9, 1994, respectively.

                          PRE-ACQUISITION VELDA FARMS

8.  LEASES (CONTINUED)
    The composition of capital leases which are reflected as property, plant and equipment in the balance sheets is as follows:

                                                   DECEMBER 31,   APRIL 9,
                                                       1993         1994
                                                   ------------  -----------
Machinery and equipment..........................   $  382,125   $   382,125
Less accumulated amortization....................     (103,622)     (113,176)
                                                   ------------  -----------
                                                    $  278,503   $   268,949
                                                   ------------  -----------
                                                   ------------  -----------

9.  INCOME TAXES
    There is no current or deferred income tax expense for the year ended December 31, 1993, or for the period ended April 9, 1994, as a result of available net operating loss carryforwards in sufficient amounts to eliminate any deferred income tax liabilities.

    The following is a reconciliation of income taxes reported in the statements of operations:

                                                                 PERIOD FROM
                                                                 JANUARY 1,
                                                                   1994 TO
                                                   DECEMBER 31,   APRIL 9,
                                                       1993         1994
                                                   ------------  -----------
Tax expense at statutory rates...................   $  350,000    $ 281,000
Net operating loss carryforwards.................     (415,000)    (299,000)
Other............................................       65,000       18,000
                                                   ------------  -----------
                                                    $   --        $  --
                                                   ------------  -----------
                                                   ------------  -----------

10. EMPLOYEES SAVINGS AND PROFIT SHARING PLAN
    Velda Farms sponsors an employees savings and profit sharing plan. Employees of Velda Farms who have completed one or more years of service are eligible to participate in the plan. The employees participating in the plan can make contributions to the plan of up to 6% of their annual compensation and Velda Farms can elect, on a discretionary basis, to match such contributions. During the year ended December 31, 1993, and the period from January 1, 1994 to April 9, 1994, the accrued profit sharing expense was $218,000 and $60,000, respectively.

11. SUPPLEMENTAL CASH FLOW INFORMATION
    Cash used to pay interest, primarily to the Parent, which was cleared through the intercompany payable account, was approximately $2.4 million for the year ended December 31, 1993, and for the period from January 1, 1994 to April 9, 1994, was approximately $607,000. Noncash transactions of Pre-acquisition Velda Farms during the year ended December 31, 1993, included the acquisition of equipment through capital lease obligations of $60,305.

12. COMMITMENTS AND CONTINGENCIES
    Velda Farms is a party in the ordinary course of business to certain claims and litigation. In management's opinion, the settlement of such matters is not expected to have a material impact on the financial statements.

13. MAJOR CUSTOMER
    Velda Farms is a party to a supply contract with The Southland Corporation ("Southland") which requires certain of Southland's retail sites to purchase their product requirements from the Company at formula prices. Sales under this supply contract, which expires in December 1996, approximated $22.9 million, or 18% of net sales, for the year ended December 31, 1993; and $6.1 million, or 16% of net sales, for the period from January 1, 1994 to April 9, 1994.

                          PRE-ACQUISITION VELDA FARMS

14. RELATED PARTY TRANSACTIONS
    As discussed in Note 1, significant costs and expenses were allocated to Pre-acquisition Velda Farms by the Parent. The following is a summary of such corporate allocations and their classification in the statements of operations:

                                                                  PERIOD FROM
                                                                   JANUARY 1,
                                                    YEAR ENDED      1994 TO
                                                   DECEMBER 31,     APRIL 9,
                                                       1993           1994
                                                   -------------  ------------
Cost of sales:
  Workers' compensation..........................  $     279,488  $     62,360
  Employee benefits..............................        576,304       130,956
  Insurance......................................        303,585        83,489
                                                   -------------  ------------
                                                       1,159,377       276,805
                                                   -------------  ------------
Selling and distribution:
  Workers' compensation..........................        579,303       134,215
  Employee benefits..............................      1,122,780       281,852
  Insurance......................................        531,600       146,190
                                                   -------------  ------------
                                                       2,233,683       562,257
                                                   -------------  ------------
General and administrative:
  Workers' compensation..........................        127,921        26,113
  Employee benefits..............................        245,751        54,838
  Relocation.....................................         87,888        22,500
  EDP services...................................        703,403       227,678
                                                   -------------  ------------
                                                       1,164,963       331,129
                                                   -------------  ------------
Parent administrative costs......................      1,270,937       257,720
Restructuring costs..............................      1,022,761
Amortization of intangibles......................        797,174       178,449
Interest expense.................................      2,546,343       639,058
                                                   -------------  ------------
    Total allocated costs and expenses...........  $  10,195,238  $  2,245,418
                                                   -------------  ------------
                                                   -------------  ------------

    Management believes that the above allocated costs and expenses were reasonable costs of the Parent which were allocated to all of the Parent's subsidiaries. However, management believes that the Parent administrative costs and the restructuring costs allocated to Velda Farms by the Parent are costs which Velda Farms would not have incurred on a stand-alone basis. Management believes the remaining allocated costs are competitive with costs to acquire similar services.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Garrido & Compania, Inc. and Subsidiaries:


We have audited the accompanying consolidated balance sheets of Garrido & Compania, Inc. and Subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 1 to the consolidated financial statements, effective July 19, 1996, Garrido & Compania, Inc.'s wholly-owned subsidiaries, Garrido Alto Grande Corp., Alto Grande Export Corp. and Guest Choice, Inc. merged with and into Garrido & Compania, Inc. Simultaneously on the same date, Garrido & Compania, Inc. was acquired by G Acquisition Corp., who changed its name to Garrido & Compania, Inc. These mergers and acquisition result in a new accounting entity whose financial statements are not included herewith.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Garrido & Compania, Inc. and Subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1996 in conformity with generally accepted accounting principles.

                                                                   (Continued)

As discussed in notes 1 and 7 to the consolidated financial statements, effective July 1, 1993, Garrido & Compania, Inc. and Subsidiaries changed their method of accounting for income taxes to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards
No. 109, ACCOUNTING FOR INCOME TAXES.



                                       KPMG Peat Marwick, LLP


San Juan, Puerto Rico
August 23, 1996

Stamp No. 1353935 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                         Consolidated Balance Sheets

                            June 30, 1996 and 1995

                     ASSETS                                           1996           1995
                     ------                                      -------------   ------------
Current assets:
  Cash and cash equivalents of $8,694,471
    in 1996 and $4,830,762 in 1995 (note 1)                      $  10,736,810   $  4,969,014
                                                                 -------------   ------------
  Accounts receivable:
  Trade (note 5)                                                     2,420,152      2,756,225
  Other                                                                 31,010        106,788
                                                                 -------------   ------------
                                                                     2,451,162      2,863,013
  Less allowance for doubtful accounts                                 100,000           -
                                                                 -------------   ------------
    Accounts receivable, net                                         2,351,162      2,863,013

  Inventories (notes 3 and 5)                                        1,893,681      2,141,911
  Other prepaid expenses                                                29,149        187,554
                                                                 -------------   ------------
    Total current assets                                            15,010,802     10,161,492
                                                                 -------------   ------------
Investments in government securities                                    11,229         14,062
                                                                 -------------   ------------
Property and equipment, at cost (notes 2, 4 and 5)                   4,099,079      5,193,094
  Less accumulated depreciation and amortization                     2,570,627      3,341,099
                                                                 -------------   ------------
    Property and equipment, net                                      1,528,452      1,851,995

Other assets, including unamortized cost of intangibles of
  $97,335 in 1996 and $129,896 in 1995 (note 2)                        121,245        177,913
                                                                 -------------   ------------
                                                                 $  16,671,728   $ 12,205,462
                                                                 -------------   ------------
                                                                 -------------   ------------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to banks (notes 1 and 5)                         $   2,115,000   $    217,616
  Current installments of long-term debt (notes 1 and 5)               711,429        711,428
  Current portion of notes payable to former
    stockholders (notes 1 and 5)                                       188,314        143,759
  Accounts payable and accrued expenses (note 2)                     1,083,607        736,368
  Income taxes payable (note 7)                                        265,088         90,849
                                                                 -------------   ------------
      Total current liabilities                                      4,363,438      1,900,020
Long-term debt, excluding current installments (notes 1 and 5)       1,499,523      2,210,952
Notes payable to former stockholders, excluding
    current portion (notes 1 and 5)                                    469,269        664,853
Deferred income taxes (note 7)                                          34,277        788,598
Other liabilities (note 2)                                                -            85,000
                                                                 -------------   ------------
      Total liabilities                                              6,366,507      5,649,423
                                                                 -------------   ------------
Stockholders' equity:
  Common stock, $100 par value.  Authorized 10,000
    shares; 586 shares issued and outstanding (note 5)                  58,600         58,600
  Retained earnings                                                 10,246,621      6,497,439
                                                                 -------------   ------------
      Total stockholders' equity                                    10,305,221      6,556,039

Commitments and contingencies (notes 6, 7 and 8)
                                                                 -------------   ------------
                                                                 $  16,671,728   $ 12,205,462
                                                                 -------------   ------------
                                                                 -------------   ------------

See accompanying notes to consolidated financial statements.

                 GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                   Consolidated Statements of Earnings

                 Years ended June 30, 1996, 1995 and 1994

                                        1996          1995            1994
                                    -----------    -----------    -----------
Net sales                           $26,219,899    $25,803,634    $24,747,415
Cost of sales                        17,793,564     18,200,625     17,571,451
                                    -----------    -----------    -----------
    Gross profit                      8,426,335      7,603,009      7,175,964

Selling, general and
 administrative expenses
 (notes 6 and 8)                      5,034,182      4,493,311      4,968,225
                                    -----------    -----------    -----------
    Operating income                  3,392,153      3,109,698      2,207,739

Other income/(expenses):
  Interest expense (notes 2 and 5)     (299,885)      (353,439)      (422,965)
  Other, net                            327,450         56,028         12,610
                                    -----------    -----------    -----------
    Total other income/
     (expense), net                      27,565       (297,411)      (410,355)
                                    -----------    -----------    -----------

    Earnings before income taxes
      and cumulative effect of
      change in accounting
      principle                       3,419,718      2,812,287      1,797,384
                                    -----------    -----------    -----------

Income taxes (note 7)
  Current                              (424,857)      (336,077)      (254,358)
  Deferred                              754,321       (134,260)       (34,910)
                                    -----------    -----------    -----------
                                        329,464       (470,337)      (289,268)
                                    -----------    -----------    -----------
    Earnings before cumulative
     effect of change in
     accounting principle             3,749,182      2,341,950      1,508,116
                                    -----------    -----------    -----------
Cumulative effect at July 1, 1993
 of change in accounting principle
 (notes 1 and 7)                              -              -       (103,074)
                                    -----------    -----------    -----------
    Net earnings                    $ 3,749,182    $ 2,341,950    $ 1,405,042
                                    -----------    -----------    -----------
                                    -----------    -----------    -----------
Earnings per share of common
 stock (note 1):
  Before cumulative effect of
   change in accounting principle   $     6,398    $     3,997    $     2,356

  Cumulative effect of change in
   accounting principle (notes 1
   and 7)                                     -              -           (161)
                                    -----------    -----------    -----------
    Net earnings per share (note 1) $     6,398    $     3,997    $     2,195
                                    -----------    -----------    -----------
                                    -----------    -----------    -----------

See accompanying notes to consolidated financial statements.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

         Consolidated Statements of Changes in Stockholders' Equity

                         June 30, 1996, 1995 and 1994


                                                                    Total
                                         Common     Retained     Stockholders'
                                          Stock     Earnings        Equity
                                         -------   -----------   -------------
Balance at June 30, 1993                 $65,100   $ 3,493,947    $ 3,559,047

Net earnings                                   -     1,405,042      1,405,042

Acquisition and cancellation of
 65 shares of common stock (note 5)       (6,500)     (743,500)      (750,000)
                                         -------   -----------   -------------

Balance at June 30, 1994                  58,600     4,155,489      4,214,089

Net earnings                                   -     2,341,950      2,341,950
                                         -------   -----------   -------------

Balance at June 30, 1995                  58,600     6,497,439      6,556,039

Net earnings                                   -     3,749,182      3,749,182
                                         -------   -----------   -------------

Balance at June 30, 1996                 $58,600   $10,246,621    $10,305,221
                                         -------   -----------   -------------
                                         -------   -----------   -------------



See accompanying notes to consolidated financial statements.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                    Years ended June 30, 1996, 1995 and 1994
                Increase/(Decrease) in Cash and Cash Equivalents

                                                     1996          1995           1994
                                                  -----------   -----------   -----------
Cash flows from operating activities:
  Net earnings                                    $ 3,749,182   $ 2,341,950   $ 1,405,042
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Depreciation and amortization                     543,277       633,298       656,814
    Deferred income taxes                            (754,321)      134,260       137,984
    Net gain/(loss) in disposition of property
     and equipment                                      8,144             -        (1,800)
    Amortization on discount on notes payable to
     former stockholders                               10,092        10,396        10,613
    Change in assets and liabilities:
      Decrease/(increase) in accounts receivable,
       net                                            511,851      (427,983)     (252,874)
      Decrease/(increase) in inventories              248,230     4,371,240    (1,954,132)
      Decrease in prepaid income tax                                      -        23,357
      Decrease/(increase) in other prepaid
       expenses                                       158,405       111,003       (70,319)
      Decrease/(increase) in other assets              48,144       (37,071)        4,668
      Increase/(decrease) in accounts payable and
       accrued expenses                               347,239       (49,710)      205,368
      Decrease in obligation under capital lease            -       (19,266)      (19,202)
      Increase/(decrease) in other liabilities        (85,000)      (85,000)     (149,876)
      Increase in income tax payable                  174,239         1,373        89,476
                                                  -----------   -----------   -----------
        Total adjustments                           1,210,300     4,642,540    (1,319,923)
                                                  -----------   -----------   -----------
        Net cash provided by operating activities   4,959,482     6,984,490        85,119
                                                  -----------   -----------   -----------
Cash flows from investing activities:
  Principal returns on investment in government
   securities                                           2,833         3,343         2,765
  Proceeds on sale of property and equipment            1,000         8,600         3,100
  Capital expenditures for additions to property
   and equipment                                     (220,354)     (312,544)     (261,299)
                                                  -----------   -----------   -----------
        Net cash used in investing activities        (216,521)     (300,601)     (255,434)
                                                  -----------   -----------   -----------
Cash flows from financing activities:
  Net borrowings under various lines of credit
   agreements and demand notes payable              8,048,242     1,700,000       962,269
  Payments of long-term debt and note payable to
   bank                                            (6,862,287)   (3,215,049)     (565,476)
  Payments on principal of notes payable to
   former stockholders                               (161,120)     (351,370)      (46,886)
  Acquisition and cancellation of common stock              -             -      (269,123)
                                                  -----------   -----------   -----------
        Net cash provided by/(used in) financing
         activities                                 1,024,835    (1,866,419)       80,784
                                                  -----------   -----------   -----------
Net increase/(decrease) in cash (note 9)            5,767,796     4,817,470       (89,531)
Cash and cash equivalents at beginning of year      4,969,014       151,544       241,075
                                                  -----------   -----------   -----------
Cash and cash equivalents at end of year          $10,736,810   $ 4,969,014   $   151,544
                                                  -----------   -----------   -----------
                                                  -----------   -----------   -----------


See accompanying notes to consolidated financial statements.

                   GARRIDO & COMPANIA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             June 30, 1996 and 1995


(1) NATURE OF BUSINESS, AFFILIATION, SUBSEQUENT EVENTS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     Garrido & Compania, Inc. and its subsidiaries (the Company)are mainly engaged in the processing and roasting of raw coffee for sale and distribution under the tradenames of Cafe Crema, Cafe Adjuntas, Cafe Pilon, Cafe Expreso, Cafe Alto Grande and under Executive and Aroma Coffee Break Services. In addition, the Company exports certain products to be sold outside the United States' territories, such as Japan, Sweden, and other European countries, which currently represents less than 10% of sales.

     AFFILIATION

     The Company is 100% owner of the outstanding common stock of Garrido Alto Grande Corp. (GAGC), Alto Grande Export Corp. (AGEC) and Guest Choice, Inc.
     (GC).

     Guest Choice, Inc. was incorporated under the laws of Puerto Rico on February 8, 1996, and will be engaged in providing and servicing coffee to hotels and other businesses in Puerto Rico, the United States and the Caribbean. Guest Choice, Inc. main offices are located in the state of Arizona. Guest Choice, Inc. did not have any sales during 1996, and total assets related to these operations amounted to approximately $1,122,000 as of June 30, 1996.

     SUBSEQUENT EVENTS

     Effective July 19, 1996, Garrido & Compania, Inc. and subsidiaries were acquired by G Acquisition Corp., a wholly-owned subsidiary of Suiza Foods Corporation through the purchase of all of its outstanding common stock. Simultaneously, Garrido & Compania, Inc. merged with and into its wholly-owned subsidiaries. Subsequent to the mergers and acquisition, G Acquisition Corp. changed its name to Garrido & Compania, Inc.

     The abovementioned mergers and acquisition result in a new accounting entity after June 30, 1996 whose financial statements are not included herewith. The accompanying consolidated financial statements relate to the Company and its subsidiaries as of June 30, 1996, which is prior to the effectiveness of the mergers and acquisition of July 19, 1996.

     As a part of the aforementioned transactions, on or about July 19, 1996 all the outstanding long-term debt, including certain term loans, revolving and temporary lines of credit, notes payable to former stockholders and other notes payable included as part of other liabilities in the consolidated balance sheets at June 30, 1996, were assumed and paid in full by the stockholders of the Company.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  BASIS OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the preparation of the consolidated financial statements.

     (b)  INVENTORIES

          Inventories are stated at the lower of cost (average cost) or market (net realizable value). For finished goods inventories, the cost is comprised of the cost of coffee, the cost of packaging material and the cost of labor and overhead.

     (c)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Major renewals and betterments are charged to property accounts. Replacements, maintenance and repairs which do not improve or extend the life of the respective assets are charged to expense.

     (d)  DEPRECIATION AND AMORTIZATION

          Depreciation and amortization are provided over the estimated useful life of the respective assets under the straight-line method. Useful lives of the depreciable assets fluctuate from 3 to 20 years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

     (e)  INTANGIBLES

          Intangibles consist primarily of customer lists, benefits from covenants not to compete, trademarks, confidential formulas, right of use of water wells and others. The cost of these intangible assets are being amortized over their estimated useful lives under the straight-line method.

     (f)  INCOME TAXES

          Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, and reported the cumulative effect of that change in the method of accounting for income taxes in the 1994 consolidated statement of earnings.

          Statement No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (g) CASH EQUIVALENTS

          For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents for 1996 and 1995 consist of U.S. Treasury bills amounting to $8,694,471 and $4,830,762, respectively, with market value of $8,752,487 and $4,860,338, respectively. Management has the ability and intent to hold these cash equivalents until maturity.

     (h)  NET EARNINGS PER COMMON SHARE

          Net Earnings per common share is based upon the weighted average number shares of common stock outstanding during the year, which equals 586 shares for 1996 and 1995 and 640 shares for 1994.

     (i)  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company's financial instruments include cash and cash equivalents, trade and other receivables, investments, trade accounts payable, other accrued liabilities, notes payable to banks and others and long-term debt. At June 30, 1996 the carrying value of all financial instruments approximated their fair value, due to their nature.

          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainty and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     (j)  USE OF ESTIMATES

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (k)  RECLASSIFICATION

          Certain reclassifications have been made to the 1995 figures in order to conform them with the 1996 consolidated financial statements.

(2)  ASSET ACQUISITIONS

     During 1991, the Company acquired certain assets from an unrelated party. Of the total purchase price, $510,000 is payable in annual installments of $85,000, plus interest, through 1996. Interest rate fluctuates between 9% or prime rate, whichever is lower. As of June 30, 1996 and 1995, the unpaid principal balance amounted to $85,000 and $170,000 respectively, of which $85,000 is included in accounts payable and accrued expenses and the remaining balance in 1995 is included in other liabilities. The liability is secured by the assets acquired. As stated in note 1, amounts outstanding at June 30, 1996 were subsequently paid on or about July 19, 1996.

     During 1990, the Company also acquired certain assets from an unrelated party. Of the total purchase price, $154,463 remained unpaid at June 30, 1995 and is included in accounts payable. Such amount was paid in full during 1996.

(3)  INVENTORIES

     Inventories at June 30, 1996 and 1995 consist of the following:

                                             1996            1995
                                             ----            ----
          Raw coffee                     $   925,176     $ 1,381,553
          Finished goods                     623,063         514,133
          Bags, labels and supplies          345,442         246,225
                                         -----------     -----------
                                         $ 1,893,681     $ 2,141,911
                                         -----------     -----------
                                         -----------     -----------

(4)  PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1996 and 1995 consist of the following:

                                              1996            1995
                                              ----            ----
          Land                           $   157,464     $   157,464
          Building                           723,488         727,109
          Machinery and equipment          2,379,515       2,914,072
          Motor vehicles                     294,544         575,244
          Data processing equipment          115,181         114,677
          Furniture and fixtures             110,584         318,968
          Leasehold improvements             318,303         385,560
                                         -----------     -----------
               Total                     $ 4,099,079     $ 5,193,094
                                         -----------     -----------
                                         -----------     -----------

(5)  INDEBTEDNESS

     Long-term debt at  June 30, 1996 and 1995 consists of the following:

                                                               1996          1995
                                                               ----          ----
          Term loan payable to bank in monthly
           installments of $5,952, plus interest,
           through 1998.  Interest rate fluctuates
           based on the prime interest rate, which at
           June 30, 1996 was 8.25%.  Term loan
           payable is partially secured by land and
           property of the Company.                        $   130,952     $   202,380

          Term loan payable to bank in quarterly
           installments of $160,000 through 2000
           secured by trade receivables and
           inventories.  Interest rate fluctuates based
           on prime rate plus 1/2%, floating.                2,080,000       2,720,000
                                                           -----------     -----------

                                                             2,210,952       2,922,380
          Less current installments                            711,429         711,428
                                                           -----------     -----------
          Long-term debt, excluding current
           installments                                    $ 1,499,523     $ 2,210,952
                                                           -----------     -----------
                                                           -----------     -----------

     Notes payable to banks represent advances under revolving and temporary lines of credit with a commercial bank amounting to $5,500,000. Withdrawals, under these credit facilities can be made under a Master Promissory Note and will be available for letters of credit and guarantee letters. These facilities will be available to cover working capital needs and for buying coffee directly from suppliers. Advances from such lines of credit amounting to $2,115,000 in 1996 and $217,616 in 1995 are secured by the personal guarantee of the Company's stockholders. These obligations bear interest at 6.66%.

     Notes payable to former stockholders consist of a 6% subordinated note payable in monthly installments of $7,750, including interest, through June 1, 2007. Aggregate unpaid principal balance of these notes was $640,316 and $693,164 as of June 30, 1996 and 1995, respectively. The notes are presented net of unamortized discounts amounting to $53,743 in 1996 and $63,836 in 1995 which were originally computed based on the prime interest rates at the time of their issuance. During 1994, the Company acquired and canceled 65 shares of common stock from a former stockholder for $750,000. At the date of the purchase $269,123 were paid and the rest was financed through a $480,877 noninterest bearing note payable in monthly installments of $8,333 through April 1997. Unpaid balances as of June 30, 1996 and 1995 are $71,010 and $179,284, respectively.

     As stated in note 1, on or about July 19, 1996 all the aforementioned outstanding long-term debt, notes payable to banks and notes payable to former stockholders amounting to $4,983,535 at June 30, 1996 were assumed and paid in full by the Company's stockholders.

(6)  RELATED PARTY TRANSACTIONS

     The Company leases certain of its production and office facilities in premises owned by a related party under a ten (10) year operating lease agreement expiring in April 2005. The annual minimum lease expense is approximately $62,000.

(7)  INCOME TAX AND TAX EXEMPTIONS

     Pursuant to the 1987 Puerto Rico Tax Incentives Act, Garrido Alto Grande Corp. (GAGC) has been granted partial tax exemption from the Commonwealth of Puerto Rico income, property and municipal taxes with respect to a portion of its operations up to year 2011.

     During 1996, the Company and Garrido Alto Grande Corp. have been granted partial tax exemption under Law No. 225, AGRICULTURAL TAX INCENTIVES ACT OF 1995, of the Commonwealth of Puerto Rico. Under subject law, the companies are 100% exempt from property and municipal taxes, effective for part of the year ended June 30, 1996. Furthermore, effective for taxable year ending June 30, 1997, the companies will be entitled to a 90% exemption on income taxes related to their agricultural business income.

     The dollar effect of the income tax saving related to the partial tax exemption for the years ended June 30, 1996, 1995 and 1994 are $1,067,580, $552,781 and $341,453, respectively. Per share amounts of such income tax savings are $1,822 in 1996, $943 in 1995 and $534 in 1994.

     As discussed in note 1, the Company adopted Statement No. 109 as of July 1, 1993. The cumulative effect of this change in accounting for income taxes amounting to $103,074 was determined as of July 1, 1993 and is reported separately in the consolidated statement of earnings for the year ended June 30, 1994.

     Income tax benefit/(expense) for the years ended June 30, 1996, 1995 and 1994 consists of:

                           1996            1995            1994
                       -----------     -----------     -----------
          Current      $  (424,857)    $  (336,077)    $  (254,358)
          Deferred         754,321        (134,260)        (34,910)
                       -----------     -----------     -----------
                       $   329,464     $  (470,337)    $  (289,268)
                       -----------     -----------     -----------
                       -----------     -----------     -----------

     Deferred income tax expense for 1995 and 1994 is mainly related to the use of flexible depreciation for income tax purposes and straight-line depreciation for consolidated financial statement purposes, and the tax effect for consolidated financial statements of current undistributed earnings of subsidiaries as required by Statement No. 109. The 1996 deferred tax benefit arises from a reduction in the Company's effective tax rate after considering the future tax effect of the 90% income tax exemption under Law No. 225 referred to above and the reversal of prior years deferred tax liability related to undistributed earnings, which will not be paid due to the transactions described in note 1.

     Income tax expense for the years ended June 30, 1996, 1995 and 1994 differs from the amounts computed by applying the Company's Puerto Rico effective income tax rate to pretax accounting income from operations as a result of the following:

                                              1996         1995          1994
                                           ----------   ----------   ----------
     Provision computed on pretax
       accounting income, net of the
       GAGC tax exemption                  $  236,686   $  236,942   $  116,469
     Add/(deduct) tax effect on the
       following items:
         Nondeductible expenses                44,064       17,140       14,475
         Excess of depreciation per
           financial statements over
           depreciation for tax purposes      179,406       77,696      121,472
         Tax-exempt interest income
           and others                         (35,299)       4,299        1,942
                                           ----------   ----------   ----------
           Puerto Rico income tax
             current                       $  424,857   $  336,077   $  254,358
                                           ----------   ----------   ----------
                                           ----------   ----------   ----------
     Deferred income tax expense/
       (benefit) is composed as follows:
         Reversal of temporary difference
           related to flexible depreciation
           and the effect of income
           tax exemption under Law No. 225 $ (336,170)  $  (77,696)  $ (121,472)
         Unamortized discounts and
           others                             (21,855)     (23,406)      (4,552)
         Undistributed earnings of
           wholly-owned subsidiary           (396,296)     235,362      160,934
                                           ----------   ----------   ----------
           Puerto Rico deferred income tax
             expense/(benefit)             $ (754,321)  $  134,260   $   34,910
                                           ----------   ----------   ----------
                                           ----------   ----------   ----------

     The tax effect of temporary differences that give rise to significant portions of deferred income tax liabilities at June 30, 1996 and 1995 are presented below:

                                             1996           1995
                                           ---------     ----------
     Flexible depreciation for tax
       purposes                            $  32,181     $  368,351
     Unamortized discount on notes
       payable to stockholders                 2,096         23,951
     Undistributed earnings of wholly-
       owned subsidiary                         -           396,296
                                           ---------     ----------
                                           $  34,277     $  788,598
                                           ---------     ----------
                                           ---------     ----------

     As of June 30, 1996, the Company is being audited by the Treasury Department of the Commonwealth of Puerto Rico for the year 1993. Management believes that no significant deficiencies will result from this audit. However, as per the terms of the purchase agreement related to the acquisition as stated in note 1, any deficiencies will be assumed and paid by the Company's stockholders.

     As of June 30, 1996, the Company has a net operating loss (NOL) of $94,019 related to the 1996 operations of Guest Choice, Inc., available to offset future taxable income, if any, related to the Guest Choice operations. No deferred tax asset is recognized due to the fact that the realization of the NOL is uncertain.

(8)  COMMITMENTS AND CONTINGENCIES

     The Company leases certain building facilities for the operations of coffee break services under a noncancellable operating lease, expiring in April 1998. Rent expense under such lease agreement for the year ended June 30, 1996 was approximately $43,000 and for 1995 and 1994 was approximately $41,000. The future minimum lease payments under this noncancellable operating lease amounted to approximately $78,833.

     The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(9)  SUPPLEMENTAL INFORMATION ON CASH FLOWS

     During the years ended June 30, 1996, 1995 and 1994, the Company made the following cash payments and noncash transactions:

                                            1996         1995         1994
                                          ---------    ---------    ---------
     Interest payments                    $ 316,712    $ 329,919    $ 417,190
                                          ---------    ---------    ---------
                                          ---------    ---------    ---------
     Income tax payments                  $ 264,881    $ 334,704    $ 125,194
                                          ---------    ---------    ---------
                                          ---------    ---------    ---------
     Acquisition and cancellation of 65
       shares of common stock financed
       through the issuance of a notes
       payable (note 5)                   $     -      $     -      $ 480,877
                                          ---------    ---------    ---------
                                          ---------    ---------    ---------

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Swiss Dairy, a Corporation
Riverside, California

We have audited the accompanying balance sheets of Swiss Dairy, a Corporation (the Company) as of December 30, 1995 and December 31, 1994, and the related statements of earnings and retained earnings and cash flows for each of the three years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Swiss Dairy, a Corporation at December 30, 1995 and December 31, 1994, and the results of its operations and cash flows for each of the three years in the period ended December 30, 1995 in conformity with generally accepted accounting principles.






DELOITTE & TOUCHE LLP

Costa Mesa, California
August 28, 1996

SWISS DAIRY, A CORPORATION

BALANCE SHEETS
--------------------------------------------------------------------------------



                                                             JUNE 15,     DECEMBER 30,   DECEMBER 31,
                                                               1996           1995           1994
                                                           (UNAUDITED)
                                                                         (IN THOUSANDS)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                   $     972      $     449      $   2,414
Accounts receivable                                             5,923          7,146          8,296
Note receivable from related party                                                              600
Inventories                                                       528            785            591
Prepaid expenses and other                                        259            309            305
                                                           ----------     ----------     ----------

    Total current assets                                        7,682          8,689         12,206

PROPERTY, PLANT AND EQUIPMENT, net                              8,069          8,426          6,331
                                                           ----------     ----------     ----------
                                                            $  15,751      $  17,115      $  18,537
                                                           ----------     ----------     ----------
                                                           ----------     ----------     ----------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                            $   4,481      $   6,352      $   7,541
Accrued expenses                                                  725            488            435
                                                           ----------     ----------     ----------

    Total current liabilities                                   5,206          6,840          7,976

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, par value $10; 20,000 shares authorized;
  6,500 shares issued and outstanding                              65             65             65
Additional paid-in capital                                          6              6              6
Retained earnings                                              10,474         10,204         10,490
                                                           ----------     ----------     ----------

    Total stockholders' equity                                 10,545         10,275         10,561
                                                           ----------     ----------     ----------

                                                            $  15,751      $  17,115      $  18,537
                                                           ----------     ----------     ----------
                                                           ----------     ----------     ----------



See notes to financial statements.

SWISS DAIRY, A CORPORATION

STATEMENTS OF EARNINGS AND RETAINED EARNINGS
--------------------------------------------------------------------------------


                                             TWENTY-FOUR WEEKS ENDED                FOR THE YEARS ENDED
                                            -------------------------     ------------------------------------------
                                             JUNE 15,       JUNE 17,      DECEMBER 30,   DECEMBER 31,   DECEMBER 23,
                                               1996           1995           1995           1994           1993
                                            (UNAUDITED)    (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
NET SALES                                    $  49,828      $  67,332      $ 126,647      $ 149,153      $ 142,107

COST OF SALES                                   43,285         59,535        111,798        132,443        125,961
                                             ---------      ---------      ---------      ---------      ---------

GROSS PROFIT                                     6,543          7,797         14,849         16,710         16,146

OPERATING COSTS AND EXPENSES:
Selling and distribution                         3,454          3,914          7,852          8,168          8,266
General and administrative                         954          1,178          2,483          2,892          2,423
                                             ---------      ---------      ---------      ---------      ---------

    Total operating costs and expenses           4,408          5,092         10,335         11,060         10,689
                                             ---------      ---------      ---------      ---------      ---------

INCOME FROM OPERATIONS                           2,135          2,705          4,514          5,650          5,457

OTHER INCOME (EXPENSE):
Interest expense, net                              (16)                                         (10)           (25)
Other income, net                                  195            295            270            511            612
                                             ---------      ---------      ---------      ---------      ---------

    Total other income                             179            295            270            501            587
                                             ---------      ---------      ---------      ---------      ---------

INCOME BEFORE FRANCHISE TAXES                    2,314          3,000          4,784          6,151          6,044

FRANCHISE TAXES                                     36             45             65             99            127
                                             ---------      ---------      ---------      ---------      ---------

NET EARNINGS                                     2,278          2,955          4,719          6,052          5,917

RETAINED EARNINGS, beginning
  of period                                     10,204         10,490         10,490         10,443          8,431

DIVIDENDS                                       (2,008)        (4,109)        (5,005)        (6,005)        (3,905)
                                             ---------      ---------      ---------      ---------      ---------

RETAINED EARNINGS, end of period             $  10,474      $   9,336      $  10,204      $  10,490      $  10,443
                                             ---------      ---------      ---------      ---------      ---------
                                             ---------      ---------      ---------      ---------      ---------

NET EARNINGS PER SHARE                       $  350.46      $  454.62      $  726.00      $  931.07      $  910.31
                                             ---------      ---------      ---------      ---------      ---------
                                             ---------      ---------      ---------      ---------      ---------


See notes to financial statements.

SWISS DAIRY, A CORPORATION

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                  TWENTY-FOUR WEEKS ENDED                FOR THE YEARS ENDED
                                                 -------------------------    ------------------------------------------
                                                  JUNE 15,       JUNE 17,     DECEMBER 30,   DECEMBER 31,   DECEMBER 23,
                                                    1996           1995           1995           1994           1993
                                                 (UNAUDITED)    (UNAUDITED)
                                                                               (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                     $    2,278     $    2,955     $    4,719     $    6,052     $    5,917
Adjustments to reconcile net earnings to
 net cash provided by operating activities:
   Depreciation and amortization                        960          1,222          1,752          1,816          1,954
   (Gain) loss on the sale of assets                     68           (103)           186            (12)             7
   Changes in operating assets and liabilities:
     Accounts receivable                              1,223            862          1,150         (1,757)           720
     Inventories                                        257            (37)          (194)            66            140
     Prepaid expenses and other                          50             36             (4)            35             18
     Accounts payable                                (1,871)         1,955         (1,189)        (3,675)          (760)
     Accrued expenses                                   237            233             53            324           (252)
                                                 ----------     ----------     ----------     ----------     ----------
       Net cash provided by operating activities      3,202          7,123          6,473          2,849          7,744

CASH FLOWS FROM INVESTING ACTIVITIES:
Collections (advances) from note receivable                            400            600           (316)           151
Additions to property, plant and equipment             (750)        (2,118)        (4,215)        (1,023)        (2,237)
Proceeds from sale of property, plant
  and equipment                                          79            132            182            156            256
                                                 ----------     ----------     ----------     ----------     ----------

Net cash used in investing activities                  (671)        (1,586)        (3,433)        (1,183)        (1,830)

CASH FLOWS FROM FINANCING ACTIVITIES -
Cash dividends                                       (2,008)        (4,109)        (5,005)        (6,005)        (3,905)
                                                 ----------     ----------     ----------     ----------     ----------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                            523          1,428         (1,965)        (4,339)         2,009

CASH AND CASH EQUIVALENTS,
 beginning of period                                    449          2,414          2,414          6,753          4,744
                                                 ----------     ----------     ----------     ----------     ----------

CASH AND CASH EQUIVALENTS,
 end of period                                   $      972     $    3,842     $      449     $    2,414     $    6,753
                                                 ----------     ----------     ----------     ----------     ----------
                                                 ----------     ----------     ----------     ----------     ----------

Cash paid for interest                           $       16     $    -         $    -         $       10     $       25
                                                 ----------     ----------     ----------     ----------     ----------
                                                 ----------     ----------     ----------     ----------     ----------



See notes to financial statements.

SWISS DAIRY, A CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS - Swiss Dairy, a Corporation (the Company), is a California corporation which processes and distributes fluid milk products, refrigerated ready-to-serve fruit drinks and bottled water throughout Southern California under its own brand names and private labels. The Company provides credit terms to customers, the majority of which are major grocery chains, generally ranging to up to 30 days, performs ongoing credit evaluations of their customers and maintains allowances for potential credit losses based on historical experience. The preparation of financial statements requires the use of significant estimates and assumptions by management; actual results could differ from these estimates.

    INVENTORIES - Pasteurized and raw milk inventories are stated at the lower of average cost or market. Raw materials and merchandise for resale inventories are stated at the lower of cost, using the first-in, first-out
    (FIFO) method, or market. Manufactured finished goods inventories are stated at the lower of average production cost or market. Production costs include raw materials, direct labor, and indirect production and overhead costs.

    PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, as follows:

              ASSET                                   USEFUL LIFE

    Buildings and improvements                        7 to 40 years
    Machinery and equipment                           3 to 20 years
    Milk cases and carts                              3 to 7 years
    Sales and delivery equipment                      3 to 7 years
    Furniture and fixtures                            3 to 7 years

    Expenditures for repairs and maintenance which do not improve or extend the life of the assets are expensed as incurred.

    IMPAIRMENT OF LONG-LIVED ASSETS - Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition to the carrying amount of the asset. The Company does not anticipate a material impact on the financial statements of the Company as a result of its adoption of this new accounting principle.

    REVENUE - Revenue is recognized when the product is shipped to the customer.

SWISS DAIRY, A CORPORATION

--------------------------------------------------------------------------------

    INCOME TAXES - The Company is qualified as a small business corporation under Section 1372 of Subchapter S of the Internal Revenue Code, which results in the income of the Company being taxable to the individual stockholders instead of at the corporate level. The Company pays a franchise tax to the State of California at a rate of 1.5% of taxable income. As a result, the financial statements of the Company do not contain either a provision for federal income taxes or the related current and deferred income tax liabilities, since such amounts are the responsibility of the individual stockholders. Had the Company been subject to state and federal income taxes at the corporate level, the estimated income tax expense would have been approximately $1.9 million, $2.4 million and $2.4 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $.9 million and $1.2 million for the unaudited twenty-four weeks ended June 15, 1996 and June 17, 1995, respectively, based on a combined federal and state income tax rate of 40%.

    CASH EQUIVALENTS - The Company considers all highly-liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

    EARNINGS PER SHARE - The Company computes earnings per share based on the weighted average number of common shares outstanding during the period.

    FINANCIAL INSTRUMENTS - Pursuant to SFAS No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, the Company is required to disclose an estimate of the fair value of the Company's financial instruments; however, due to their near-term maturities, the carrying amounts of the Company's financial instruments, which consist of accounts receivable and accounts payable, are considered equivalent to fair value.

    UNAUDITED INTERIM FINANCIAL STATEMENTS - The Company's balance sheet as of June 15, 1996 and the statements of earnings and retained earnings and cash flows for the twenty-four weeks ended June 15, 1996 and June 17, 1995, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the balance sheet of the Company at June 15, 1996, and the results of operations and cash flows of the Company for the twenty-four weeks ended June 15, 1996 and June 17, 1995, have been made. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

SWISS DAIRY, A CORPORATION

--------------------------------------------------------------------------------

2.  ACCOUNTS RECEIVABLE
    Accounts receivable consist of the following as of:

                                JUNE 15,     DECEMBER 30,   DECEMBER 31,
                                  1996           1995           1994
                              (UNAUDITED)
                                            (IN THOUSANDS)

Trade customers                $  5,623       $  6,844       $  7,852
Rebates and other                   300            302            444
                               --------       --------       --------
Accounts receivable            $  5,923       $  7,146       $  8,296
                               --------       --------       --------
                               --------       --------       --------





3.  INVENTORIES
    Inventories consist of the following as of:


                                                    JUNE 15,     DECEMBER 30,   DECEMBER 31,
                                                      1996           1995           1994
                                                   (UNAUDITED)
                                                                (IN THOUSANDS)
Pasteurized and raw milk and raw materials           $  305         $  228         $  208
Finished goods                                           98            305            238
Merchandise purchased for resale                        125            252            145
                                                     ------         ------         ------
                                                     $  528         $  785         $  591
                                                     ------         ------         ------
                                                     ------         ------         ------


SWISS DAIRY, A CORPORATION

--------------------------------------------------------------------------------

4.  PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consist of the following as of:


                                     JUNE 15,     DECEMBER 30,   DECEMBER 31,
                                       1996           1995           1994
                                   (UNAUDITED)
                                                 (IN THOUSANDS)

Land                                $    120       $    120       $     47
Buildings and improvements             3,939          4,005          2,768
Machinery and equipment                5,048          4,163          3,885
Milk cases and carts                   1,210          1,210          1,202
Sales and delivery equipment           5,719          6,076          4,893
Furniture and fixtures                   166            169            189
Construction in progress                 139            581              0
                                    --------       --------       --------

                                      16,341         16,324         12,984


Less accumulated depreciation
 and amortization                     (8,272)        (7,898)        (6,653)
                                    --------       --------       --------

                                    $  8,069       $  8,426       $  6,331
                                    --------       --------       --------
                                    --------       --------       --------


5.  ACCRUED EXPENSES
    Accrued expenses consist of the following as of:

                                     JUNE 15,     DECEMBER 30,   DECEMBER 31,
                                       1996           1995           1994
                                   (UNAUDITED)
                                                 (IN THOUSANDS)

Accrued payroll and benefits          $  462         $  455         $  390
Accrued severance                        160
Other                                    103             33             45
                                      ------         ------         ------
                                      $  725         $  488         $  435
                                      ------         ------         ------
                                      ------         ------         ------


6.  LINE OF CREDIT

    The Company has a credit facility with a bank of $1,500,000 with interest due monthly at the bank's reference rate. This facility may be utilized as a revolving line of credit or for the purchase of equipment.

SWISS DAIRY, A CORPORATION

--------------------------------------------------------------------------------

    The interest rate is the bank's reference rate. At December 30, 1995, there was no outstanding balance on this loan.

    The credit facility is secured by the assets of the Company.

7.  EMPLOYEES 401(k) PLAN

    The Company sponsors a 401(k) plan for eligible employees who have completed one or more years of service and have met other requirements pursuant to the plan. The employees participating in the plan can generally make contributions to the plan of up to 15% of their annual compensation, and the Company can elect to match such contributions. During the unaudited period ended June 15, 1996, the Company expensed contributions to the plan of approximately $53,000. No contributions were made by the Company during each of the three years in the period ended December 30, 1995, and during the unaudited period ended June 17, 1995.

8.  COMMITMENTS AND CONTINGENCIES

    The Company is a party in the ordinary course of business to certain claims and litigation. In management's opinion, the outcome of such matters is not expected to have a material impact on the financial statements.

    The Company has a practice which provides for bonuses and termination of benefits in certain circumstances, subject to the sole discretion of management. No expenses were incurred by the Company during each of the three years in the period ended December 30, 1995, and during the unaudited period ended June 17, 1995, for these discretionary benefits. However, during the unaudited period ended June 15, 1996, the Company expensed $160,000 for severance benefits for certain employees who were terminated prior to the transfer of ownership interests.

9.  RELATED PARTY TRANSACTIONS

    In 1993, the Company had a note receivable from a stockholder. This note has been fully reimbursed in 1995.

10. MAJOR CUSTOMERS

    During the years ended December 23, 1993, December 31, 1994 and
    December 30, 1995, sales to four customers in the aggregate represented approximately 95%, 96% and 96% of sales, respectively. A decision by a significant customer to decrease the amount purchased from the Company or to cease carrying the Company's products could have a material adverse effect on the Company's financial condition and results of operations.

SWISS DAIRY, A CORPORATION

--------------------------------------------------------------------------------

11. TRANSFER OF OWNERSHIP INTERESTS

    Subsequent to December 30, 1995, the Company transferred all of its assets and liabilities pursuant to an agreement for the transfer of ownership interests.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT THE DATE OF THIS PROSPECTUS.

               -----------------

               TABLE OF CONTENTS
                                             Page
                                             ----
Available Information........................   2
Prospectus Summary...........................   3
Risk Factors.................................   6
Price Range of Common Stock..................  10
Dividend Policy..............................  10
Unaudited Pro Forma Consolidated
     Financial Data..........................  11
Selected Consolidated Financial Data.........  16
Selected Pre-Acquisition Historical
     Financial Data..........................  17
Management's Discussion and
     Analysis of Financial Condition and
     Results of Operations...................  18
Business.....................................  26
Management...................................  35
Certain Relationships and
     Related Transactions....................  41
Principal and Selling Stockholders...........  47
Description of Capital Stock.................  49
Shares Eligible for Future Sale..............  51
Legal Matters................................  53
Experts......................................  53
Index to Financial Statements................ F-1



                    625,000 SHARES

                      SUIZA FOODS

                     COMMON STOCK


                     ----------
                     PROSPECTUS
                     ----------



                          , 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the estimated expenses to be incurred in connection with the Offering described in this Registration Statement, all of which will be paid by the Company.

     Registration fee........................................  $ 3,825
     Accounting fees and expenses............................   15,000
     Legal fees and expenses.................................   25,000
     Printing and engraving..................................   15,000
     Blue Sky fees and expenses (including counsel fees).....    5,000
     Miscellaneous other expenses............................    2,000
                                                               -------
          Total..............................................  $65,825
                                                               -------
                                                               -------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions. See "Management -- Limitation of Liability and Indemnification" in the Prospectus.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The Company's Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law. See "Management -- Limitation of Liability and Indemnification" in the Prospectus.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On August 7, 1996, the Company completed a private placement of 625,000 shares of Common Stock to T. Rowe Price Small-Cap Value Fund, Inc., a Maryland corporation. The sale of Common Stock in this private placement was exempt from registration pursuant to Section 4(2) of the Securities Act. No underwriter participated in this transaction.

     In March 1995, the Company completed a private placement of shares of its Common Stock and options to acquire shares of its Common Stock in connection with the Combination described in the Prospectus under the caption "Certain Relationships and Related Transactions". The offerees in such private placement were the Predecessor Owners of the Combined Entities in the Combination. These Predecessor Owners received Common Stock and options to acquire Common Stock in exchange for their equity interests in the Combined Entities, as shown in the table below (which reflects record ownership). The Company's sale of its securities in this private placement was exempt from registration pursuant to Rule 506 of Regulation D under
Section 4(2) of the Securities Act. The Company's sale of its securities in this private placement to certain of its employees and employees of its subsidiaries also qualified for an exemption from registration pursuant to Rule 701 under the Securities Act. No underwriters participated in these transactions.

                                                 NUMBER OF
                                                 SHARES OF         AVERAGE
                                  NUMBER OF     COMMON STOCK       EXERCISE
                                  SHARES OF      SUBJECT TO       PRICE PER      TOTAL SHARES
NAME                             COMMON STOCK     OPTIONS        OPTION SHARE     AND OPTIONS
----                             ------------   ------------     ------------    ------------
Gregg L. Engles................    1,352,169          --              --           1,352,169
Cletes O. Beshears.............       50,489        8,831            6.79             59,320
Gayle O. Beshears..............       16,370      281,645            0.03            298,015
Hector M. Nevares..............      248,503          --              --             248,503
Neva Holdings, Inc. ...........       69,264          --              --              69,264
Robert L. Kaminski.............      865,367          --              --             865,367
John Hancock Mutual Life
 Insurance Company.............    1,515,977          --              --           1,515,977
John Hancock Life
 Insurance Company
 of America....................       26,441          --              --              26,441
Pacific Mutual Life
 Insurance Company.............      879,941          --              --             879,941
PM Group Life
 Insurance Company.............       88,804          --              --              88,804
Canaan Capital
 Limited Partnership...........       90,520          --              --              90,520
Canaan Capital
 Offshore Limited
 Partnership C.V. .............      756,859          --              --             756,859
John W. Madden.................       51,495          --              --              51,495
Graham D. Davis................       16,370       88,438            0.06            104,808
Rick C. Smith..................          --        88,438            0.06             88,438
BP Puerto Rico, Inc. ..........      137,699          --              --             137,699
William A. McCormack...........       41,795          --              --              41,795
James Silcock Jr. 1994 Trust...        2,648          --              --               2,648
Hunt E. Silcock 1994 Trust.....        2,648          --              --               2,648
William L. Farrell.............        5,296          --              --               5,296
Todd Follmer...................       46,687          --              --              46,687
Suiza Profit Sharing Plan......       34,156          --              --              34,156
Other Suiza-Puerto Rico
 Employees.....................          --       104,823            4.44            104,823
James Green....................        5,887        3,679            6.79              9,566
Other Velda Farms Employees....        8,094       10,669            6.79             18,763
                                   ---------      -------                          ---------
    Totals: ...................    6,313,479      586,523                          6,900,002
                                   ---------      -------                          ---------

ITEM 16.  EXHIBITS.

     (a)  EXHIBITS:

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2.1    --   Amended and Restated Reorganization Agreement (filed as
             Exhibit 2.1 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
 3.1    --   Certificate of Incorporation of the Company (filed
             as Exhibit 3.1 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)

                                    II-2

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 3.2    --   Certificate of Amendment of Certificate of
             Incorporation of the Company (filed as Exhibit 3.2
             to the Registrant's Registration Statement on Form
             S-1 (Registration No. 333-1858) and incorporated
             herein by this reference)
 3.3    --   Certificate of Correction of Certificate of
             Amendment of Certificate of Incorporation (filed as
             Exhibit 3.3 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
 3.4    --   Certificate of Amendment of Certificate of
             Incorporation of the Company (filed as Exhibit 3.4
             to the Registrant's Registration Statement on Form
             S-1 (Registration No. 333-1858) and incorporated
             herein by this reference)
 3.5    --   Bylaws of the Company (filed as Exhibit 3.5 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
 4.1    --   Specimen of Common Stock Certificate (filed as
             Exhibit 4.1 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
 4.2    --   Registration Rights (Exhibit G-2 to Amended and
             Restated Reorganization Agreement) (filed as Exhibit
             4.2 to the Registrant's Registration Statement on
             Form S-1 (Registration No. 333-1858) and
             incorporated herein by this reference)
 5.1    --   Opinion of Hughes & Luce, L.L.P. regarding legality of
             securities being registered
10.1    --   Suiza Foods Corporation Exchange Stock Option and
             Restricted Stock Option Plan (filed as Exhibit 10.1
             to the Registrant's Registration Statement on Form
             S-1 (Registration No. 333-1858) and incorporated
             herein by this reference)
10.2    --   Exchange Stock Option and Restricted Stock Agreement
             between the Company and Cletes O. Beshears (filed as
             Exhibit 10.2 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
10.3    --   Exchange Stock Option Agreement between the Company
             and Gayle O. Beshears (filed as Exhibit 10.3 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.4    --   Exchange Stock Option Agreement between the Company
             and Gayle O. Beshears (filed as Exhibit 10.4 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.5    --   Suiza Foods Corporation 1995 Stock Option and
             Restricted Stock Plan (filed as Exhibit 10.5 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.6    --   Employment Agreement between Suiza Management
             Corporation and Gregg L. Engles (filed as Exhibit
             10.8 to the Registrant's Registration Statement on
             Form S-1 (Registration No. 333-1858) and
             incorporated herein by this reference)
10.7    --   Amendment No. 1 to Employment Agreement between
             Suiza Management Corporation and Gregg L. Engles
             (filed as Exhibit 10.9 to the Registrant's
             Registration Statement on Form S-1 (Registration No.
             333-1858) and incorporated herein by this reference)
10.8    --   Employment Agreement between Suiza Management
             Corporation and Cletes O. Beshears (filed as Exhibit
             10.10 to the Registrant's Registration Statement on
             Form S-1 (Registration No. 333-1858) and
             incorporated herein by this reference)
10.9    --   Amendment No. 1 to Employment Agreement between
             Suiza Management Corporation and Cletes O. Beshears
             (filed as Exhibit 10.11 to the Registrant's
             Registration Statement on Form S-1 (Registration No.
             333-1858) and incorporated herein by this reference)
10.10   --   Employment Agreement between Suiza Dairy
             Corporation, Suiza Fruit Corporation, Neva Plastics
             Manufacturing Corp. and Hector M. Nevares (filed as
             Exhibit 10.12 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
10.11   --   Amendment No. 1 to Hector M. Nevares' Employment
             Agreement (filed as Exhibit 10.13 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
                                     II-3
EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.12   --   Amendment No. 2 to Hector M. Nevares' Employment
             Agreement (filed as Exhibit 10.14 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.13   --   Amended and Restated Credit Agreement with Chase
             Manhattan Bank, N.A.
10.14   --   Amendment and Waiver to Amended and Restated Credit
             Agreement with Chase Manhattan Bank, N.A.
10.15   --   Amendment No. 2 to Amended and Restated Credit
             Agreement with First Union National Bank of North
             Carolina
10.16   --   Supplemental Credit Agreement with First Union
             National Bank of North Carolina
10.17   --   Note Purchase Agreement with John Hancock and
             Pacific Mutual (filed as Exhibit 10.18 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.18   --   Agreement among Suiza Holdings, L.P., Engles
             Acquisition D, Inc., Engles Acquisition F, Inc. and
             Engles Acquisition P, Inc. and Hector M. Nevares La
             Costa, Carmen M. La Costa Bolivar, and certain other
             shareholders and Suiza Dairy Corporation, Borinquen
             Dairy, Inc., Suiza Fruit Corporation and Neva
             Plastics Manufacturing Corp. (filed as Exhibit 10.19
             to the Registrant's Registration Statement on Form
             S-1 (Registration No. 333-1858) and incorporated
             herein by this reference)
10.19   --   Amended and Restated Agreement and Plan of Merger
             among Engles Dairy Acquisition, L.P., Velda Farms,
             Inc. and the Morningstar Group Inc. (filed as
             Exhibit 10.20 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
10.20   --   Noncompetition Agreement by and between Velda Farms,
             L.P. and The Morningstar Group Inc. (filed as
             Exhibit 10.21 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
10.21   --   Form of Underwriting Agreement (filed as Exhibit 1.1
             to the Registrant's Registration Statement on Form
             S-1 (Registration No. 333-1858) and incorporated
             herein by this reference)
10.22   --   Stock Purchase Agreement among G Acquisition Corp.
             and Jose M. Rodriguez Garrido and Jorge Rodriguez
             Garrido (filed as Exhibit 2.1 to the Registrant's
             Current Report on Form 8-K/A filed with the
             Commission on September 25, 1996 and incorporated
             herein by this reference)
10.23   --   Asset Purchase Agreement by and among Suiza Foods
             Corporation, Swiss Dairy Corporation a Delaware
             corporation, Swiss Dairy, a Corporation, a
             California corporation and the principal
             stockholders of Swiss Dairy, a Corporation
             identified therein (filed as Exhibit 2.1 to the
             Registrant's Current Report on Form 8-K filed with
             the Commission on September 24, 1996 and
             incorporated herein by this reference)
10.24   --   Stock Purchase Agreement by and between T. Rowe
             Price Small-Corp. Value Fund, Inc. and Suiza Foods
             Corporation
11.1    --   Statement re computation of per share earnings
21.1    --   List of Subsidiary Corporations
23.1    --   Consent of Hughes & Luce, L.L.P. (included in
             Exhibit 5.1)
23.2    --   Consent of Deloitte & Touche LLP
23.3    --   Consent of KPMG Peat Marwick LLP
24.1    --   Powers of Attorney (included on page II-6)

     (b)  FINANCIAL STATEMENT SCHEDULES:

     No financial statement schedules are required as all material required information is disclosed in the notes to the consolidated financial statements.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the underwriting agreement, the Company's Certificate of Incorporation or Bylaws, Delaware law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 30, 1996.

                                       SUIZA FOODS CORPORATION

                                       By:  /s/ Gregg L. Engles
                                          ---------------------------------
                                            Gregg L. Engles,
                                            CHAIRMAN OF THE BOARD AND
                                            CHIEF EXECUTIVE OFFICER

                              POWER OF ATTORNEY

     We, the undersigned officers and directors of Suiza Foods Corporation, hereby severally constitute and appoint Gregg L. Engles and Tracy L. Noll, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place and stead, in any and all capacities, to sign Suiza Food Corporation's Registration Statement on Form S-1, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Gregg L. Engles               Chairman of the Board and Chief     September 30, 1996
-----------------------------     Executive Officer
    Gregg L. Engles

/s/ Cletes O. Beshears
-----------------------------     President and Director              September 30, 1996
    Cletes O. Beshears

/s/ Hector M. Nevares             President of Suiza-Puerto           September 30, 1996
-----------------------------     Rico and Director
    Hector M. Nevares

/s/ Tracy L. Noll                 Vice President, Chief Financial     September 30, 1996
-----------------------------     Officer and Secretary
    Tracy L. Noll

/s/ Gayle O. Beshears
-----------------------------     Director                            September 30, 1996
    Gayle O. Beshears

/s/ P. Eugene Pender
-----------------------------     Director                            September 30, 1996
    P. Eugene Pender

/s/ Stephen Green
-----------------------------     Director                            September 30, 1996
    Stephen Green

/s/ Robert L. Kaminski
-----------------------------     Director                            September 30, 1996
    Robert L. Kaminski

/s/ Robert Piccinini
-----------------------------     Director                            September 30, 1996
    Robert Piccinini

/s/ Robert Bartholomew
-----------------------------     Director                            September 30, 1996
    Robert Bartholomew


                              INDEX TO EXHIBITS
EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2.1    --   Amended and Restated Reorganization Agreement (filed as
             Exhibit 2.1 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
 3.1    --   Certificate of Incorporation of the Company (filed
             as Exhibit 3.1 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
 3.2    --   Certificate of Amendment of Certificate of
             Incorporation of the Company (filed as Exhibit 3.2
             to the Registrant's Registration Statement on Form
             S-1 (Registration No. 333-1858) and incorporated
             herein by this reference)
 3.3    --   Certificate of Correction of Certificate of
             Amendment of Certificate of Incorporation (filed as
             Exhibit 3.3 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
 3.4    --   Certificate of Amendment of Certificate of
             Incorporation of the Company (filed as Exhibit 3.4
             to the Registrant's Registration Statement on Form
             S-1 (Registration No. 333-1858) and incorporated
             herein by this reference)
 3.5    --   Bylaws of the Company (filed as Exhibit 3.5 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
 4.1    --   Specimen of Common Stock Certificate (filed as
             Exhibit 4.1 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
 4.2    --   Registration Rights (Exhibit G-2 to Amended and
             Restated Reorganization Agreement) (filed as Exhibit
             4.2 to the Registrant's Registration Statement on
             Form S-1 (Registration No. 333-1858) and
             incorporated herein by this reference)
 5.1    --   Opinion of Hughes & Luce, L.L.P. regarding legality of
             securities being registered
10.1    --   Suiza Foods Corporation Exchange Stock Option and
             Restricted Stock Option Plan (filed as Exhibit 10.1
             to the Registrant's Registration Statement on Form
             S-1 (Registration No. 333-1858) and incorporated
             herein by this reference)
10.2    --   Exchange Stock Option and Restricted Stock Agreement
             between the Company and Cletes O. Beshears (filed as
             Exhibit 10.2 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
10.3    --   Exchange Stock Option Agreement between the Company
             and Gayle O. Beshears (filed as Exhibit 10.3 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.4    --   Exchange Stock Option Agreement between the Company
             and Gayle O. Beshears (filed as Exhibit 10.4 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.5    --   Suiza Foods Corporation 1995 Stock Option and
             Restricted Stock Plan (filed as Exhibit 10.5 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.6    --   Employment Agreement between Suiza Management
             Corporation and Gregg L. Engles (filed as Exhibit
             10.8 to the Registrant's Registration Statement on
             Form S-1 (Registration No. 333-1858) and
             incorporated herein by this reference)
10.7    --   Amendment No. 1 to Employment Agreement between
             Suiza Management Corporation and Gregg L. Engles
             (filed as Exhibit 10.9 to the Registrant's
             Registration Statement on Form S-1 (Registration No.
             333-1858) and incorporated herein by this reference)


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.8    --   Employment Agreement between Suiza Management
             Corporation and Cletes O. Beshears (filed as Exhibit
             10.10 to the Registrant's Registration Statement on
             Form S-1 (Registration No. 333-1858) and
             incorporated herein by this reference)
10.9    --   Amendment No. 1 to Employment Agreement between
             Suiza Management Corporation and Cletes O. Beshears
             (filed as Exhibit 10.11 to the Registrant's
             Registration Statement on Form S-1 (Registration No.
             333-1858) and incorporated herein by this reference)
10.10   --   Employment Agreement between Suiza Dairy
             Corporation, Suiza Fruit Corporation, Neva Plastics
             Manufacturing Corp. and Hector M. Nevares (filed as
             Exhibit 10.12 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
10.11   --   Amendment No. 1 to Hector M. Nevares' Employment
             Agreement (filed as Exhibit 10.13 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.12   --   Amendment No. 2 to Hector M. Nevares' Employment
             Agreement (filed as Exhibit 10.14 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.13   --   Amended and Restated Credit Agreement with Chase
             Manhattan Bank, N.A.
10.14   --   Amendment and Waiver to Amended and Restated Credit
             Agreement with Chase Manhattan Bank, N.A.
10.15   --   Amendment No. 2 to Amended and Restated Credit
             Agreement with First Union National Bank of North
             Carolina
10.16   --   Supplemental Credit Agreement with First Union
             National Bank of North Carolina
10.17   --   Note Purchase Agreement with John Hancock and
             Pacific Mutual (filed as Exhibit 10.18 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-1858) and incorporated herein
             by this reference)
10.18   --   Agreement among Suiza Holdings, L.P., Engles
             Acquisition D, Inc., Engles Acquisition F, Inc. and
             Engles Acquisition P, Inc. and Hector M. Nevares La
             Costa, Carmen M. La Costa Bolivar, and certain other
             shareholders and Suiza Dairy Corporation, Borinquen
             Dairy, Inc., Suiza Fruit Corporation and Neva
             Plastics Manufacturing Corp. (filed as Exhibit 10.19
             to the Registrant's Registration Statement on Form
             S-1 (Registration No. 333-1858) and incorporated
             herein by this reference)
10.19   --   Amended and Restated Agreement and Plan of Merger
             among Engles Dairy Acquisition, L.P., Velda Farms,
             Inc. and the Morningstar Group Inc. (filed as
             Exhibit 10.20 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
10.20   --   Noncompetition Agreement by and between Velda Farms,
             L.P. and The Morningstar Group Inc. (filed as
             Exhibit 10.21 to the Registrant's Registration
             Statement on Form S-1 (Registration No. 333-1858)
             and incorporated herein by this reference)
10.21   --   Form of Underwriting Agreement (filed as Exhibit 1.1
             to the Registrant's Registration Statement on Form
             S-1 (Registration No. 333-1858) and incorporated
             herein by this reference)
10.22   --   Stock Purchase Agreement among G Acquisition Corp.
             and Jose M. Rodriguez Garrido and Jorge Rodriguez
             Garrido (filed as Exhibit 2.1 to the Registrant's
             Current Report on Form 8-K/A filed with the
             Commission on September 25, 1996 and incorporated
             herein by this reference)

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.23   --   Asset Purchase Agreement by and among Suiza Foods
             Corporation, Swiss Dairy Corporation a Delaware
             corporation, Swiss Dairy, a Corporation, a
             California corporation and the principal
             stockholders of Swiss Dairy, a Corporation
             identified therein (filed as Exhibit 2.1 to the
             Registrant's Current Report on Form 8-K filed with
             the Commission on September 24, 1996 and
             incorporated herein by this reference)
10.24   --   Stock Purchase Agreement by and between T. Rowe
             Price Small-Corp. Value Fund, Inc. and Suiza Foods
             Corporation
11.1    --   Statement re computation of per share earnings
21.1    --   List of Subsidiary Corporations
23.1    --   Consent of Hughes & Luce, L.L.P. (included in
             Exhibit 5.1)
23.2    --   Consent of Deloitte & Touche LLP
23.3    --   Consent of KPMG Peat Marwick
24.1    --   Powers of Attorney (included on page II-6)